As filed with the Securities and Exchange Commission on September 12, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

Guided Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

________________________

Delaware	3845	58-2029543
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5835 Peachtree Corners East, Suite D
Norcross, Georgia 30092
(770) 242-8723

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________

Gene S. Cartwright, Ph.D
President and Chief Executive Officer
Guided Therapeutics, Inc.
5835 Peachtree Corners East, Suite D
Norcross, Georgia 30092
(770) 242-8723

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copy to:

John E. Zamer, Esq. and
Heith D. Rodman, Esq.
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
(404) 521-3939

________________________

Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]	Non-accelerated filer	[ ]	Smaller reporting company	[X]

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, par value $0.001	$	$
Warrants to purchase shares of common stock	—	—
Shares of common stock issuable upon exercise of the Warrants (1)	$	$
Total:	$15,750,000	$2,029
(1)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional common shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, on the basis of the maximum aggregate offering price of all of the securities to be registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated September 12, 2014

45,000,000 Shares of Common Stock

Consisting of:

           Shares of Common Stock
           Warrants to Purchase up to            Shares of Common Stock
           Shares of Common Stock Underlying the Warrants

of

Guided Therapeutics, Inc.

________________________

We are offering up to 45,000,000 shares of our common stock, consisting of up to            shares of common stock, warrants to purchase up to            shares of our common stock and     shares of common stock underlying such warrants. Each share of common stock we sell in the offering will be accompanied by a warrant to purchase          of a share of common stock. Each share of common stock and warrant will be sold at a combined price of $    . The common stock and warrants will be issued separately. We are not required to sell any specific dollar amount or number of securities, but will use our best efforts to sell all of the securities being offered. This offering will terminate on           , 2014 unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. The offering price for the common stock and warrants and the exercise price of the warrants will remain fixed for the duration of the offering. All costs associated with the registration will be borne by us.

Our common stock is listed on the OTCQB marketplace under the symbol “GTHP.” We do not intend to apply for listing of the warrants on any securities exchange and we do not expect that the warrants will be quoted on the OTCQB marketplace. The last reported sale price of our common stock on the OTCQB on September 8, 2014 was $0.3699 per share.

	Per Share (1)	Total
Offering Price	$	$
Placement Agent’s Fees (2)	$	$
Offering Proceeds, Before Expenses	$	$

______________________

(1)	Per share price represents the offering price for a share of common stock and a warrant to purchase one-half of a share of common stock.
(2)	Assumes the maximum commission on all sales, as well as immediate cash exercise of the warrants. In addition we have agreed to issue to the placement agent a warrant to purchase shares of common stock equal to an aggregate of up to 10% of the gross proceeds from the sale of securities in this offering, divided by the combined price per share and warrant, and to pay to the placement agent an expense allowance of up to $100,000.

Olympus Securities, LLC has agreed to act as our placement agent in connection with this offering. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered. We have agreed to pay the placement agent a placement fee equal to 8% of the aggregate gross proceeds to us from the sale of the common stock and warrants in the offering for those investors the placement agent introduces to us, and a fee equal to 4% of the aggregate gross proceeds of the offering for those investors we introduce to the placement agent. We estimate total expenses of this offering, excluding the placement agent fees, will be approximately $315,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. All funds received in payment for securities sold in this offering will be required to be submitted by subscribers to a non-interest bearing escrow account, and will be held by the escrow agent for such account until we and the placement agent notify the escrow agent that the offering has closed. See “Plan of Distribution” beginning on page 14 of this prospectus for more information on this offering and the placement agent arrangements.

Investing in our common stock involves a high degree of risk. These risks are described under the caption “Risk Factors” that begins on page 4of this prospectus.

You should rely only on the information contained in this prospectus or a prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the common stock that may be offered under this prospectus, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            , 2014.

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About This Prospectus

You should rely only on the information contained in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed.

The terms “Guided Therapeutics,” “Company,” “our,” “we,” and “us,” as used in this prospectus, refer to Guided Therapeutics, Inc. and its wholly owned subsidiary.

Forward-Looking Statements

Statements in this prospectus, which express “belief,” “anticipation” or “expectation,” as well as other statements that are not historical facts, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those identified in the foregoing “Risk Factors” and elsewhere in this prospectus. Examples of these uncertainties and risks include, but are not limited to:

•	access to sufficient debt or equity capital to meet our operating and financial needs;
•	the extent of dilution of the holdings of our existing stockholders upon the issuance, conversion or exercise of securities issued as part of our capital raising efforts;
•	whether and when we or any potential strategic partners will obtain approval from the FDA and corresponding foreign agencies;
•	the effectiveness and ultimate market acceptance of our products and our ability to generate sufficient sales revenues to sustain our growth and strategy plans;
•	whether our products in development will prove safe, feasible and effective;
•	our need to achieve manufacturing scale-up in a timely manner, and our need to provide for the efficient manufacturing of sufficient quantities of our products;
•	the lack of immediate alternate sources of supply for some critical components of our products;
•	our ability to establish and protect the proprietary information on which we base our products, including our patent and intellectual property position;
•	the need to fully develop the marketing, distribution, customer service and technical support and other functions critical to the success of our product lines;
•	the dependence on potential strategic partners or outside investors for funding, development assistance, clinical trials, distribution and marketing of some of our products; and
•	other risks and uncertainties described from time to time in our reports filed with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

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Summary

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. We urge you to read the entire prospectus carefully, including the “Risk Factors” section, before making an investment decision.

Our Company

We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the development of our LuViva™ Advanced Cervical Scan, our non-invasive cervical cancer detection device (referred to as LuViva), and extension of our cancer detection technology into other cancers, including lung and esophageal. Our technology, including products in research and development, primarily relates to biophotonics technology for the non-invasive detection of cancers.

We are a Delaware corporation, originally incorporated in 1992 under the name “SpectRx, Inc.,” and, on February 22, 2008, changed our name to Guided Therapeutics, Inc. At the same time, we renamed our wholly owned subsidiary, InterScan, which originally had been incorporated as “Guided Therapeutics.”

For the three months ended June, 2014 and 2013, we reported net losses of $2.2 million and $1.8 million, respectively. For the years ended December 31, 2013 and 2012, we reported net losses of $7.2 million and $4.4 million, respectively.

Non-Invasive Cervical Cancer Detection

We believe LuViva will provide a less invasive and painless alternative to conventional tests for cervical cancer detection. We also believe LuViva can improve patient well-being and reduce healthcare costs, since it reduces or eliminates pain, is convenient to use and provides rapid results at the point-of-care. We completed enrollment in our U.S. Food and Drug Administration (“FDA”) pivotal trial of LuViva in 2008 and on November 18, 2010, the FDA accepted our completed premarket approval (“PMA”) application, effective September 23, 2010, for substantive review. On March 7, 2011, we announced that the FDA had inspected two clinical trial sites as part of its review process and raised no formal compliance issues. On January 20, 2012, we announced our intent to seek an independent panel review of our PMA application after receiving a “not-approvable” letter from the FDA. On November 14, 2012 we filed an amended PMA with the FDA. On September 6, 2013, we received a letter from the FDA with additional questions, and met with the FDA on May 8, 2014 to discuss our response. On July 25, 2014, we filed another amended PMA application. The FDA will have 180 days to respond to our submission. Additional dialogue with the FDA is expected as we proceed toward PMA approval. We currently anticipate a 2015 product launch in the United States, but cannot be assured we will be able to launch on that timetable, or at all. Internationally, we have had regulatory approval to sell LuViva in Europe since receipt of our Edition 3CE Mark in January 2014. LuViva has marketing approval from Health Canada, the Singapore Health Sciences Authority, and Mexico’s Federal Commission for Protection Against Health Risks.

Other Cancers

We believe our non-invasive cervical cancer detection technology can be applied to other cancers as well. To that end, from 2008 until early 2013 we had worked exclusively with Konica Minolta Opto, Inc., a subsidiary of Konica Minolta, Inc., a Japanese corporation based in Tokyo (“Konica Minolta”), to adapt our cervical cancer detection technology primarily for the detection of esophageal cancer. On February 6, 2013, we announced that we had terminated and replaced our existing agreements with Konica Minolta with a new license agreement allowing us to manufacture and to develop a non-invasive esophageal cancer detection product from Konica Minolta and based on our biophotonic technology platform (see “Our Business—Lung and Esophageal Cancer Detection—Konica Minolta”).

Recent Developments

On September 10, 2014, we entered into a note purchase agreement with Tonaquint, Inc., pursuant to which we sold a secured promissory note to Tonaquint with an initial principal amount of $1,275,000, for a purchase price of $700,000 (an original issue discount of $560,000). The note does not bear interest, and will be due six months from issuance. We may prepay the note at any time, with the following discounts applied: if we prepay the note on or before the 70th day from the date of issuance, a $420,000 reduction of the outstanding principal amount of the note will be applied, and if we prepay the note after the 70th day, but on or before the 120th day from the date of issuance, a $210,000 reduction of the outstanding principal amount of the note will be applied. The note is secured by our current and future accounts receivable and inventory, pursuant to a security agreement entered into in connection with the note purchase agreement. See “Description of Securities—Secured Promissory Note.” We intend to prepay this note with proceeds from the offering. In this prospectus, we refer to this transaction as the secured note offering.

On September 2, 2014, we entered into a subscription agreement with ITEM Medikal Teknolojileri LTD STI, a Turkish corporation, referred to as ITEM, pursuant to which we will sell 651,042 shares of our common stock and a warrant to purchase an additional 325,521 shares, for an aggregate purchase price of $200,000 in a private placement pursuant to Regulation S promulgated under the Securities Act. The warrant will be immediately exercisable, have an exercise price per share of $0.4608, and expire five years from the date of issuance. The warrant will be subject to a mandatory exercise provision should the average trading price of our common stock over any 30 consecutive day trading period exceed $0.9216. We expect to consummate this transaction by the end of the third quarter of 2014. In this prospectus, we refer to this transaction as the Regulation S offering.

On August 26, 2014, our Senior Vice President of Engineering, Richard Fowler, advanced us $75,000 in cash for a 6% simple interest note, on August 4, 2014, our President and CEO, Gene Cartwright, advanced us $200,000 in cash for a 6% simple interest note, and on May 21, 2014, Mr. Cartwright advanced us $100,000 in cash for a 5% simple interest note. We intend to repay the advances with proceeds from the offering. In this prospectus, we refer to these advances, together with the secured note to Tonaquint, as the bridge loans.

On July 17, 2014, we announced that the U.S. Patent and Trademark Office granted a new patent with 22 claims that support the technology behind LuViva. Patent number 8,781,560 B2 entitled “Method and Apparatus for Rapid Detection and Diagnosis of Tissue Abnormalities” covers the use of two types of spectroscopy in conjunction with images of tissue to detect abnormalities in tissue.

On July 10, 2014, we announced that LuViva was approved for sale in Mexico by the Federal Commission for Protection Against Health Risks.

On June 20, 2014, we held our annual meeting of stockholders in Atlanta, Georgia. At the meeting, each of Mr. Cartwright, Ronald Hart, John Imhoff, Michael James, Jonathan Niloff, and Linda Rosenstock were re-elected as directors of the Company to serve until our annual meeting in 2015 or until each such director’s successor has been elected. In addition, our stockholders approved an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock to a total of 195,000,000 shares, approved, on a non-binding basis, the compensation of our named executive officers, and ratified the appointment of UHY LLP as our independent registered public accounting firm for the 2014 fiscal year.

On May 27, 2014, we presented the results of a blinded clinical study, in which LuViva identified 100% of all cervical disease cases, at the International Federation for Cervical Pathology and Colposcopy in London.

On April 23, 2014, we entered into a securities purchase agreement with Magna Equities II, LLC (f/k/a Hanover Holdings I, LLC), an affiliate of Magna Group, referred to as Magna. Pursuant to the purchase agreement, we sold Magna a 6% senior convertible note with an initial principal amount of $1.5 million and an 18-month term, for a purchase price of $1.0 million (an approximately 33.3% original issue discount). Additionally, pursuant to the purchase agreement, Magna purchased on May 23, 2014 an additional 6% senior convertible note with a principal amount of $2.0 million and an 18-month term, for a fixed purchase price of $2.0 million. Pursuant to the terms of the initial senior convertible note, $500,000 of the outstanding principal amount (together with any accrued and unpaid interest with respect to such portion) was automatically extinguished upon satisfaction of certain conditions. Subject to certain limitations, the senior convertible notes are convertible at any time, in whole or in part, at Magna’s option, into shares of our common stock, at a conversion price equal to the lesser of $0.55 per share and a discount from the lowest daily volume-weighted average price of our common stock in the five trading days prior to conversion. The discount is 20% if the conversion takes place on or prior to December 19, 2014, and 25% if after that date. We paid Magna a commitment fee for entering into the purchase agreement in the form of 321,820 shares of common stock. See “Description of Securities—Senior Convertible Notes”.

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On February 20, 2014, Messrs. Cartwright and James, and Drs. Rosenstock and Imhoff, advanced us $50,000, $50,000, $50,000, and $25,000 in cash, respectively, for 10% simple interest notes. We intend to offer each of them the opportunity to participate in the offering at least up to the extent of the outstanding principal and interest on these cash advances, by extinguishing all or a portion of the debt on a dollar-for-dollar basis.

The Offering

Securities offered

Up to 45,000,000 shares of common stock, consisting of:

 Up to                    shares of common stock

 Up to                  Warrants to purchase           of a share of common stock

 Up to            shares of common stock issuable upon exercise of warrants

Common stock outstanding prior to offering	78,179,958 (1)
Common stock to be outstanding after the offering	(2)
Use of proceeds

We intend to apply any proceeds received in connection with the offering to increase inventory of LuViva to meet current demand for the product, expand our international marketing and sales efforts and continue to seek FDA approval for LuViva, as well as to repay the bridge loans and to support general working capital and operations. However, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes. See “Use of Proceeds” on page 13.

Participation rights

Investors who purchase at least $2 million in the offering will have the contractual right with us, for the 12 months immediately following the consummation of the offering, to participate in any offerings of our common stock or securities exercisable for, or convertible into, our common stock (other than certain exempt offerings), that we may conduct. This contractual right will be limited, for all qualifying investors in any particular offering, to the aggregate purchase of up to 25% of securities offered in that offering. See "Plan of Distribution" on page 14.

Market for the common stock	Our common stock is listed on the OTCQB marketplace under the symbol “GTHP.” See “Market for Our Common Stock and Related Stockholder Matters” on page 33.
Risk factors	You should read “Risk Factors” beginning on page 4 for an explanation of the risks of investing in our common stock and warrants.

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(1) Excludes 8,228,463 shares of our common stock reserved for issuance upon conversion of our outstanding senior convertible notes, 4,888,514 shares reserved for issuance upon conversion of our Series B convertible preferred stock, 1,172,913 shares reserved for issuance as dividends on the Series B convertible preferred stock, 13,721,781 shares reserved for issuance upon the exercise of outstanding warrants to purchase common stock, and 6,780,514 shares reserved for issuance upon exercise of outstanding options awarded under our 1995 Stock Plan, all as of September 8, 2014.

(2)	Assumes the sale of all shares of our common stock covered by this prospectus, except (i) shares of common stock that could be issued upon exercise of the warrants sold as part of this offering and (ii) the shares of common stock underlying the warrants issuable to the placement agent in connection with this offering.

Our principal executive and operations facility is located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, and our telephone number is (770) 242-8723.

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Risk Factors

Your investment in shares of our common stock and warrants involves substantial risks. In consultation with your own advisers, you should carefully consider, among other matters, the factors set forth below before deciding whether an investment in shares of our common stock and warrants is suitable for you. If any of the risks contained in this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the market price of our common stock could decline and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements” in this prospectus.

Risks Related to Our Common Stock and this Offering

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to            shares of common stock and warrants to purchase an additional            shares of our common stock, and after deducting placement agent commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $    per share, or     %, at the public offering price, assuming no exercise of the warrants.

The number of shares of our common stock issuable upon the conversion of our outstanding senior convertible notes and Series B convertible preferred stock or exercise of outstanding warrants and options is substantial.

As of September 8, 2014, the outstanding senior convertible notes were convertible into an aggregate of 8,228,463 shares of our common stock and the outstanding shares of our Series B convertible preferred stock were convertible into an aggregate of 4,888,514 shares of our common stock. In addition, as of that date we had warrants outstanding and issuable those are exercisable for an aggregate of 13,721,781 shares and outstanding options for 6,780,514 shares. Together, the shares of common stock issuable upon conversion or exercise of these securities constitute approximately 43.0% of the total number of shares of common stock then issued and outstanding. Further, under the terms of our senior convertible notes and Series B convertible preferred stock, as well as certain of our outstanding warrants, the conversion price or exercise price, as the case may be, could be adjusted downward, causing substantial dilution. See “Risk Factors—Adjustments to the conversion price for our senior convertible notes or our Series B convertible preferred stock, and the exercise price for certain of our warrants, will dilute the ownership interests of our existing stockholders.”

Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.

If our common stockholders (including those persons who may become common stockholders upon conversion of our senior convertible notes or Series B convertible preferred stock or exercise of our warrants) sell substantial amounts of our common stock, or the public market perceives that stockholders might sell substantial amounts of our common stock, the market price of our common stock could decline significantly. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that our management deems appropriate.

In addition, our Series B convertible preferred stock and certain of our outstanding warrants contain anti-dilution provisions that may, under certain circumstances, reduce the conversion or exercise price or increase the number of shares issuable, or both.

Our need to raise additional capital in the near future or to use our equity securities for payments could have a dilutive effect on your investment.

In order to continue operations, we will need to raise additional capital. We may attempt to raise capital through the public or private sale of our common stock or securities convertible into or exercisable for our common stock. In addition, from time to time we have issued our common stock or warrants in lieu of cash payments. If we sell additional shares of our common stock or other equity securities, or issue such securities in respect of other claims or indebtedness, such sales or issuances will further dilute the percentage of our equity that you own. Depending upon the price per share of securities that we sell or issue in the future, if any, your interest in us could be further diluted by any adjustments to the number of shares issuable and the applicable exercise price pursuant to the terms of the agreements under which we previously issued convertible securities, as discussed in more detail under “Risk Factors—Adjustments to the conversion price for our senior convertible notes or our Series B convertible preferred stock, and the exercise price for certain of our warrants, will dilute the ownership interests of our existing stockholders.”

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Adjustments to the conversion price for our senior convertible notes or our Series B convertible preferred stock, and the exercise price for certain of our warrants, will dilute the ownership interests of our existing stockholders.

Under the terms of our senior convertible notes, the conversion price fluctuates with the market price of our common stock. Accordingly, if the market price of our common stock decreases, the number of shares of our common stock issuable upon conversion of the senior convertible notes will increase, and may result in the issuance of a significant number of additional shares of our common stock upon conversion.

Under the terms of our Series B convertible preferred stock and certain warrants issued with the Series B convertible preferred stock, subject to certain exceptions, the conversion price for the Series B convertible preferred stock and the exercise price for the warrants will be lowered if we issue common stock at a per share price below the then conversion price for the Series B convertible preferred stock or the then exercise price for the warrants, respectively. Reductions in the conversion price for the Series B convertible preferred stock and the exercise price for the warrants may result in the issuance of a significant number of additional shares of our common stock upon conversion or exercise of these securities, which could result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.

Due to the issuance of shares of common stock upon a recent conversion of our senior convertible notes, the conversion price of the Series B convertible preferred stock has been lowered from $0.68 per share to $0.2960 per share, such that, as of such date, each share was convertible into 3,255 shares of common stock, and one tranche of the warrants, previously exercisable for 1,858,089 shares of common stock at $1.08 per share, was exercisable for 6,779,513 shares at $0.2960 per share.

The actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the amounts set forth above.

The actual public offering amount, placement agent fees, and proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the maximum offering amounts set forth in this prospectus.

We will have immediate and broad discretion over the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We currently intend to apply any proceeds received in connection with the offering to increase inventory of LuViva to meet current demand for the product, expand our international marketing and sales efforts and continue to seek FDA approval for LuViva, as well as to repay the bridge loans. See “Use of Proceeds.” However, we have considerable discretion in the application of the proceeds of this offering. We may also use the money for other corporate purposes. You must rely on our judgment regarding the application of the net proceeds of this offering. Our judgment may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

We are significantly influenced by our directors, executive officers and their affiliated entities.

Our directors, executive officers and entities affiliated with them beneficially owned an aggregate of about 20.6% of our outstanding common stock as of September 8, 2014. These stockholders, acting together, would be able to exert significant influence on substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers and other business combination transactions.

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Our stock is thinly traded, so you may be unable to sell at or near ask prices or at all.

The shares of our common stock are listed on the OTCQB marketplace. Shares of our common stock are thinly traded, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including:

•	we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume; and
•	stock analysts, stock brokers and institutional investors may be risk-averse and be reluctant to follow a company such as ours that faces substantial doubt about its ability to continue as a going concern or to purchase or recommend the purchase of our shares until such time as we became more viable.

As a consequence, our stock price may not reflect an actual or perceived value. Also, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or if developed, may not be sustained. Due to these conditions, you may not be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

Trading in our common stock is subject to special sales practices and may be difficult to sell.

Our common stock is subject to the SEC’s “penny stock” rule, which imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. Penny stocks are generally defined to be an equity security that has a market price of less than $5.00 per share. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of our stockholders to sell their securities in any market that might develop.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;
•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of warrants on any securities exchange or expect the warrants to trade on the OTCQB marketplace. Without an active market, the liquidity of the warrants will be limited.

6

Certain provisions of our certificate of incorporation that authorize the issuance of additional shares of preferred stock may make it more difficult for a third party to effect a change in control.

Our certificate of incorporation authorizes our board of directors to issue up to 5 million shares of preferred stock. We have issued 2,527 shares of Series B convertible preferred stock. We believe the terms of our Series B convertible preferred stock would not have a substantial impact on the ability of a third party to effect a change in control. The remaining shares of preferred stock may be issued in one or more series, the terms of which may be determined by the board without further stockholder action. These terms may include, among other terms, voting rights, including the right to vote as a series on particular matters, preferences as to liquidation and dividends, repurchase rights, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell assets to a third party. The ability of our board to issue preferred stock could delay, discourage or prevent us from being acquired or effecting a change of control, or may make it more difficult or costly to be acquired or effect a change in control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Risks Related to Our Business

Although we will be required to raise additional funds during the fourth quarter of 2015, there is no assurance that such funds can be raised on terms that we would find acceptable, or on a timely basis, or at all.

We estimate that, assuming the sale of all securities in this offering, we will need to raise additional capital during the fourth quarter of 2015. Such additional debt or equity financing will be required for us to continue as a going concern. We may seek to obtain additional funds for the financing of our cervical cancer detection business, through additional debt or equity financings and/or new collaborative arrangements. Management believes that additional financing, if obtainable, will be sufficient to support planned operations only for a limited period. Management has implemented operating actions to reduce cash requirements. Any required additional funding may not be available on terms attractive to us or at all.

If we cannot obtain additional funds or achieve profitability, we may not be able to continue as a going concern.

Because we must obtain additional funds through further financing transactions or through new collaborative arrangements in order to execute our plans to expand the launch of LuViva and to generate revenue from operations, there exists substantial doubt about our ability to continue as a going concern. Therefore, it will be necessary to raise additional funds. There can be no assurance that we will be able to raise these additional funds. If we do not secure additional funding when needed, we will be unable to conduct all of our product development efforts as planned, which may cause us to alter our business plan in relation to the development of our products. Even if we obtain additional funding, we will need to achieve profitability thereafter.

Our independent registered public accountants’ report on our consolidated financial statements as of and for the year ended December 31, 2013, indicated that there was substantial doubt about our ability to continue as a going concern because we had suffered recurring losses from operations and had an accumulated deficit of $103.0 million at December 31, 2013, summarized as follows:

Accumulated deficit from inception to fiscal year ended 2011:	$85.0 million
Net Loss for fiscal year 2012, ended 12/31/2011:	$4.4 million
Deemed dividends for fiscal year 2012, ended 12/31/2012:	$2.7 million
Accumulated deficit at fiscal year ended 12/31/2012:	$92.1 million
Net Loss for fiscal year 2013, ended 12/31/2013:	$7.2 million
Deemed dividends for fiscal year 2013, ended 12/31/2013:	$3.7 million
Accumulated deficit, from inception to 12/31/2013:	$103.0 million

7

We suffered further losses from operations in the first six months of 2014. For the six months ended June 30, 2014, we had a net loss of $3.7 million and our accumulated deficit at June 30, 2014 was approximately $106.8 million.

Our management has implemented reductions in operating expenditures and reductions in some development activities. We have determined to make cervical cancer detection the focus of our business. We are managing the development of our other programs only when funds are made available to us via grants or contracts with government entities or strategic partners. However, there can be no assurance that we will be able to successfully implement or continue these plans.

If we cannot obtain additional funds when needed, we will not be able to implement our business plan.

We will require substantial additional capital to develop our products, including completing product testing and clinical trials, obtaining all required regulatory approvals and clearances, beginning and scaling up manufacturing, and marketing our products. We have historically financed our operations though the private sale of preferred stock and debt securities, public and private sales of common stock, funding from collaborative arrangements, and grants. We believe funds on hand as of the date of this prospectus, funds received in connection with the offering, assuming that we receive 100% of the maximum proceeds of this offering, along with funds from government contracts and grants, will be sufficient to support planned operations through the end of the fourth quarter of 2015, but will not be sufficient to fund our planned operations to the point of full commercial introduction of LuViva. Any failure to achieve adequate funding in a timely fashion would delay our development programs and could lead to abandonment of one or more of our development initiatives. To the extent we cannot obtain additional funding, our ability to continue to develop and introduce products to market will be limited. Further, financing our operations through the public or private sale of debt or equity may involve restrictive covenants or other provisions that could limit how we conduct our business or finance our operations. Financing our operations through collaborative arrangements generally means that the obligations of the collaborative partner to fund our expenditures are largely discretionary and depend on a number of factors, including our ability to meet specified milestones in the development and testing of the relevant product. We may not be able to obtain an acceptable collaboration partner, and even if we do, we may not be able to meet these milestones, or the collaborative partner may not continue to fund our expenditures.

We do not have a long operating history, especially in the cancer detection field, which makes it difficult to evaluate our business.

Although we have been in existence since 1992, we have only just begun the process of commercializing our cervical cancer detection technology. Because limited historical information is available on our revenue trends and operations for our cancer detection programs it is difficult to evaluate our business. Our prospects must be considered in light of the substantial risks, expenses, uncertainties and difficulties encountered by entrants into the medical device industry, which is characterized by increasing intense competition and a high failure rate.

We have a history of losses, and we expect losses to continue.

We have never been profitable, and we have had operating losses since our inception. We expect our operating losses to continue as we continue to expend substantial resources to complete development of our products, obtain regulatory clearances or approvals, build our marketing, sales, manufacturing and finance organizations, and conduct further research and development. To date, we have engaged primarily in research and development efforts. The further development and commercialization of our products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We have only generated limited revenues from product sales. Our accumulated deficit was approximately $106.8 million at June 30, 2014.

Our ability to sell our products is controlled by government regulations, and we may not be able to obtain any necessary clearances or approvals.

The design, manufacturing, labeling, distribution and marketing of medical device products are subject to extensive and rigorous government regulation, which can be expensive and uncertain and can cause lengthy delays before we can begin selling our products.

8

In the United States, the FDA’s actions could delay or prevent our ability to sell our products, which would adversely affect our growth and strategy plans.

In order for us to market our products in the United States, we must obtain clearance or approval from the FDA. We cannot be sure that:

•	we, or any collaborative partner, will make timely filings with the FDA;
•	the FDA will act favorably or quickly on these submissions;
•	we will not be required to submit additional information or perform additional clinical studies; or
•	other significant difficulties and costs will not be encountered to obtain FDA clearance or approval.

It can take several years from initial filing of a PMA application and require the submission of extensive supporting data and clinical information. The FDA may impose strict labeling or other requirements as a condition of its clearance or approval, any of which could limit our ability to market our products. Further, if we wish to modify a product after FDA approval of a PMA application, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from the FDA. Any request by the FDA for additional data, or any requirement by the FDA that we conduct additional clinical studies, could result in a significant delay in bringing our products to market and substantial additional research and other expenditures. Similarly, any labeling or other conditions or restrictions imposed by the FDA could hinder our ability to effectively market our products. Any of the above actions by the FDA could delay or prevent altogether our ability to market and distribute our products. Further, there may be new FDA policies or changes in FDA policies that could be adverse to us.

In foreign countries, including European countries, we are also subject to government regulation, which could delay or prevent our ability to sell our products in those jurisdictions.

In order for us to market our products in Europe and some other international jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required for marketing our products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell our products in Europe, we must maintain ISO 13485:2003 certification and CE mark certification, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to maintain ISO 13485:2003 certification or CE mark certification or other international regulatory approvals would prevent us from selling in some countries in the European Union and elsewhere.

Even if we obtain clearance or approval to sell our products, we are subject to ongoing requirements and inspections that could lead to the restriction, suspension or revocation of our clearance.

We, as well as any potential collaborative partners, will be required to adhere to applicable FDA regulations regarding good manufacturing practice, which include testing, control, and documentation requirements. We are subject to similar regulations in foreign countries. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements is strictly enforced in the United States through periodic inspections by state and federal agencies, including the FDA, and in international jurisdictions by comparable agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit our ability to operate and could increase our costs.

9

Our success largely depends on our ability to establish and protect the proprietary information on which we base our products.

Our success depends in large part upon our ability to establish and protect the proprietary nature of our technology through the patent process, as well as our ability to license from others patents and patent applications necessary to develop our products. If any of our patents are successfully challenged, invalidated or circumvented, or our right or ability to manufacture our products was to be limited, our ability to continue to manufacture and market our products could be adversely affected. In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. The other parties to these agreements may breach these provisions, and we may not have adequate remedies for any breach. Additionally, our trade secrets could otherwise become known to or be independently developed by competitors.

As of September 8, 2014, we have been issued, or have rights to, 21 U.S. patents (including those under license). In addition, we have filed for, or have rights to, four U.S. patents (including those under license) that are still pending. There are additional international patents and pending applications. One or more of the patents we hold directly or license from third parties, including those for our cervical cancer detection products, may be successfully challenged, invalidated or circumvented, or we may otherwise be unable to rely on these patents. These risks are also present for the process we use or will use for manufacturing our products. In addition, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products, either in the United States or in international markets.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. In addition, the U.S. Patent and Trademark Office, or USPTO, may institute interference proceedings. The defense and prosecution of intellectual property suits, USPTO proceedings and related legal and administrative proceedings are both costly and time consuming. Moreover, we may need to litigate to enforce our patents, to protect our trade secrets or know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings involving us may require us to incur substantial legal and other fees and expenses and may require some of our employees to devote all or a substantial portion of their time to the proceedings. An adverse determination in the proceedings could subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from selling our products in some or all markets. We may not be able to reach a satisfactory settlement of any dispute by licensing necessary patents or other intellectual property. Even if we reached a settlement, the settlement process may be expensive and time consuming, and the terms of the settlement may require us to pay substantial royalties. An adverse determination in a judicial or administrative proceeding or the failure to obtain a necessary license could prevent us from manufacturing and selling our products.

We may not be able to generate sufficient sales revenues to sustain our growth and strategy plans.

Our cervical cancer diagnostic activities have been financed to date through a combination of government grants, strategic partners and direct investment. Bringing this product to market is the main focus of our business. In order to complete product development and prepare for marketing of the cervical cancer detection product, additional capital will be needed. We need to complete the FDA filing process for our cervical cancer diagnostic product and obtain capital investment for product development and launch.

Additional product lines involve the modification of the cervical cancer detection technology for use in other cancers. These product lines are only in the earliest stages of research and development and are currently not projected to reach market for several years. Our goal is to receive enough funding from government grants and contracts, as well as payments from strategic partners, to fund development of these product lines without diverting funds or other necessary resources from the cervical cancer program.

Because our products, which use different technology or apply technology in different ways than other medical devices, are or will be new to the market, we may not be successful in launching our products and our operations and growth would be adversely affected.

10

Our products are based on new methods of cancer detection. If our products do not achieve significant market acceptance, our sales will be limited and our financial condition may suffer. Physicians and individuals may not recommend or use our products unless they determine that these products are an attractive alternative to current tests that have a long history of safe and effective use. To date, our products have been used by only a limited number of industry participants, and few independent studies regarding our products have been published. The lack of independent studies limits the ability of doctors or consumers to compare our products to conventional products.

If we are unable to compete effectively in the highly competitive medical device industry, our future growth and operating results will suffer.

The medical device industry in general and the markets in which we expect to offer products in particular, are intensely competitive. Many of our competitors have substantially greater financial, research, technical, manufacturing, marketing and distribution resources than we do and have greater name recognition and lengthier operating histories in the health care industry. We may not be able to effectively compete against these and other competitors. A number of competitors are currently marketing traditional laboratory-based tests for cervical cancer screening and diagnosis. These tests are widely accepted in the health care industry and have a long history of accurate and effective use. Further, if our products are not available at competitive prices, health care administrators who are subject to increasing pressures to reduce costs may not elect to purchase them. Also, a number of companies have announced that they are developing, or have introduced, products that permit non-invasive and less invasive cancer detection. Accordingly, competition in this area is expected to increase.

Furthermore, our competitors may succeed in developing, either before or after the development and commercialization of our products, devices and technologies that permit more efficient, less expensive non-invasive and less invasive cancer detection. It is also possible that one or more pharmaceutical or other health care companies will develop therapeutic drugs, treatments or other products that will substantially reduce the prevalence of cancers or otherwise render our products obsolete.

We have little manufacturing experience, which could limit our growth.

We do not have manufacturing experience that would enable us to make products in the volumes that would be necessary for us to achieve significant commercial sales, and we rely upon our suppliers. In addition, we may not be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. To date, our manufacturing activities have included since-discontinued products. We had substantial difficulties in establishing and maintaining manufacturing for these products and those difficulties impacted our ability to increase sales. Companies often encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel.

Since we rely on sole source suppliers for our products, any failure of those suppliers to perform would hurt our operations.

Several of the components used in our current or planned products are available from only one supplier, and substitutes for these components cannot be obtained easily or would require substantial design or manufacturing modifications. Any significant problem experienced by one of our sole source suppliers may result in a delay or interruption in the supply of components to us until that supplier cures the problem or an alternative source of the component is located and qualified. Any delay or interruption would likely lead to a delay or interruption in our manufacturing operations. The inclusion of substitute components must meet our product specifications and could require us to qualify the new supplier with the appropriate government regulatory authorities.

Because we operate in an industry with significant product liability risk, and we have not specifically insured against this risk, we may be subject to substantial claims against our products.

The development, manufacture and sale of medical products entail significant risks of product liability claims. We currently have no product liability insurance coverage beyond that provided by our general liability insurance. Accordingly, we may not be adequately protected from any liabilities, including any adverse judgments or settlements, we might incur in connection with the development, clinical testing, manufacture and sale of our products. A successful product liability claim or series of claims brought against us that result in an adverse judgment against or settlement by us in excess of any insurance coverage could seriously harm our financial condition or reputation. In addition, product liability insurance is expensive and may not be available to us on acceptable terms, if at all.

11

The availability of third party reimbursement for our products is uncertain, which may limit consumer use and the market for our products.

In the United States and elsewhere, sales of medical products are dependent, in part, on the ability of consumers of these products to obtain reimbursement for all or a portion of their cost from third-party payors, such as government and private insurance plans. Any inability of patients, hospitals, physicians and other users of our products to obtain sufficient reimbursement from third-party payors for our products, or adverse changes in relevant governmental policies or the policies of private third-party payors regarding reimbursement for these products, could limit our ability to sell our products on a competitive basis. We are unable to predict what changes will be made in the reimbursement methods used by third-party health care payors. Moreover, third-party payors are increasingly challenging the prices charged for medical products and services, and some health care providers are gradually adopting a managed care system in which the providers contract to provide comprehensive health care services for a fixed cost per person. Patients, hospitals and physicians may not be able to justify the use of our products by the attendant cost savings and clinical benefits that we believe will be derived from the use of our products, and therefore may not be able to obtain third-party reimbursement.

Reimbursement and health care payment systems in international markets vary significantly by country and include both government-sponsored health care and private insurance. We may not be able to obtain approvals for reimbursement from these international third-party payors in a timely manner, if at all. Any failure to receive international reimbursement approvals could have an adverse effect on market acceptance of our products in the international markets in which approvals are sought.

Our success depends on our ability to attract and retain scientific, technical, managerial and finance personnel.

Our ability to operate successfully and manage our future growth depends in significant part upon the continued service of key scientific, technical, managerial and finance personnel, as well as our ability to attract and retain additional highly qualified personnel in these fields. We may not be able to attract and retain key employees when necessary, which would limit our operations and growth. Only our Chief Executive Officer, our Chief Scientific Officer and our Senior Vice President of Engineering have employment contracts with us, and none of our employees are covered by key person or similar insurance. In addition, if we are able to successfully develop and commercialize our products, we will need to hire additional scientific, technical, marketing, managerial and finance personnel. We face intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers.

The bridge loan with Tonaquint is collateralized by a general security interest in our current and future inventory and accounts receivable. If we were to default under the terms of the bridge loan, Tonaquint would have the right to foreclose on these assets.

On September 10, 2014 we entered into the bridge loan with Tonaquint, to support general working capital and operations. As collateral to secure our obligations under the bridge loan, we have granted Tonaquint a security interest in our current and future inventory and accounts receivable. Currently, $1,260,000 in principal is outstanding under the bridge loan, due March 10, 2015, though if we prepay the bridge loan on or before November 19, 2014, $420,000 of that amount will be automatically extinguished. We expect to repay the bridge loan with the proceeds of this offering. When the bridge loan is repaid, the lender’s security interest on our current and future inventory and accounts receivable will be extinguished. If an event of default occurs under the loan and security agreements prior to our repayment of the bridge loan, the lender may exercise its right to foreclose on these secured assets for the payment of these obligations. Any such default and resulting foreclosure could have a material adverse effect on our business, financial condition and results of operations.

12

Use Of Proceeds

We expect to receive up to $         in net proceeds from the sale of the securities in this offering, based on a combined price of $     per share and warrant, after deducting placement agent fees and estimated offering expenses payable by us and assuming the sale of all of the securities offered in this offering. However, this is a best efforts offering with no minimum, and we may not sell all or any of the securities; as a result, we may receive significantly less in net proceeds, and the net proceeds received may not be sufficient to continue to operate our business. In addition, expected net proceeds include a non-cash benefit for the extinguishment of up to $184,205 in outstanding principal and interest on simple interest notes from certain of our directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

We intend to apply any proceeds received in connection with the offering to increase inventory of LuViva to meet current demand for the product, expand our international marketing and sales efforts and continue to seek FDA approval for LuViva, as well as to repay the bridge loans and to support general working capital and operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments” for a description of the material terms of and the use of proceeds from the bridge loans. However, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.

The following table summarizes our currently estimated and intended use of proceeds if we receive the maximum amount of proceeds to be potentially obtained in this offering, which we expect would provide funding for our operations for approximately     months. The data in the table set forth below excludes any proceeds we could receive from the exercise of the warrants to be issued in this offering.

Expected Use for Proceeds	Expected Amount of Proceeds ($ in 000s)	Expected % of Proceeds
Increase inventory of LuViva advanced cervical device	$ 3,075	29.6%
Expand international marketing and sales efforts	1,250	12.0%
Continue to seek FDA approval	500	4.8%
Repay bridge loans	1,412	13.6%
General working capital and operations	4,163	40.0%
Total	$ 10,400	100%

If the net proceeds of this offering are less than the maximum, we except to divide the proceeds for purposes listed above on a similar percentage basis, except that we will repay the bridge loans in their entirety first.

If a warrant holder elects to exercise the warrants issued in this offering, we may also receive proceeds from the exercise of the warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

capitalization

The following table shows our cash and cash equivalents and our capitalization as of June 30, 2014:

•	on an actual basis;
•	as adjusted to give effect to the bridge loans and the Regulation S offering; and
•	as further adjusted to give effect to this offering.

You should read this table together with the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited annual consolidated financial statements and the related notes and other financial information incorporated by reference into this prospectus from our annual report on Form 10-K for the fiscal year ended December 31, 2013 and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2014.

13

	As of June 30, 2014
	Actual	As Adjusted(a)	As Further Adjusted(b)
	(in thousands)
Cash and cash equivalents	$485	$1,660	$9,501

Short-term notes payable, related parties	282	557	—
Current portion of long-term debt	160	160	160
Long-term debt, net	4	204	4
Senior convertible note, net of discount	2,747	2,747	2,747
Outstanding warrants, at fair value	1,052	1,052	1,052
Secured promissory note	—	855	—

Total liabilities	4,245	5,375	3,963

Series B preferred stock	813	813	813
Common stock	75	75	103
Additional paid-in capital	103,577	103,577	112,802
Treasury stock, at cost	(132)	(132)	(132)
Accumulated deficit	(106,827)	(106,827)	(106,827)

Total stockholders’ surplus (deficit)	(2,494)	(2,494)	6,759

Total capitalization	$(6,739)	$(7,869)	$2,796

___________________________________

(a)	Reflects the $975,000 in net proceeds we received from the bridge loans and the $200,000 in proceeds we received from the Regulation S offering.
(b)	Assumes sale of all of the securities offered, except (i) shares of common stock that could be issued upon exercise of the warrants sold as part of this offering and (ii) the shares of common stock underlying the warrants issuable to the placement agent in connection with this offering, and assumes that each warrant offered is exercisable for one half of a share of common stock. Reflects receipt of the net proceeds from this offering prior to the application thereof.

Plan of Distribution

We are offering up to            shares of our common stock and warrants to purchase up to            shares of our common stock for a combined price of $       per share and warrant, with aggregate gross proceeds of up to $10,400,000. The common stock and warrants will be issued separately. There is no minimum offering amount required as a condition to closing and we may sell significantly fewer shares of common stock and warrants in the offering. The offering will terminate on             , 2014, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. All funds received in payment for securities sold in this offering will be required to be submitted by subscribers to a non-interest bearing escrow account, and will be held by the escrow agent for such account until we and the placement agent notify the escrow agent that the offering has closed. The closing will occur, as to all subscriptions duly received and accepted by us, in one closing, and we do not intend to hold multiple closings in the offering. In the event we do not accept the subscriptions and do not close the offering, escrowed funds will be promptly returned to subscribers without interest or offset.

In determining the offering price of the common stock and the exercise price of the warrants, we will consider a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. Once the offering price is determined, the offering price for the common stock and the exercise price of the warrants will remain fixed for the duration of the offering. Investors who purchase at least $2 million in the offering will have the contractual right with us, for the 12 months immediately following the consummation of the offering, to participate in any offerings of our common stock or securities exercisable for, or convertible into, our common stock (other than certain exempt offerings), that we may conduct. This contractual right will be limited, for all qualifying investors in any particular offering, to the aggregate purchase of up to 25% of securities offered in that offering.

14

Olympus Securities, LLC, referred to as the placement agent or Olympus, has entered into a placement agent agreement with us in which it has agreed to act as exclusive placement agent in connection with the offering. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will assist us in this offering on a “best efforts” basis. Subject to the terms and conditions contained in the placement agent agreement, the placement agent is using its best efforts to introduce us to selected institutional investors who will purchase the shares. The placement agent has no obligation to buy any of the shares from us nor is it required to arrange the purchase or sale of any specific number or dollar amount of the shares, but has agreed to use its reasonable best efforts to arrange for the sale of all of the shares. The placement agent agreement terminates upon the earlier of October 31, 2014 or the closing of the offering, unless earlier terminated upon satisfaction of certain conditions.

We have agreed to pay the placement agent a cash placement fee equal to 8% of the aggregate gross proceeds to us from the sale of the common stock in the offering (and 2% of the gross proceeds from the cash exercise of warrants), for those investors the placement agent introduces to us, and a fee equal to 4% of the aggregate gross proceeds of the offering (and 2% of the gross proceeds from the cash exercise of warrants), for those investors we provide to the placement agent. Subject to compliance with FINRA Rule 5110(f)(2)(D), we will also pay the placement agent an expense allowance up to $100,000. We estimate total expenses of this offering, excluding the placement agent fees, will be approximately $315,000. The following table shows the per share and total fees we will pay to the placement agent assuming the sale of all of the shares offered pursuant to this prospectus.

Per share	$
Total	$

In addition to the cash fees set forth above, we have agreed to issue to the placement agent warrants to purchase up to an aggregate of 10% of the gross proceeds from the sale of securities in this offering to those investors the placement agent introduces to us and up to an aggregate of 5% of the gross proceeds from the sale of securities in this offering to those investors we provide to the placement agent (in each case excluding any proceeds to be received upon exercise of the warrants), divided by the combined offering price per share and warrant. The placement agent warrants shall have substantially the same terms as the warrants offered by this prospectus. Pursuant to FINRA Rule 5110(f)(2)(H)(vi) and (vii), the placement agent warrants will not have anti-dilution protections. Pursuant to FINRA Rule 5110(g)(1), neither the placement agent warrants nor any shares of common stock issued upon exercise of the placement agent warrants may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization, (ii) to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period, (iii) if the aggregate amount of our securities held by the placement agent or related person does not exceed 1% of the securities being offered, (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund, or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period. The warrants and the shares underlying the warrants issuable to the placement agent in the offering are not being registered under the registration statement of which this prospectus forms a part. Because there is no minimum offering amount required as a condition to closing, the actual total proceeds received by us and total offering commissions and warrants issuable to the placement agent, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify the placement agent against certain liabilities under the Securities Act of 1933, as amended. The placement agent is an underwriter within the meaning of Section 2(a)(ii) of the Securities Act and any commissions received by it and any profit realized on the sale of securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent is required to comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent many not (i) engage in any stabilization activity in connection with our securities or (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution. The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

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This is a brief summary of the material provisions of the placement agent agreement and does not purport to be a complete statement of its terms and conditions. The form of the placement agent agreement has been filed with the registration statement of which this prospectus forms a part.

State Blue Sky Information

We intend to offer and sell the common stock offered hereby to institutional investors in certain states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted or exempted.

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Description of capital stock

We are authorized to issue 200 million shares of stock, in two classes: 195 million shares of common stock, par value $.001 per share, and 5 million shares of preferred stock, including 3,000 shares of Series B convertible preferred stock, par value $.001 per share. As of September 8, 2014, there were 78,179,958 shares of common stock outstanding, which were held of record by 206 stockholders and 1,447 shares of preferred stock outstanding, consisting entirely of shares of Series B convertible preferred stock, which were held of record by 8 stockholders.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of funds legally available therefor and in liquidation proceedings. Holders of common stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares.

Preferred Stock

Our board is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock.

Although there is no current intention to do so, our board may, without stockholder approval, issue additional shares of series B convertible preferred stock or shares of another class or series of preferred stock with voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control.

Series B Convertible Preferred Stock

On May 24, 2013, we issued and sold 2,527 shares of Series B convertible preferred stock at a price per share of $1,000, which, subject to adjustment for stock splits, stock dividends or other similar occurrences, we refer to in this prospectus as the invested amount.

Dividends. The holders of Series B convertible preferred stock are entitled to receive quarterly, at the end of each calendar quarter, out of funds legally available therefor, dividends per share at the per annum rate of ten percent of the invested amount, prior and in preference to any declaration or payment of any dividend on any stock ranking junior to the Series B convertible preferred stock. Such dividends are cumulative and are compounded annually, and accrue whether or not declared by our board of directors. At our election, dividends on the Series B convertible preferred stock may be paid by the issuance and delivery of whole shares of common stock having an aggregate current market price at the time of issuance equal to the amount of dividends so paid, as long as such shares of common stock are registered for resale under an effective registration statement or such shares are then eligible to be sold without restriction under Rule 144 of the Securities Act. The shares of any class of our capital stock ranking equal to the Series B convertible preferred stock as to dividends and the distribution of assets upon liquidation are referred to in this prospectus as pari passu stock. If any dividend becomes due and payable to the holders of Series B convertible preferred stock and there is also due and payable a dividend to the holders of pari passu stock, and we have insufficient funds to make payment in full to all such holders of such respective dividends, then such funds as are available will be distributed among the holders, ratably in proportion to the full amounts to which they would otherwise respectively be entitled.

Conversion. Each share of Series B convertible preferred stock is convertible into the number of shares of common stock equal to the quotient obtained by dividing (i) the sum of the invested amount plus all declared or accrued but unpaid dividends on such shares of Series B convertible preferred stock, by (ii) the conversion price per share. The per share conversion price as of September 8, 2014 was $0.2960. The conversion price is subject to adjustment under certain circumstances to protect the holders of Series B convertible preferred stock from dilution relative to certain issuances of common stock, or securities convertible into or exercisable for shares of common stock. Subject to certain exceptions, if we issue shares of common stock, or such other securities, at a price per share less than the then-effective conversion price, the conversion price will be adjusted to equal such lower per share consideration.

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The Series B convertible preferred stock is convertible at any time, at the option of the holder. In addition, on any “automatic conversion date,” each share of Series B convertible preferred stock then outstanding automatically will be converted into common stock at the then effective conversion rate. An automatic conversion date, subject to certain additional limitations and requirements, will occur upon the earlier of (a) the date that is the 30th day after the later of our receipt of an approvable letter from the FDA for LuViva and the date on which the common stock achieves an average closing price for 20 consecutive trading days of at least $0.98 with an average daily trading volume during such 20 consecutive trading days of at least 25,000 shares, (b) the date on which the common stock achieves an average closing price for 20 consecutive trading days of at least $1.16 with an average daily trading volume during such 20 consecutive trading days of at least 25,000 shares, or (c) the date after May 24, 2015 on which the common stock achieves an average closing price for 20 consecutive trading days of at least $0.82 with an average daily trading volume during such 20 consecutive trading days of at least 25,000 shares.

Voting. Each holder of a share of Series B convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such share of Series B convertible preferred stock would be convertible under the circumstances described above on the record date for the vote or consent of stockholders, and will otherwise have voting rights and powers equal to the voting rights and powers of the common stock.

Holders of the Series B convertible preferred stock have the right to vote on those matters which, under the General Corporation Law of the State of Delaware, voting by classes of stock is required and, so long as at least 917 shares (such number subject to adjustment) of Series B convertible preferred stock are outstanding, we may not, without the consent (given by vote in person or by proxy at a meeting called for the purpose, or by written consent) of the holders of a majority of the shares of Series B convertible preferred stock then outstanding:

•	create or authorize any shares of any class or series of capital stock having a preference or priority as to either dividends or distribution of assets upon liquidation equal or superior to any such preference or priority of the shares of Series B convertible preferred stock, reclassify any existing securities into shares of such equal or superior stock or amend the terms of any existing securities in a manner inconsistent with the foregoing restriction;
•	amend or repeal any provision of, or add any provision to, our certificate of incorporation or bylaws, if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series B convertible preferred stock;
•	declare, pay or set aside any dividends on any stock ranking junior to the Series B convertible preferred stock, or redeem or repurchase any such junior ranking stock;
•	increase or decrease (other than in connection with a redemption or conversion) the authorized number of shares of Series B convertible preferred stock; or
•	alter or change the rights, preferences or privileges of the Series B convertible preferred stock in a manner different from each other class of pari passu stock.

Further, and in addition to the approval rights described above, we may not, without the consent of the holders of all of the shares of Series B convertible preferred stock then outstanding, adversely amend or repeal any provision of, or add any provision to, the preferences, rights, privileges or powers of the Series B convertible preferred stock, in respect of:

•	the amount of dividends, or the timing of the required payment thereof;
•	the liquidation amount, or the timing of the required payment thereof;
•	the automatic conversion date; or
•	the conversion rights, including the conversion price.

In addition, prior to the date that is the 30th day after the later of our receipt of an approvable letter from the FDA for LuViva and the date on which the common stock achieves an average closing price for 20 consecutive trading days of at least $0.98 with an average daily trading volume during such 20 consecutive trading days of at least 25,000 shares, we may not, without the consent of the holders of 66 2/3% of the shares of Series B convertible preferred stock then outstanding, incur or cause any of our subsidiaries to incur indebtedness for borrowed money, or guarantee indebtedness for borrowed money, that is (i) secured by our intellectual property; or (ii) in excess of $2,000,000.

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Redemption. Subject to certain conditions, we have the right to redeem, to the fullest extent permitted by law, all or any portion of the outstanding Series B convertible preferred stock at the then-current redemption price, at any time after May 24, 2015. The redemption price per share of Series B convertible preferred stock will be equal to the liquidation amount, including unpaid dividends up to and including the date of redemption.

Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, referred to in this prospectus as a liquidation, or a “sale or merger” (as described below), the holders of the outstanding shares of Series B convertible preferred stock, at their election, will be entitled to receive in exchange for and in redemption of each share of their Series B convertible preferred stock, prior and in preference to the holders of stock ranking junior to the Series B convertible preferred stock, (x) in the case of a liquidation, from any funds legally available for distribution to stockholders, and (y) in the case of a sale or merger, from the net proceeds therefrom, an amount equal to the greater of (i) the invested amount per share, plus the aggregate amount of all declared or accrued, but unpaid, dividends per share, or (ii) the amounts to which such holders would have been entitled if the shares were converted to shares of common stock immediately before the liquidation, or sale or merger as the case may be.

For purpose of the Series B convertible preferred stock, a “sale or merger” includes, subject to exclusion by the vote of holders of Series B convertible preferred stock constituting at least 66 2/3% of the total number of shares of such series outstanding, voting separately as a class, (a) our merger, reorganization, or consolidation into or with another corporation in which our stockholders immediately preceding such transaction own less than 50% of the voting securities of the surviving corporation, or (b) the sale, transfer, or lease (other than a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of our assets to any entity 50% or more of the voting securities of which are not beneficially owned by the beneficial owners of our voting securities prior to such transaction.

Senior Convertible Notes

On April 23, 2014, we entered into a securities purchase agreement with Magna. Pursuant to the purchase agreement, we sold Magna a 6% senior convertible note with a principal amount of $1.5 million, for a purchase price of $1.0 million (an approximately 33.3% original issue discount). Additionally, pursuant to the purchase agreement, Magna purchased on May 23, 2014, an additional 6% senior convertible note with a principal amount of $2.0 million and an 18-month term, for a fixed purchase price of $2.0 million.

Under the terms of the purchase agreement, $200,000 of the outstanding principal amount of the initial senior convertible note (together with any accrued and unpaid interest with respect to such portion of the principal amount) was automatically extinguished (without any cash payment by us) upon our filing of a registration statement with the SEC on April 30, 2014 covering the resale by Magna of shares of our common stock issued or issuable upon conversion of the senior convertible notes. Moreover, $300,000 of the outstanding principal amount of the initial senior convertible note (together with any accrued and unpaid interest with respect to such portion of the principal amount) was automatically extinguished (without any cash payment by us) upon declaration by the SEC of the effectiveness of the resale registration statement on May 12, 2014.

The initial senior convertible note matures on October 23, 2015 (subject to extension as provided in the initial senior convertible note) and, in addition to the approximately 33.3% original issue discount, accrues interest at an annual rate of 6.0%. The additional senior convertible note matures on November 23, 2015 and also accrues interest at an annual rate of 6.0%. Subject to certain limitations, the senior convertible notes are convertible, in whole or in part, at Magna’s option, into shares of our common stock, at a conversion price equal to the lesser of $0.55 per share and a discount from the lowest daily volume-weighted average price of our common stock in the five trading days prior to conversion. The discount is 20% if the conversion takes place on or prior to December 19, 2014, and 25% if after that date. At no time will Magna be entitled to convert any portion of the senior convertible notes to the extent that after such conversion, Magna (together with its affiliates) would beneficially own more than 9.99% of the outstanding shares of our common stock as of such date.

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The senior convertible notes include customary event of default provisions and provide for a default interest rate of 16%. Upon the occurrence of an event of default, Magna may require us to pay in cash the “Event of Default Redemption Price” which is defined in the senior convertible notes to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 135% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 135% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date we make the entire payment required to be made under this provision.

We have the right at any time to redeem all or a portion of the total outstanding amount then remaining under the senior convertible notes in cash at a 25% premium.

The purchase agreement requires us, if we conduct an offering of equity securities (or securities convertible or exercisable into equity securities) at any time on or before October 20, 2014, to offer Magna no less than 30% of the offered securities.

We paid Magna a commitment fee for entering into the purchase agreement in the form of 321,820 shares of common stock. We also agreed to pay $50,000 of reasonable attorneys’ fees and expenses incurred by Magna in connection with the transaction.

Warrants and Options

Warrants Being Issued in this Offering

The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the warrants, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of the warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price. The warrants offered hereby (including those to be issued to the placement agent, which have substantially similar terms) will entitle the holders thereof to purchase up to an aggregate of                  shares of our common stock at an exercise price of $           per share (assuming we offer                    shares of common stock at an assumed public offering price of $          per share), commencing immediately on the issuance date and will expire five years following the issuance date. The warrants will be issued separately from the common stock offered, and may be transferred separately immediately thereafter. No warrants exercisable for a fractional amount of shares of common stock will be issued. If an investor would otherwise be entitled to receive a fractional warrant, the number of shares issuable upon exercise of the warrant will be rounded up to the nearest whole warrant.

Anti-Dilution Protection. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock, then, subject to the agreement of the counterparty to the fundamental transaction, the holders of the warrants will thereafter have the right to receive upon exercise of the warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the warrants after the fundamental transaction.

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Transferability. The warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer.

Right as a Stockholder. Except by virtue of a holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Waivers and Amendments. Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holders of at least 66 2/3% of the then-outstanding warrants.

Outstanding Warrants

We have issued and will issue warrants to purchase our common stock from time to time in connection with certain financing arrangements. Currently, there are warrants exercisable for an aggregate of 13,721,781 shares of common stock outstanding, as follows:

Warrants (Underlying Shares)	Exercise Price	Expiration Date

3,590,522(1)	$0.8000 per share	March 1, 2015
6,790(2)	$1.0100 per share	September 10, 2015
439,883(3)	$0.6800 per share	March 31, 2016
285,186(4)	$1.0500 per share	November 20, 2016
1,858,089(5)	$1.0800 per share	May 23, 2018
6,779,513(5)(6)	$0.2960 per share	May 23, 2018
200,000(7)	$0.5000 per share	April 23, 2019
561,798(8)	$0.4500 per share	May 22, 2019
(1)	Consists of outstanding warrants issued in conjunction with a June 2012 warrant exchange program.
(2)	Consists of outstanding warrants issued in conjunction with a September 2010 private placement.
(3)	Consists of outstanding warrants issued in conjunction with a buy-back of a minority interest in Interscan in December 2012, which were issued in February 2014. The sale of the shares underlying these warrants is not covered by this prospectus.
(4)	Consists of outstanding warrants issued in conjunction with a November 2011 private placement.
(5)	Consists of outstanding warrants issued in conjunction with a May 2013 private placement.
(6)	Underlying shares increased from 1,858,089 to 6,779,513, and per share exercise price decreased from $1.08 to $0.2960, pursuant to the anti-dilution provisions in the warrants, as a result of conversions of the senior convertible notes.
(7)	Consists of warrants issued in conjunction with the April 2014 private placement to the placement agent.
(8)	Consists of warrants issued in conjunction with the May 2014 private placement to the placement agent.
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In addition, in connection with the Regulation S offering, we are obligated to issue an additional warrant for 325,521 shares of common stock, with an exercise price per share of $0.4601 and a five-year term. The warrant will be subject to a mandatory exercise provision should the average trading price of our common stock over any 30 consecutive day trading period exceed $0.9216.

All outstanding warrant agreements provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure.

The warrants identified in the table above as issued in conjunction with the May 2013 private placement and having an exercise price of $0.2960 per share are subject to a mandatory exercise provision. This provision permits us, subject to certain limitations, to require exercise of such warrants at any time following (a) the date that is the 30th day after the later of our receipt of an approvable letter from the FDA for LuViva and the date on which the common stock achieves an average market price for 20 consecutive trading days of at least $1.30 with an average daily trading volume during such 20 consecutive trading days of at least 25,000 shares, or (b) the date on which the average market price of the common stock for 20 consecutive trading days immediately prior to the date we deliver a notice demanding exercise is at least $1.62 and the average daily trading volume of the common stock exceeds 25,000 shares for such 20 consecutive trading days. If these warrants are not timely exercised upon demand, they will expire. Upon the occurrence of certain events, we also may be required to repurchase these warrants, as well as the other warrants issued in conjunction with the May 2013 private placement.

As of September 8, 2014, we have issued options to purchase a total of 6,780,514 shares of our common stock pursuant to various equity incentive plans, at a weighted average exercise price of $0.65 per share. Recommendations for option grants under our equity incentive plans are made by the compensation committee of our board, subject to ratification by the full board. The compensation committee may issue options with varying vesting schedules, but all options granted pursuant to our equity incentive plans must be exercised within ten years from the date of grant.

Dilution

If you invest in the securities offered in this offering, assuming that, of the 45 million shares of common stock offered, 17 million are reserved for issuance upon exercise of the warrants offered, and assuming no value is attributed to the warrants, your interest will be diluted immediately to the extent of the difference between the assumed public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. As of June 30, 2014, our net tangible book value was approximately $(423,000), or $0.0056 per share of common stock based upon 75,495,469 shares outstanding. Our net tangible book value per share is equal to total assets less intangible assets and total liabilities, divided by the number of shares of our outstanding common stock.

Net tangible book value dilution per share represents the difference between the amount per share of common stock paid by the new investors who purchase securities in this offering and the pro forma net tangible book value per share in common stock immediately after completion of this offering, assuming no value is attributed to the warrants.

Under the above assumptions, after giving effect to our sale of up to 28 million shares of common stock at a public offering price of $0.3699 per share, and after deducting placement agent commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2014 would have been approximately $8.9 million, or $0.0857 per share based upon the proforma number of shares outstanding of 103,611,176. This represents an immediate increase of net tangible book value of $0.0913 per share to our existing shareholders and an immediate dilution in net tangible book value of $0.2842 per share to purchasers of securities in this offering.

The following table illustrates this per share dilution to new investors, assuming the sale of 25%, 50%, 75% and 100% of the assumed 28 million shares being offered hereby under the assumptions described above, after giving effect to the sale of our shares in this offering and the deduction of estimated placement agent fees and estimated offering expenses payable by us. We have further assumed, in the scenarios presented in the table, that, for each share of common stock purchased, investors would receive a warrant to purchase one half of a share of common stock.

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	Adjusted, assuming sale of percentage of shares offered
	25%	50%	75%	100%
Assumed public offering price per share	$0.3699	$0.3699	$0.3699	$0.3699
Net tangible book value per share as of June 30, 2014	$0.0056	$0.0056	$0.0056	$0.0056
Increase attributable to this offering	$0.0268	$0.0517	$0.0729	$0.0913
Adjusted net tangible book value per share after this offering	$0.0212	$0.0461	$0.0673	$0.0857
Dilution in net tangible book value per share to new investors	$0.3487	$0.3238	$0.3026	$0.2842

The above discussion and table do not include the following:

•	6,474,705 shares of common stock reserved for future issuance under our 1995 Stock Plan. As of September 8, 2014, 6,780,514 shares were issuable upon the exercise of outstanding options at a weighted average exercise price of $0.65 per share;
•	4,888,514 shares of common stock reserved for issuance upon conversion of, and 1,172,913 shares reserved for issuance as dividends on, our Series B convertible preferred stock, as of September 8, 2014;
•	8,228,463 shares reserved for issuance upon conversion of our outstanding senior convertible notes, as of September 8, 2014;
•	13,721,781 shares of common stock issuable upon the exercise of outstanding warrants at September 8, 2014, at exercise prices ranging from $0.2960 to $1.08 per share; and
•	Up to 17 million shares of common stock issuable upon exercise of warrants at an exercise price of $ per share sold as part of this offering, including up to 2.8 million shares of common stock issuable upon exercise of warrants issued to the placement agent as part of this offering at an exercise price of $ per share.

If we assume that, for each share of common stock purchased, investors would receive a warrant to purchase three-fourths of a share of common stock (thus decreasing the amount of shares to be issued in the offering) and 100% participation in the offering, our pro forma net tangible book value as of June 30, 2014 would have been approximately $0.760 per share based upon the proforma number of shares outstanding of 99,826,367 and if we assume that for each share of common stock purchased, investors would receive a warrant to purchase one full share of common stock (decreasing further the shares to be issued in the offering) and 100% participation in the offering, our pro forma net tangible book value as of June 30, 2014 would have been approximately $0.0681 per share based upon the proforma number of shares outstanding of 96,920,178.

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Our Business

Overview

We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the development of our LuViva non-invasive cervical cancer detection device and extension of our cancer detection technology into other cancers, including lung and esophageal. Our technology, including products in research and development, primarily relates to biophotonics technology for the non-invasive detection of cancers.

We are a Delaware corporation, originally incorporated in 1992 under the name “SpectRx, Inc.,” and, on February 22, 2008, changed our name to Guided Therapeutics, Inc. At the same time, we renamed our wholly owned subsidiary, InterScan, which originally had been incorporated as “Guided Therapeutics.”

Non-Invasive Cervical Cancer Detection

We believe LuViva will provide a less invasive and painless alternative to conventional tests for cervical cancer detection. We also believe LuViva can improve patient well-being and reduce healthcare costs, since it reduces or eliminates pain, is convenient to use and provides rapid results at the point-of-care. We completed enrollment in our FDA pivotal trial of LuViva in 2008 and on November 18, 2010, the FDA accepted our completed PMA application, effective September 23, 2010, for substantive review. On March 7, 2011, we announced that the FDA had inspected two clinical trial sites as part of its review process and raised no formal compliance issues. On January 20, 2012, we announced our intent to seek an independent panel review of our PMA application after receiving a “not-approvable” letter from the FDA. On November 14, 2012 we filed an amended PMA with the FDA. On September 6, 2013 we received a letter from the FDA with additional questions, and met with the FDA on May 8, 2014 to discuss our response. On July 25, 2014, we filed another amended PMA application. The FDA has 180 days to respond to our submission. Additional dialogue with the FDA is expected as we proceed toward PMA approval. We currently anticipate a 2015 product launch in the United States, but cannot be assured we will be able to launch on that timetable, or at all. Internationally, we have had regulatory approval to sell LuViva in Europe since receipt of our Edition 3CE Mark in January 2014. LuViva has marketing approval from Health Canada, the Singapore Health Sciences Authority, and Mexico’s Federal Commission for Protection Against Health Risks.

Other Cancers

We believe our non-invasive cervical cancer detection technology can be applied to other cancers as well. To that end, from 2008 until early 2013 we had worked exclusively with Konica Minolta Opto, Inc., a subsidiary of Konica Minolta, Inc., a Japanese corporation based in Tokyo (“Konica Minolta”), to adapt our cervical cancer detection technology primarily for the detection of esophageal cancer. On February 6, 2013, we announced that we had terminated and replaced our existing agreements with Konica Minolta with a new license agreement allowing us to manufacture and to develop a non-invasive esophageal cancer detection product from Konica Minolta and based on our biophotonic technology platform (see “—Lung and Esophageal Cancer Detection—Konica Minolta”).

Our Business Strategy

Our mission is to build a profitable business that develops and commercializes medical products that improve people’s lives and increases stockholder value. To achieve this mission, we have completed the FDA pivotal trial for LuViva, filed our PMA application with the FDA, and have raised capital for the development and launch of LuViva. Development of our cancer diagnostic technology has been financed to date through a combination of government grants, strategic partners and direct investment. Bringing LuViva to market is the main focus of our business. In order to adequately finance the completion of the FDA review process, complete product development, and prepare for marketing of LuViva, additional capital will be needed; however, we cannot be assured of the availability of adequate capital (see “Risk Factors”).

We believe that our technology, as developed for cervical cancer detection, can be modified and then applied to other cancers. Because development of our technology for additional cancers is costly and resource intensive, we sought a strategic partner to help defray costs and otherwise assist in the expansion of our cancer detection technology into other cancers. This resulted in our various collaborative agreements with Konica Minolta, including past agreements related to the development of a prototype device specifically for esophageal cancer detection and our current license agreement with Konica Minolta (see “—Lung and Esophageal Cancer Detection—Konica Minolta”).

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Industry Overview

Cervical Cancer Detection

Background

According to the American Cancer Society, cancer is a group of many related diseases. All forms of cancer involve the out-of-control growth and spread of abnormal cells. Normal body cells grow, divide, and die in an orderly fashion. Cancer cells, however, continue to grow and divide and can spread to other parts of the body. In America, half of all men and one-third of all women will develop cancer during their lifetimes. According to the American Cancer Society, the sooner a cancer is found and treatment begins, the better a patient’s chances are of being cured. We began investigating the applications of our technologies to cancer detection before 1997, when we initiated a market analysis for these uses. We concluded that our biophotonic technologies had applications for the detection of a variety of cancers through the exposure of tissue to light. We selected cervical cancer and skin cancer from a list of the ten most attractive applications as categories of cancer to pursue initially, and currently are focused primarily on the development of our non-invasive cervical cancer detection product.

Cervical Cancer

Cervical cancer is a cancer that begins in the lining of the cervix (which is located in the lower part of the uterus). Cervical cancer forms over time and may spread to other parts of the body if left untreated. There is generally a gradual change from a normal cervix to a cervix with precancerous cells to cervical cancer. For some women, precancerous changes may go away without any treatment. While the majority of precancerous changes in the cervix do not advance to cancer, if precancers are treated, the risk that they will become cancers can be greatly reduced. The Pap smear screening test, or Pap test, which involves a sample of cervical tissue being placed on a slide and observed in a laboratory, is currently the most common form of cervical cancer screening.

Cervical Cancer Market

The National Cancer Institute (“NCI”) estimated that in 2013, about 12,360 cases of invasive cervical cancer would be diagnosed and about 4,020 women would die from cervical cancer in the United States. According to published data, cervical cancer results in about 200,000 deaths annually worldwide, with 470,000 new cases reported each year.

We believe that our major market opportunities related to cervical cancer are in diagnosis and screening. Since the introduction of better screening and diagnostic methods, the number of cervical cancer deaths in the United States has declined dramatically, due mainly to the increased use of the Pap test. However, over the last five years, the incidences have been increasing. Moreover, the Pap test has a wide variation in sensitivity, which is the ability to detect the disease, and specificity, which is the ability to exclude false positives. A study by Duke University for the U.S. Agency for Health Care Policy and Research published in 1999 showed Pap test performance ranging from a sensitivity of 22% and specificity of 78% to sensitivity of 95% and specificity of 10%. About 60 million Pap tests are given annually in the United States. The average price of a Pap test in the United States is about $26. New technologies improving the sensitivity and specificity of the Pap test have recently been introduced and are finding acceptance in the marketplace.

After screening for cervical cancer by use of a Pap test, if necessary, a visual examination of the cervix using a colposcope is usually followed by a biopsy, or tissue sampling at one or more locations. This method looks for visual changes attributable to cancer. There are about two million colposcope examinations annually in the United States and Europe. In 2003, the average cost of a stand-alone colposcope examination in the United States was $185 and the average cost of a colposcopy with biopsy was $277.

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In 2006, a new vaccine for certain strains of the human papilloma virus, or HPV, was approved by the FDA. Most cervical cancers are associated with certain strains of HPV. The vaccine is administered in three doses, and according to guidelines, preferably to girls before they become sexually active. The approved vaccine is effective against 70% of the strains of HPV thought to be responsible for cervical cancer. Due to the limited availability and lack of 100% protection against all potentially cancer-causing strains of HPV, we believe that the vaccine will have a limited impact on the cervical cancer screening and diagnostic market for many years.

Our Non-invasive Cervical Cancer Product

LuViva is a non-invasive cervical cancer detection product, based on our proprietary biophotonic technology. The device is designed to identify cervical cancers and precancers painlessly, non-invasively and at the point-of-care by scanning the cervix with light, then analyzing the light reflected or emanating from the cervix. The information presented by the light would be used to indicate the likelihood of cervical cancer or precancers and/or to produce a map or image of diseased tissue. This test, unlike the Pap test or biopsy, has the potential to preserve the perspective and positional information of disease on the cervix, allowing for more accurate diagnosis. Our system also could allow doctors to make intelligent choices in triaging patients for biopsy or treatment and potentially for selecting biopsy sites that could be expanded for use in assisting in the detection of cancerous margins for cancer removal. Our product, in addition to detecting the structural changes attributed to cervical cancer, is also designed to detect the biochemical changes that precede the development of visual lesions. In this way, cervical cancer may be detected earlier in its development, which should increase the chances of effective treatment. The product is expected to incorporate a single-use, disposable calibration and alignment component. FDA approval of the intended use of our device is required and initial approval may be for a limited set of the above potential capabilities. Our strategy is to continue our launch of LuViva in Canada, Turkey and Mexico, which we began in the third quarter of 2013, while also continuing the launch in certain developed countries of Europe, which began in the last quarter of 2013. In parallel with these international efforts we are continuing steps to procure FDA approval in the United States.

To date, more than 4,000 women have been tested with various LuViva prototype and commercial devices in multiple clinical settings. During 2000, we conducted human clinical feasibility studies of laboratory prototypes at two U.S. research centers, detecting 31% more cervical precancerous lesions than conventional Pap tests. The results were presented at the World Health Organization/European Research Organization on Genital Infection and Neoplasia Joint Experts Conference in Paris in April 2000. The study population included 133 women scheduled for colposcopy and biopsy, if indicated. A total of 318 tissue-specific comparisons were made between our device and colposcopy/biopsy results. Of the 318 patients included in this study, 20 had high-grade precancers, 36 had low-grade precancers, 146 had benign lesions and 116 had normal tissues. Compared to the Pap test, our product detected 31% more precancers and 25% more high-grade precancers without increasing the false positive rate.

In 2005, we continued to conduct our pivotal clinical trial, which had collected data on over 900 women by the end of the year. In 2005, we also completed work on our commercial prototype. In 2006 and 2007, we continued to enroll subjects in our pivotal clinical trial and, by the end of 2007, had enrolled 1,400 subjects.

In September 2006, we announced that the National Cancer Institute (“NCI”) awarded a grant of approximately $690,000 for development of our non-invasive cervical cancer detection technology. This grant was used to further the ongoing FDA pivotal clinical trial. In 2006 and 2007, we received approximately $523,000 and $398,000, respectively, of NCI grant funds. On October 5, 2009, we were awarded a $2.5 million matching grant by the NCI to bring to market and expand the array features for LuViva. The award provided resources to complete the regulatory process and begin manufacturing ramp up for LuViva and a single-patient-use disposable patient interface for the device and will be received over a period of three years. Under the award, we recorded revenue of approximately $150,000 in 2013, $68,000 in 2012 and $912,000 in 2011.

Internationally, on October 4, 2011, we announced that LuViva was selected for inclusion in a review of new technologies by the United Kingdom’s NICE program. On January 10, 2014, we announced that we had successfully completed an audit of our quality system and were recertified under ISO 13485:2003. As a result, we now have regulatory approval to sell LuViva in Europe upon receipt of our Edition 3CE Mark in January 2014. LuViva has marketing approval from Health Canada, the Singapore Health Sciences Authority, and Mexico’s Federal Commission for Protection Against Health Risks.

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Sales or leases of LuViva are expected to include a single-patient-use disposable patient interface. We expect the device itself to be priced at approximately $20,000, with the disposable interface priced around $30 to $40. Profit margins on the disposable are expected to be approximately 90%. In the United States, we plan on establishing and training a ten-person sales force during the first year after launch, which will initially focus on early adopters in the larger population centers. Internationally, we plan on contracting with country-specific or regional distributors. We believe that the international market will be larger than the U.S. market. We have been in contact with more than 100 potential distributors, have formal distribution agreements in place covering 21 countries and expect to announce additional agreements over the next several months.

The market for cervical cancer screening is currently dominated by lab-based cytological screening of samples obtained from patients. The market for primary screening is dominated by Hologic, Inc., which markets the Thin Prep Pap test and Qiagen, Inc., which markets another method of cervical cancer screening, HPV detection. Qiagen is attempting to gain permission to use its device for primary screening. The Qiagen HPV test is already approved for use as a follow-up to ambiguous Pap test results and as an adjunct to the Pap test for screening women aged 30 and over. We have conducted marketing research related to the cervical cancer market and the impact of the growth of the lab-based cytological screening products. We are reviewing the impact of the changing competitive landscape related to our product development pace and our initial and potential positioning. We will have to demonstrate clinical and commercial effectiveness to be able to change current medical practice behavior and capture market share and cannot be sure that we will be able to do so.

Lung and Esophageal Cancer Detection

According to the World Health Organization, there are 1.2 million cases of lung cancer diagnosed each year worldwide, with at least half of these resulting in death. In the United States, lung cancer is the leading cause of death due to cancer, with 224,210 new cases and more than 159,260 deaths annually, according to the NCI’s 2014 estimates. Lung cancer is also a serious health issue in other parts of the world where cigarette smoking is endemic (Japan, for example, with more than 53,000 deaths annually). Despite this enormous and tragic toll, no effective method of early screening has been able to improve upon these rates. Historically, chest x-rays have been employed, but typically these identify later stage cancers, which are difficult to cure. Sputum tests to identify cancer markers in at-risk individuals have not been widely adopted and CT or other scanning technology is likely to be too expensive in the foreseeable future for screening or widespread use. Once a mass has been identified, usually by chest x-ray or physical symptoms such as bloody sputum, a bronchoscopy with biopsy and histopathological diagnosis of the mass is performed.

Worldwide, new cases of esophageal cancer are estimated at 410,000, with more than 18,170 new cases and 15,450 deaths in the United States alone, according to the American Cancer Society’s 2014 estimates. A precursor to esophageal cancer is a condition known as Barrett’s esophagus, which is caused by excessive acid reflux. Patients with this condition may be subjected to repeated and sometimes poorly directed biopsies of areas of the esophagus thought to contain cancerous or preceancerous (neoplastic) cells. Because there may be several areas of suspicion, the clinical challenge is to try to identify those areas of the esophagus with greatest likelihood of neoplastic change. Endoscopic techniques, using regular white light, have only limited ability to accomplish this and defensively-minded practitioners often resort to multiple biopsies that are expensive and painful in order to increase the odds of finding disease.

Since the processes associated with cancer development show similarities between cervical cancer and other cancers, we believe our technology, if integrated with an endoscopic system, may have the potential to more accurately, or in an earlier state, detect lung and esophageal cancers and precancers. To that end, we have worked with Konica Minolta to adapt our cervical cancer detection technology for detection of lung cancer and esophageal cancer (see “—Konica Minolta”). However, we are only in the early stages of clinical trials to evaluate this potential. We recently announced that we had received Institutional Review Board approval for testing the technology in humans and were granted a non-significant risk designation for the device. We have two clinics in the Atlanta, Georgia metropolitan area where we have been conducting a small scale study. The goal of the study, completed in 2012, was to establish feasibility of the product design and clinical implementation. As part of our feasibility study, qualified subjects underwent a standard EGD (Esophago Gastro Duodenoscopy) procedure and measurements with our device. Biopsy samples were taken in accordance with the standard of care.

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Konica Minolta

From 2008 to early 2013, we worked with Konica Minolta to explore the feasibility of adapting our microporation and biophotonic cancer detection technologies to other areas of medicine and to determine potential markets for these products in anticipation of a development agreement.

On April 28, 2009, we signed a one-year exclusive negotiation and development agreement of optimization of our microporation system for manufacturing, regulatory approval, commercialization and clinical utility with Konica Minolta. We renewed the agreement in 2010, 2011 and 2012 for additional one-year terms and changed the licensed technology to our biophotonic cancer detection technology. We received approximately $750,000 in 2011 from Konica Minolta under this option to license agreements and received a total of $400,000 in 2012.

On January 28, 2010, we entered into another agreement with Konica Minolta for development of our biophotonic platform specific to the detection of esophageal cancer. In this agreement, we provided Konica Minolta with technical, regulatory and clinical development of our biophotonic platform device for esophageal cancer detection. In March 2011, we extended this agreement for an additional year, effective May 1, 2011. We received approximately $1.72 million in 2011 from Konica Minolta under these development agreements and received a total of $1.3 million for the third year of development (original period of May 1, 2012 to April 30, 2013). In February 2013, we replaced our existing agreements with Konica Minolta with a new agreement, pursuant to which, subject to the payment of a nominal license fee due upon FDA approval, Konica Minolta has granted us a five-year, world-wide, non-transferable and non-exclusive right and license to manufacture and to develop a non-invasive esophageal cancer detection product from Konica Minolta and based on our biophotonic technology platform. The license permits us to use certain related intellectual property of Konica Minolta. In return for the license, we have agreed to pay Konica Minolta a royalty for each licensed product we sell. We continue to have the right to seek new collaborative partners to further develop our technology.

Research, Development and Engineering

To date, we have been engaged primarily in the research, development and testing of LuViva and our core biophotonic technologies, as well as our since-discontinued glucose monitoring, diabetes detection and infant jaundice products. From inception in 1992 to June 30, 2014, we have incurred about $59.6 million in research and development expenses, net of about $24.6 million reimbursed through collaborative arrangements and government grants. Research and development costs were about $624,000 and 834,000 in the second quarter of 2014 and 2013, respectively, and about $2.7 million and $3.2 million in 2013 and 2012, respectively.

Since 2008, we have focused our research and development and our engineering resources almost exclusively on development of our biophotonic cancer detection technology, with only limited support of other programs funded through government contracts or third party funding. Because we have not yet launched commercial versions of our technology, only prototypes of our cervical cancer detection product have been tested. Because our research and clinical development programs for other cancers are at a very early stage, substantial additional research and development and clinical trials will be necessary before commercial prototypes of our cancer detection products can be produced.

Several of the components used in our product or planned products are available from only one supplier, and substitutes for these components could not be obtained easily or would require substantial modifications to our products.

Manufacturing, Sales Marketing and Distribution

We have only limited experience in the production planning, quality system management, facility development, and production scaling that will be needed to bring production to commercial levels. We will need to develop additional expertise in order to successfully manufacture market and distribute any future products.

Patents

We have pursued a course of developing and acquiring patents and patent rights and licensing technology. Our success depends in large part on our ability to establish and maintain the proprietary nature of our technology through the patent process and to license from others patents and patent applications necessary to develop our products. As of September 8, 2014, we have 21 granted U.S. patents relating to our biophotonic cancer detection technology and four pending U.S. patent applications. We also have three granted patents that apply to our interstitial fluid analysis system.

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Any of the patents held directly by us or licensed by us from third parties, or any of the processes used in the manufacture of our products, may be successfully challenged, invalidated or circumvented. Additionally, we may not otherwise be able to rely on these patents. In addition, we cannot be sure that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in foreign markets. If any of our patents are successfully challenged, invalidated or circumvented or our rights or ability to manufacture our products were to be proscribed or limited, our ability to continue to manufacture and market our products could be adversely affected, which would likely have a material adverse effect upon our business, financial condition and results of operations.

Competition

The medical device industry in general and the markets for cervical cancer detection in particular, are intensely competitive. If successful in our product development, we will compete with other providers of cervical cancer detection and prevention products.

Current cervical cancer screening tests, primarily the Pap test and colposcopy, are well established and pervasive. Improvements and new technologies for cervical cancer detection and prevention, such as Thin-Prep from Hologic and HPV testing from Qiagen, have led to other new competitors. In addition, there are other companies attempting to develop products using forms of biophotonic technologies in cervical cancer detection, such as MediSpectra, Inc. (since acquired by Spectrascience, Inc.). MediSpectra was granted a very limited FDA approval in March 2006 to market its device for detection of cervical cancers. The limited approval limits use of the MediSpectra device only after a colposcopy, as an adjunct. We will be required to develop devices that are more accurate, easier to use or less costly to administer to have a competitive advantage.

In June 2006, the FDA approved the HPV vaccine Gardasil from drug maker Merck & Co., Inc. Gardasil is a prophylactic HPV vaccine, meaning that it is designed to prevent the initial establishment of HPV infections. For maximum efficacy, it is recommended that girls receive the vaccine prior to becoming sexually active. Since Gardasil will not block infection with all of the HPV types that can cause cervical cancer, the vaccine should not be considered a substitute for routine Pap tests. On October 16, 2009, GlaxoSmithKline PLC was granted approval in the United States for a similar preventive HPV vaccine, known as Cervarix.

Government Regulation

All of our products are, or will be, regulated as medical devices. Medical device products are subject to rigorous FDA and other governmental agency regulations in the United States and may be subject to regulations of relevant foreign agencies. Noncompliance with applicable requirements can result in import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals or clearances, recall or seizure of products, operating restrictions, denial of export applications, governmental prohibitions on entering into supply contracts, and criminal prosecution. Failure to obtain regulatory approvals or the restriction, suspension or revocation of regulatory approvals or clearances, as well as any other failure to comply with regulatory requirements, would have a material adverse effect on our business, financial condition and results of operations.

The FDA regulates the clinical testing, design manufacture, labeling, packaging, marketing, distribution and record-keeping for these products to ensure that medical products distributed in the United States are safe and effective for their intended uses.

In the United States, medical devices are classified into one of three classes on the basis of the controls deemed necessary by the FDA to reasonably assure the devices’ safety and effectiveness. Under FDA regulations, Class I devices are subject to general controls, such as labeling requirements, notification to the FDA before beginning marketing activities and adherence to specified good manufacturing practices. Class II devices are subject to general and special controls, such as performance standards, surveillance after beginning market activities, patient registries, and FDA guidelines. Generally, Class III devices are those which must receive premarket approval from the FDA to ensure their safety and effectiveness. Examples of Class III devices include life-sustaining, life-supporting and implantable devices, as well as new devices that have not been found substantially equivalent to legally marketed Class I or II devices.

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A medical device manufacturer may seek clearance to market a medical device by filing a 510(k) premarket notification with the FDA if the manufacturer establishes that a newly developed device is substantially equivalent to either a device that was legally marketed before May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or to a device that is currently legally marketed and has received 510(k) premarket clearance from the FDA. The 510(k) premarket notification must be supported by appropriate information, which may include data from clinical trials to establish the claim of substantial equivalence. Commercial distribution of a device for which a 510(k) premarket notification is required can begin only after the FDA determines the device to be substantially equivalent to a legally marketed device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. It generally takes from three to 12 months from the date of submission to obtain clearance of a 510(k) submission, but it may take substantially longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, or may require additional information.

An adverse determination or a request for additional information could delay the market introduction of new products that fall into this category, such as LuViva, which could have a material adverse effect on our business, financial condition and results of operations. For LuViva, any of our future products that have to be cleared through the PMA or 510(k) process, including modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require new PMA application and approval or a 510(k) premarket notification. Any modified device for which a new PMA or 510(k) premarket notification is required cannot be distributed until the PMA is approved or 510(k) clearance is obtained. We may not be able to obtain PMA approval or 510(k) clearance in a timely manner, if at all, for LuViva or any future devices or modifications to LuViva or such devices for which we may submit a PMA 510(k) application.

A PMA application must be submitted if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device or for specified Class III devices. The application must contain valid scientific evidence to support the safety and effectiveness of the device, which includes the results of clinical trials, all relevant bench tests, and laboratory and animal studies. The application must also contain a complete description of the device and its components, as well as a detailed description of the methods, facilities and controls used for its manufacture, including, where appropriate, the method of sterilization and its assurance. In addition, the application must include proposed labeling, advertising literature and any required training methods. If human clinical trials of a device are required in connection with an application and the device presents a significant risk, the sponsor of the trial is required to file an application for an investigational device exemption before beginning human clinical trials. Usually, the manufacturer or distributor of the device is the sponsor of the trial. The application must be supported by data, typically including the results of animal and laboratory testing, and a description of how the device will be manufactured. If the application is reviewed and approved by the FDA and one or more appropriate institutional review boards, human clinical trials may begin at a specified number of investigational sites with a specified number of patients. If the device presents a non-significant risk to the patient, a sponsor may begin clinical trials after obtaining approval for the study by one or more appropriate institutional review boards, but FDA approval for the commencement of the study is not required. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study if the compensation received does not exceed the costs of manufacture, research, development and handling. A supplement for an investigational device exemption must be submitted to and approved by the FDA before a sponsor or an investigator may make a significant change to the investigational plan that may affect the plan’s scientific soundness or the rights, safety or welfare of human subjects.

Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA makes this determination, it will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the application. An FDA review of a PMA application generally takes one to two years from the date the application is accepted for filing. However, this review period is often significantly extended by requests for more information or clarification of information already provided in the submission. During the review period, the submission may be sent to an FDA-selected scientific advisory panel composed of physicians and scientists with expertise in the particular field. The FDA scientific advisory panel issues a recommendation to the FDA that may include conditions for approval. The FDA is not bound by the recommendations of the advisory panel. Toward the end of the PMA application review process, the FDA will conduct an inspection of the manufacturer’s facilities to ensure that the facilities are in compliance with applicable good manufacturing practice. If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will issue a letter. This letter usually contains a number of conditions, which must be met in order to secure final approval of the application. When those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue an approval letter authorizing commercial marketing of the device for specified indications and intended uses.

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The PMA application review process can be expensive, uncertain and lengthy. A number of devices for which a premarket approval has been sought have never been approved for marketing. The FDA may also determine that additional clinical trials are necessary, in which case the premarket approval may be significantly delayed while trials are conducted and data is submitted in an amendment to the PMA application. Modifications to the design, labeling or manufacturing process of a device that has received premarket approval may require the FDA to approve supplements or new applications. Supplements to a PMA application often require the submission of additional information of the same type required for an initial premarket approval, to support the proposed change from the product covered by the original application. The FDA generally does not call for an advisory panel review for PMA supplements, though applicants may request one. If any PMAs are required for our products, we may not be able to meet the FDA’s requirements or we may not receive any necessary approvals. Failure to comply with regulatory requirements or to receive any necessary approvals would have a material adverse effect on our business, financial condition and results of operations.

Regulatory approvals and clearances, if granted, may include significant labeling limitations and limitations on the indicated uses for which the product may be marketed. In addition, to obtain regulatory approvals and clearances, the FDA and some foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Any products we manufacture or distribute under FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. The FDA also requires us to provide it with information on death and serious injuries alleged to have been associated with the use of our products, as well as any malfunctions that would likely cause or contribute to death or serious injury.

The FDA requires us to register as a medical device manufacturer and list our products. We are also subject to inspections by the FDA and state agencies acting under contract with the FDA to confirm compliance with good manufacturing practice. These regulations require that we manufacture our products and maintain documents in a prescribed manner with respect to manufacturing, testing, quality assurance and quality control activities. The FDA also has promulgated final regulatory changes to these regulations that require, among other things, design controls and maintenance of service records. These changes will increase the cost of complying with good manufacturing practice requirements.

We are also subject to a variety of other controls that affect our business. Labeling and promotional activities are subject to scrutiny by the FDA and, in some instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved users. We are also subject, as are our products, to a variety of state and local laws and regulations in those states and localities where our products are or will be marketed. Any applicable state or local regulations may hinder our ability to market our products in those regions. Manufacturers are also subject to numerous federal, state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with these laws and regulations now or in the future. These laws or regulations may have a material adverse effect on our ability to do business.

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International sales of our products are subject to the regulatory requirements of each country in which we market our products. The regulatory review process varies from country to country. The European Union has promulgated rules that require medical products to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical directives. The appropriate ISO certification is one of the CE mark requirements. We maintain ISO 13485:2003 certification, which allows us to issue a CE mark for our non-invasive cervical cancer detection device once development is complete and sell the device in the European Union and other markets. Losing the right to affix the CE mark to our cervical cancer detection device or any future products could have a material adverse effect on our business, financial condition and results of operations.

We will be responsible for obtaining and maintaining regulatory approvals for our products. The inability or failure to comply with the varying regulations or the imposition of new regulations would materially adversely affect our business, financial condition and results of operations.

Employees and Consultants

As of September 8, 2014, we had 36 regular employees and consulting or other contract arrangements with 2 additional persons to provide services to us on a full- or part-time basis. Of the 38 people employed or engaged by us, 13 are engaged in research and development activities, 6 are engaged in sales and marketing activities, 2 are engaged in clinical testing and regulatory affairs, 6 are engaged in manufacturing and development, and 8 are engaged in administration and accounting. No employees are covered by collective bargaining agreements, and we believe we maintain good relations with our employees

Our ability to operate successfully and manage our potential future growth depends in significant part upon the continued service of key scientific, technical, managerial and finance personnel, and our ability to attract and retain additional highly qualified personnel in these fields. Three of these key employees have an employment contract with us; none are covered by key person or similar insurance. In addition, if we are able to successfully develop and commercialize our products, we likely will need to hire additional scientific, technical, marketing, managerial and finance personnel. We face intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers. The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operations.

Properties

Our corporate offices, which also comprise our administrative, research and development, marketing and production facilities, are located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, where we lease approximately 23,000 square feet under a lease that expires in June 2017.

Legal Proceedings

We are subject to claims and legal actions that arise in the ordinary course of business. However, we are not currently subject to any claims or actions that we believe would have a material adverse effect on our financial position or results of operations.

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Market for our Common Stock and Related Stockholder Matters

Our common stock is listed on the OTCQB marketplace under the ticker symbol “GTHP.” The number of record holders of our common stock at September 8, 2014 was 206.

The high and low sales prices for the first and second quarters of 2014 and calendar years 2013 and 2012, as reported by the OTCQB, are as follows:

	2014		2013		2012
	High	Low	High	Low	High	Low
First Quarter	$0.60	$0.46	$0.80	$0.66	$1.74	$0.69
Second Quarter	$0.60	$0.40	$0.94	$0.68	$0.90	$0.64
Third Quarter (1)	$0.50	$0.37	$0.73	$0.52	$0.94	$0.68
Fourth Quarter			$0.68	$0.46	$0.76	$0.52

(1) For 2014, through September 8, 2014.

Dividend Policy

We have not paid any dividends since our inception and do not intend to pay any dividends in the foreseeable future. The certificate of designations pertaining to our Series B convertible preferred stock imposes certain restrictions on our ability to pay dividends on our common stock. For information about these restrictions and the dividends to which holders of Series B convertible preferred stock are entitled, see “Description of Securities—Preferred Stock.”

Securities Authorized for Issuance Under Equity Compensation Plans

All the securities we have provided our employees, directors and consultants have been issued under our stock option plans, which are approved by our stockholders. We have issued common stock to other individuals that are not employees or directors, in lieu of cash payments, that are not part of any plan approved by our stockholders.

Securities authorized for issuance under equity compensation plans as of December 31, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,531,192	$0.66	6,724,027
Equity compensation plans not approved by security holders	—	—	—
Total	6,531,192	$0.66	6,724,027

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Management’s Discussion and Analysis
of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our financial statements and notes thereto accompanying this prospectus.

Overview

We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the development of LuViva and extension of our cancer detection technology into other cancers, including lung and esophageal. Our technology, including products in research and development, primarily relates to biophotonics technology for the non-invasive detection of cancers.

We are a Delaware corporation, originally incorporated in 1992 under the name “SpectRx, Inc.,” and, on February 22, 2008, changed our name to Guided Therapeutics, Inc. At the same time, we renamed our wholly owned subsidiary, InterScan, which originally had been incorporated as “Guided Therapeutics.”

Since our inception, we have raised capital through the private sale of preferred stock and debt securities, public and private sales of common stock, funding from collaborative arrangements and grants.

Our prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. We have experienced operating losses since our inception and, as of June 30, 2014, we had an accumulated deficit of about $106.8 million. To date, we have engaged primarily in research and development efforts. We do not have significant experience in manufacturing, marketing or selling our products. Our development efforts may not result in commercially viable products and we may not be successful in introducing our products. Moreover, required regulatory clearances or approvals may not be obtained in a timely manner, or at all. Our products may not ever gain market acceptance and we may not ever generate significant revenues or achieve profitability. The development and commercialization of our products requires substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We expect our operating losses to continue through at least the end of 2014 as we continue to expend substantial resources to introduce LuViva, further the development of our other products, obtain regulatory clearances or approvals, build our marketing, sales, manufacturing and finance organizations and conduct further research and development.

Our product revenues to date have been limited. In 2012, the majority of our revenues were from grants from the NCI and NHI and our collaborative arrangements with Konica Minolta. In 2013, the majority of our revenues were from grants from the NCI and NHI and revenue from the sale of LuViva. We expect that the majority of our revenue in 2014 will be derived from similar sources.

Recent Developments

On September 10, 2014, we entered into a note purchase agreement with Tonaquint, Inc., pursuant to which we sold a secured promissory note to Tonaquint with an initial principal amount of $1,275,000, for a purchase price of $700,000 (an original issue discount of $560,000). The note does not bear interest, and will be due six months from issuance. We may prepay the note at any time, with the following discounts applied: if we prepay the note on or before the 70th day from the date of issuance, a $420,000 reduction of the outstanding principal amount of the note will be applied, and if we prepay the note after the 70th day, but on or before the 120th day from the date of issuance, a $210,000 reduction of the outstanding principal amount of the note will be applied. The note is secured by our current and future accounts receivable and inventory, pursuant to a security agreement entered into in connection with the note purchase agreement. See “Description of Securities—Secured Promissory Note.” We are using the proceeds from the secured note offering to support general working capital and operations, and we intend to prepay this note with proceeds from the offering.

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On September 2, 2014, we entered into a subscription agreement with ITEM Medikal Teknolojileri LTD STI, a Turkish corporation, referred to as ITEM, pursuant to which we will sell 651,042 shares of our common stock and a warrant to purchase an additional 325,521 shares, for an aggregate purchase price of $200,000 in a private placement pursuant to Regulation S promulgated under the Securities Act. The warrant will be immediately exercisable, have an exercise price per share of $0.4608, and expire five years from the date of issuance. The warrant will be subject to a mandatory exercise provision should the average trading price of our common stock over any 30 consecutive day trading period exceed $0.9216. We expect to consummate this transaction by the end of the third quarter of 2014. The proceeds will be used for efforts to achieve FDA approval for LuViva, to increase manufacturing and international sales of LuViva, to enhance our intellectual property portfolio, and other related corporate purposes.

On August 26, 2014, our Senior Vice President of Engineering, Richard Fowler, advanced us $75,000 in cash for a 6% simple interest note, on August 4, 2014, our President and CEO, Gene Cartwright, advanced us $200,000 in cash for a 6% simple interest note, and on May 21, 2014, Mr. Cartwright advanced us $100,000 in cash for a 5% simple interest note. We intend to repay the advances with proceeds from the offering.

On July 25, 2014, we announced that we filed an amendment to our PMA application with the FDA for LuViva. The filing followed the face-to-face meeting we had with the FDA in May 2014 and addressed questions raised in a September 6, 2013 not-approvable letter that we received from the agency. The FDA has 180 days to respond to the amendment.

On July 17, 2014, we announced that the U.S. Patent and Trademark Office granted a new patent with 22 claims that support the technology behind LuViva. Patent number 8,781,560 B2 entitled “Method and Apparatus for Rapid Detection and Diagnosis of Tissue Abnormalities” covers the use of two types of spectroscopy in conjunction with images of tissue to detect abnormalities in tissue.

On July 10, 2014, we announced that LuViva was approved for sale in Mexico by the Federal Commission for Protection Against Health Risks.

On June 20, 2014, we held our annual meeting of stockholders in Atlanta, Georgia. At the meeting, each of Mr. Cartwright, Ronald Hart, John Imhoff, Michael James, Jonathan Niloff, and Linda Rosenstock were re-elected as directors of the Company to serve until our annual meeting in 2015 or until each such director’s successor has been elected. In addition, our stockholders approved an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock to a total of 195,000,000 shares, approved, on a non-binding basis, the compensation of our named executive officers, and ratified the appointment of UHY LLP as our independent registered public accounting firm for the 2014 fiscal year.

On May 27, 2014, we presented the results of a blinded clinical study, in which LuViva identified 100% of all cervical disease cases, at the International Federation for Cervical Pathology and Colposcopy in London.

On April 23, 2014, we entered into a securities purchase agreement with Magna Equities II, LLC (f/k/a Hanover Holdings I, LLC), an affiliate of Magna Group, referred to as Magna. Pursuant to the purchase agreement, we sold Magna a 6% senior convertible note with an initial principal amount of $1.5 million and an 18-month term, for a purchase price of $1.0 million (an approximately 33.3% original issue discount). Additionally, pursuant to the purchase agreement, Magna purchased on May 23, 2014 an additional 6% senior convertible note with a principal amount of $2.0 million and an 18-month term, for a fixed purchase price of $2.0 million. Pursuant to the terms of the initial senior convertible note, $500,000 of the outstanding principal amount (together with any accrued and unpaid interest with respect to such portion) was automatically extinguished upon satisfaction of certain conditions. Subject to certain limitations, the senior convertible notes are convertible at any time, in whole or in part, at Magna’s option, into shares of our common stock, at a conversion price equal to the lesser of $0.55 per share and a discount from the lowest daily volume-weighted average price of our common stock in the five trading days prior to conversion. The discount is 20% if the conversion takes place on or prior to December 19, 2014, and 25% if after that date. We paid Magna a commitment fee for entering into the purchase agreement in the form of 321,820 shares of common stock. See “Description of Securities—Senior Convertible Notes”.

On February 20, 2014, Messrs. Cartwright and James, and Drs. Rosenstock and Imhoff, advanced us $50,000, $50,000, $50,000, and $25,000 in cash, respectively, for 10% simple interest notes. We intend to offer each of them the opportunity to participate in the offering at least up to the extent of the outstanding principal and interest on these cash advances, by extinguishing all or a portion of the debt on a dollar-for-dollar basis.

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Critical Accounting Policies

Our material accounting policies, which we believe are the most critical to an investors understanding of our financial results and condition, are discussed below. Because we are still early in our enterprise development, the number of these policies requiring explanation is limited. As we begin to generate increased revenue from different sources, we expect that the number of applicable policies and complexity of the judgments required will increase.

Revenue Recognition: We recognize revenue from contracts on a straight line basis, over the terms of the contract. We recognize revenue from grants based on the grant agreement, at the time the expenses are incurred. Revenue from the sale of the Company’s products is recognized upon shipment of such products to its customers.

Valuation of Deferred Taxes: We account for income taxes in accordance with the liability method. Under the liability method, we recognize deferred assets and liabilities based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. We establish a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be utilized against future taxable income.

Valuation of Equity Instruments Granted to Employee, Service Providers and Investors: On the date of issuance, the instruments are recorded at their fair value as determined using either the Black-Scholes valuation model or Monte Carlo Simulation model. See Note 4 to the consolidated financial statements accompanying this prospectus for the assumptions used in the Black-Scholes valuation.

Allowance for Accounts Receivable: We estimate losses from the inability of our customers to make required payments and periodically review the payment history of each of our customers, as well as their financial condition, and revise our reserves as a result.

Inventory Valuation: All inventories are stated at lower of cost or market, with cost determined substantially on a “first-in, first-out” basis. Selling, general, and administrative expenses are not inventoried, but are charged to expense when purchased. We estimate losses from obsolete and damaged inventories quarterly and revise our reserves as a result. Since the inventory is stated at the lower of cost or market, we also estimated an allowance for the potential losses on the sale of inventory.

Results of Operations

Comparison of the Three Months Ended June 30, 2014 and 2013

Contract Revenue: Contract revenue decreased to approximately $11,000 for the quarter ended June 30, 2014, from approximately $222,000 for the same period in 2013. Service revenue was lower for the second quarter 2014 due to the termination of grant income from the National Cancer Institute in the fourth quarter of 2013.

Sales Revenue, Cost of Goods Sold and Gross Loss from Devices and Disposables: Sales revenue from the sale of LuViva devices and disposables for the three months ended June 30, 2014, was approximately $201,000. Related costs of goods sold were approximately $271,000, which resulted in a gross loss for the device and disposables of approximately $70,000. For the same period last year, sales revenue from the sale of LuViva devices and disposables for the three months ended June 30, 2013, was approximately $116,000. Related costs of goods sold were approximately $119,000, which resulted in a gross loss on the device and disposables of approximately $3,000.

Research and Development Expenses: Research and development expenses decreased to approximately $624,000 for the three months ended June 30, 2014, compared to $834,000 for the same period in 2013. The decrease, of approximately $210,000, was primarily due to a shift of resources toward marketing and production.

Sales and Marketing Expenses: Sales and marketing expenses were approximately $345,000 during the three months ended June 30, 2014, compared to $195,000 for the same period in 2013. The increase was primarily due to a shift in resources toward marketing and away from research and development.

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General and Administrative Expenses: General and administrative expenses increased to approximately $999,000 during the three months ended June 30, 2014, compared to approximately $931,000 for the same period in 2013. The increase, of approximately $68,000 or 7.3%, is primarily related to a decrease in employee compensation recorded for the three months ended June 30, 2013.

Interest Expense: Interest expense increased to approximately $47,000 for the three months ended June 30, 2014, as compared to approximately $9,000 for the same period in 2013, primarily due to higher principal amounts of outstanding indebtedness for the quarter ended June 30, 2014.

Net loss was approximately $2.2 million during the three months ended June 30, 2014, compared to $1.8 million for the same period in 2013, for the reasons outlined above.

Comparison of the Six Months Ended June 30, 2014 and 2013

Contract Revenue: Contract revenue decreased to approximately $30,000 for the six months ended June 30, 2014, from approximately $389,000 for the same period in 2013. Contract revenue, for the six months ended June 30, 2014, was lower than the comparable period in 2013, due the termination of certain agreements with Konica Minolta as well as termination of grant income from the National Cancer Institute, in the fourth quarter of 2013.

Sales Revenue, Cost of Goods Sold and Gross Loss from Devices and Disposables: Sales revenue from the sale of LuViva devices and disposables for the six months ended June 30, 2014, was approximately $323,000. Related costs of goods sold were approximately $463,000, which resulted in a gross loss for the device and disposables of approximately $140,000. For the same period last year, sales revenue from the sale of LuViva devices and disposables for the six months ended June 30, 2013, was approximately $248,000. Related costs of goods sold were approximately $277,000, which resulted in a gross loss on the device and disposables of approximately $29,000.

Research and Development Expenses: Research and development expenses decreased to approximately $1.2 million for the six months ended June 30, 2014, from approximately $1.6 million for the same period in 2013. The decrease, of approximately $416,000, was primarily due to a shift of resources toward marketing and production.

Sales and Marketing Expenses: Sales and marketing expenses were approximately $628,000, during the six months ended June 30, 2014, compared to $359,000 for the same period in 2013. The increase, of approximately $269,000, was primarily due to a shift in resources toward marketing and away from research and development.

General and Administrative Expenses: General and administrative expenses remained unchanged at approximately $2.0 million during the six months ended June 30, 2014 and 2013.

Interest Expense: Interest expense increased to approximately $74,000 for the six months ended June 30, 2014, as compared to approximately $24,000 for the same period in 2013. The increase is primarily due to higher principal amounts of outstanding indebtedness for the six months ended June 30, 2014.

Net loss remained at approximately $3.7 million during the six months ended June 30, 2014 and 2013.

Comparison of 2013 and 2012

General: Net loss attributable to common stockholders increased to approximately $10.4 million or $0.16 per share in 2013, from $4.4 million or $0.08 per share in 2012.

Revenue from Grants and other Agreements: Total revenues decreased to approximately $820,000 in 2013, from $3.3 million in 2012, primarily due to the decrease in revenue associated with our prior collaborative agreements with Konica Minolta (terminated as of February 2013) to zero in 2013 from approximately $2.5 million in 2012, partially offset by an increase in revenue from NCI and NHI grants to approximately $688,000 in 2013 from $68,000 in 2012. There were no costs of sales associated with this revenue in 2013 and 2012.

Sales Revenue, Cost of Sales and Gross Loss from Devices and Disposables: Revenues from the sale of LuViva devices for the year ended December 31, 2013 and 2012 were approximately $359,000 and $72,000, respectively. Related costs of sales and valuation allowances on the Net Realizable Values were approximately $611,000 and $117,000, respectively, which resulted in gross losses on the device of approximately $252,000 and $45,000, respectively.

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Research and Development Expenses: Research and development expenses decreased to approximately $2.7 million in 2013, compared to approximately $3.2 million in 2012, due to a decrease in expenses associated with our esophageal cancer technology and LuViva devices in production mode.

Sales and Marketing Expenses: Sales and marketing expenses increased to approximately $901,000 in 2013, compared to approximately $424,000 in 2012, due to an increase in expenses associated with marketing efforts for LuViva.

General and Administrative Expense: General and administrative expense decreased to approximately $3.5 million in 2013, from about $3.9 million in 2012. The decrease was primarily related to a decrease in attorney and consulting expenses for the year ended December 31, 2013.

Other Income: Other income was approximately $110,000 in 2013, compared to zero in 2012. The increase was primarily related to approximately $78,000 received from our insurance provider as a distribution, as well as a refund from one of our distributors of approximately $18,000.

Interest Expense: Interest expense decreased to approximately $45,000 for the year ended December 31, 2013, as compared to expenses of approximately $72,000 for the same period in 2012. The decrease was primarily due to a reduction in past due notes payable.

Fair Value of Warrants Expense: Fair value of warrants expensed were approximately $674,000 for the year ended December 31, 2013, as compared to none for the same period in 2012.

There was no income tax benefit recorded for the years ended December 31, 2013 and 2012, due to recurring net operating losses.

Liquidity and Capital Resources

Since our inception, we have raised capital through the private sale of preferred stock and debt securities, public and private sales of common stock, funding from collaborative arrangements, and grants. At June 30, 2014, we had cash of approximately $485,000 and negative working capital of approximately $618,000. At December 31, 2013, we had cash of approximately $613,000 and a working capital of approximately $268,000.

Our major cash flows in the quarter ended June 30, 2014, consisted of cash out-flows of approximately $2.8 million from operations, including approximately $3.7 million of net loss, cash outflow of $119,000 from investing activities and a net change from financing activities of $2.8 million, which primarily represents the proceeds received from the sale of Convertible Notes and bridge notes, offset in part by cash utilized for loan repayment. Our major cash flows in the year ended December 31, 2013 consisted of cash out-flows of $5.6 million from operations, including approximately $7.2 million of net loss, cash outflows of $107,000 from investing activities and a net change from financing activities of $5.3 million, which primarily represented the proceeds received from issuance of common and preferred stock, as well as exercise of outstanding warrants and options.

In July 2012, we completed a warrant exchange program, pursuant to which we exchanged warrants exercisable for a total of 15,941,640 shares of common stock, or 56.29% of the warrants eligible to participate, for three classes of new warrants. The first class of new warrants expired on September 17, 2012 and carried an exercise price of $0.40, $0.45 or $0.50, depending on the date exercised. The second class of new warrants expired on either July 26, 2013 or March 1, 2014, and were exercisable at $0.65. The third class of new warrants are exercisable for approximately 472,000 shares and 3.6 million shares at $0.80 per share and expire on July 26, 2014 and March 1, 2015, respectively. As of December 31, 2012, we had issued 5,825,957 shares of common stock and received approximately $2.9 million in cash, in connection with the exercise of these new warrants.

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On May 24, 2013, we completed a private placement of our Series B Preferred Stock and warrants to purchase shares of our common stock. We issued an aggregate of 2,527 shares of our Series B Preferred Stock at a purchase price of $1,000 per share, subject to the terms of a Securities Purchase Agreement, dated May 21, 2013, between us and certain accredited investors. We also issued warrants, on a pro rata basis to the investors, exercisable to purchase an aggregate of 3,716,177 shares of our common stock. The warrants, which carry a five-year term, were split evenly into two tranches, one of which is subject to a mandatory exercise provision. The warrants are exercisable at any time at an initial exercise price of $1.08 per share, subject to certain customary adjustments contained in the respective warrants. In connection with the private placement, we entered into a registration rights agreement with the investors pursuant to which we have certain contractual obligations to register the shares of common stock issuable upon conversion of our Series B Preferred Stock and exercise of the warrants.

In November 2013, we completed another warrant exchange program pursuant to which we exchanged warrants exercisable for a total of 3,573,691 shares of common stock, or 99.5% of the warrants eligible to participate, for new warrants exercisable for the same number of shares of common stock, but with a reduced exercise price of $0.40 per share and a shortened exercise period ending on November 27, 2013. As of December 31, 2013, we had issued 3,399,965 shares of common stock and received approximately $1.4 million in cash in connection with the exercise of these new warrants.

On April 23, 2014, we entered into a securities purchase agreement with Magna Equities II, LLC (formerly Hanover Holdings I, LLC), an affiliate of Magna Group, referred to as Magna. Pursuant to the purchase agreement, we sold Magna a 6% senior convertible note with an initial principal amount of $1.5 million and an 18-month term, for a purchase price of $1.0 million (an approximately 33.3% original issue discount). Additionally, pursuant to the purchase agreement, Magna purchased on May 23, 2014 an additional 6% senior convertible note with a principal amount of $2.0 million and an 18-month term, for a fixed purchase price of $2.0 million. Pursuant to the terms of the initial senior convertible note, $500,000 of the outstanding principal amount (together with any accrued and unpaid interest with respect to such portion) was automatically extinguished upon satisfaction of certain conditions. Subject to certain limitations, the senior convertible notes are convertible at any time, in whole or in part, at Magna’s option, into shares of our common stock, at a conversion price equal to the lesser of $0.55 per share and a discount from the lowest daily volume-weighted average price of our common stock in the five trading days prior to conversion. The discount is 20% if the conversion takes place prior to December 19, 2014, and 25% if after that date. We have the right at any time to redeem all or a portion of the total outstanding amount then remaining under the Convertible Notes in cash at a 25% premium. We paid Magna a commitment fee for entering into the purchase agreement in the form of 321,820 shares of common stock.

We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements. We believe our existing and available capital resources will be sufficient to satisfy our funding requirements through the third quarter of 2014. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including loans.

Substantial capital will be required to develop our products, including completing product testing and clinical trials, obtaining all required U.S. and foreign regulatory approvals and clearances, and commencing and scaling up manufacturing and marketing our products. Any failure to obtain capital would have a material adverse effect on our business, financial condition and results of operations.

Our financial statements have been prepared and presented on a basis assuming we will continue as a going concern. However, we have experienced operating losses since our inception and, as of June 30, 2014, had an accumulated deficit of approximately $106.8 million, negative working capital of approximately $618,000 million and stockholders’ deficit of approximately $2.5 million. These factors raise substantial doubt about our ability to continue as a going concern, as more fully discussed in the report of our independent registered public accounting firm included with the audited consolidated financial statements accompanying this prospectus.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements; no special purpose entities; nor do activities that include non-exchange-traded contracts account for at fair value.

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Directors and Executive Officers

Our executive officers are elected by and serve at the discretion of our board of directors. The following table lists information about our directors and executive officers as of September 8, 2014:

Name	Age	Position with Guided Therapeutics
Gene S. Cartwright, Ph.D.	60	Chief Executive Officer, Acting Chief Financial Officer, President and Director
Richard L. Fowler	58	Senior Vice President of Engineering
Ronald W. Hart, Ph.D.	72	Vice Chairman and Director
John E. Imhoff, M.D.	65	Director
Michael C. James	55	Chairman and Director
Jonathan M. Niloff, M.D.	60	Director
Linda Rosenstock, M.D.	63	Director

Except as set forth below, all of the executive officers have been associated with us in their present or other capacities for more than the past five years. Officers are elected annually by the board of directors and serve at the discretion of the board. There are no family relationships among any of our executive officers and directors.

Gene S. Cartwright, Ph.D. joined us in January 2014 as the President, Chief Executive Officer and Acting Chief Financial Officer. He was elected as a director on January 31, 2014. His most recent position was with Omnyx, LLC, a Joint Venture between GE Healthcare and the University of Pittsburgh Medical Center, where, as CEO for over four years he founded and managed the successful development of products for the field of Digital Pathology. Prior to his work with Omnyx, LLC, he was President of Molecular Diagnostics for GE Healthcare. Prior to GE, Dr. Cartwright was Divisional Vice President/General Manager for Abbott Diagnostics’ Molecular Diagnostics business. In his 24 year career at Abbott, he also served as Divisional Vice President for U.S. Marketing for five years. He received a Masters of Management degree from Northwestern’s Kellogg School of Management and also holds a Ph.D. in chemistry from Stanford University and an AB from Dartmouth College.

Dr. Cartwright brings over 30 years of experience working in the IVD diagnostics industry. He has great experience in the diagnostics market both in the development and introduction of new diagnostics technologies, as well as extensive successful commercial experience with global businesses. With his background and experience, Dr. Cartwright, as President, CEO and Director will work with and advise the board as to how we can successfully market and build the LuViva international sales.

Rick Fowler, Mr. Fowler, Sr. VP of Engineering is an accomplished Executive with significant experience in the management of businesses that sell, market, produce and develop sophisticated medical devices and instrumentation. Mr. Fowler’s 25 plus years of experience includes assembling and managing teams, leading businesses and negotiating contracts, conducting litigation, and developing ISO, CE, FDA QSR, GMP and GCP compliant processes and products. He is adept at providing product life cycle management through effective process definition and communication - from requirements gathering, R&D feasibility, product development, product launch, production startup and support. Mr. Fowler combines outstanding analytical, out-of-the-box, and strategic thinking with strong leadership, technical, and communication skills and he excels in dynamic, demanding environments while remaining pragmatic and focused. He is able to deliver high risk projects on time and under budget as well as enhance operational effectiveness through outstanding cross-functional team leadership (R&D, marketing, product development, operations, QA, sales, service, and finance). In addition, Mr. Fowler is well versed in global medical device regulatory and product compliance requirements.

Ronald W. Hart, Ph.D. has served as a member of our board since March 2007 and was elected Vice Chairman of the Board in 2011. He has published over 600 peer-reviewed publications, has been appointed to a number of academic positions and is credited with developing the first direct proof that DNA is causal in certain forms of cancer. He chaired a number of federal committees and task forces, including the development and implementation of the Technology Transfer Act of 1986 and the White House Task Force on Chemical Carcinogenesis. In 1980, Dr. Hart was appointed Director of the National Center for Toxicological Research, the research arm of the FDA, a position he held until 1992. In 1992, Dr. Hart was the first ever Presidential Appointee to the position of Distinguished Scientist in Residence for the US Public Health Service/FDA, a position he held until his retirement in 2000. Dr. Hart received his Ph.D. in physiology and biophysics from the University of Illinois. Dr. Hart has helped in the development of business strategy for a number of start-up companies.

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Dr. Hart adds considerable value to the board in at least four critical areas:

(1)	As a former FDA bureau chief, he advises the Board and management on our FDA relationship and strategy.
(2)	As an active participant in the venture community, he advises the Board on financing and other opportunities.
(3)	As an expert in organizational matters, he advises the Board and management regarding company strategy and potential strategic partnerships.
(4)	As an expert in international trade, he advises the Board and management on international partnering and distribution agreements.

John E. Imhoff, M.D. has served as a member of our board since April 2006. Dr. Imhoff is an ophthalmic surgeon who specializes in cataract and refractive surgery. He is one of our principal stockholders and invests in many other private and public companies. He has a B.S. in Industrial Engineering from Oklahoma State University, an M.D. from the University of Oklahoma and completed his ophthalmic residency at the Dean A. McGee Eye Institute. He has worked as an ophthalmic surgeon and owner of Southeast Eye Center since 1983.

Dr. Imhoff has experience in clinical trials and in other technical aspects of a medical device company. His background in industrial engineering is especially helpful to our company, especially as Dr. Imhoff can combine this knowledge with clinical applications. His experience in the investment community also lends itself as invaluable to a public company that participates in equity transactions.

Michael C. James has served as a member of our board since March 2007 and as Chairman of the Board since October 22, 2013. Mr. James is also the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, Chief Executive Officer and the Chief Financial Officer of Inergetics, Inc., a nutraceutical supplements company and also the Chief Financial Officer of Terra Tech Corporation, which is a hydroponic and agricultural company. He also holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P. Mr. James currently sits on the board of directors of Inergetics, Inc. Mr. James was Chief Executive Officer of Nestor, Inc. from January 2009 to September 2009 and served on their board of directors from July 2006 to June 2009. He was employed by Moore Capital Management, Inc., a private investment management company from 1995 to 1999 and held position of Partner. He was employed by Buffalo Partners, L.P., a private investment management company from 1991 to 1994 and held the position of Chief Financial and Administrative Officer. He began his career in 1980 as a staff accountant with Eisner LLP. Mr. James received a B.S. degree in Accounting from Farleigh Dickinson University in 1980.

Mr. James has experience both in the areas of company finance and accounting, which is invaluable to us during financial audits and offerings. Mr. James has extensive experience in the management of both small and large companies and his entrepreneurial background is relevant as we develop as a company.

Jonathan M. Niloff, M.D. was elected as a director in April 2010. Dr. Niloff is Vice President and Executive Medical Director Population Health of McKesson Technology Solutions, a medical software company. Prior to that, Dr. Niloff was the Founder, Chairman of the Board and Chief Medical Officer of MedVentive Inc. Prior to joining MedVentive, Dr. Niloff served as President of the Beth Israel Deaconess Physicians Organization, Medical Director for Obstetrics and Gynecology for its Affiliated Physicians Group, and Chief of Gynecology at New England Deaconess Hospital. He served as an Associate Professor of Obstetrics, Gynecology, and Reproductive Biology at Harvard Medical School. He has deep expertise in all aspects of medical cost and quality improvement, and has published extensively on the topic of gynecologic oncology including the development of the CA125 test for ovarian cancer. Dr. Niloff received his undergraduate education at The Johns Hopkins University, an MD degree from McGill University, and an MBA degree from Boston University.

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Dr. Niloff is uniquely qualified to assist the board and management because he combines his clinical background as a Harvard Ob-Gyn with his business acumen developed through an MBA degree and as CMO of MedVentive. Dr. Niloff has specific experience in evaluating new medical technology (e.g., CA125) and its implications to cost containment and reimbursement. Furthermore, Dr. Niloff has numerous professional contacts in the Ob-Gyn community that can aid in our development and marketing of our cervical cancer detection technology.

Linda Rosenstock, M.D. was appointed to the board in April 2012. Dr. Linda Rosenstock is a Dean Emeritus and Professor of the University of California, Los Angeles (UCLA) Fielding School of Public Health, a position she has held since 2000. She holds appointments as Professor of Medicine and Environmental Health Sciences and is a recognized authority in broad areas of public health and science policy. Internationally, Dr. Rosenstock has been active in teaching and research in many developing countries and has served as an advisor to the World Health Organization. Dr. Rosenstock also chaired the United Auto Workers/General Motors Occupational Health Advisory Board. She is an Honorary Fellow of the Royal College of Physicians and an elected member of the National Academy of Sciences’ Institute of Medicine where she has served as a member of their board on Health Sciences Policy and Chair of the Committee for Preventive Services for Women. In January 2011, she was appointed by President Obama to the Advisory Group on Prevention, Health Promotion and Integrative and Public Health. She has served on the board of directors for Skilled Health Care since 2009.

Before coming to UCLA in 2000, Dr. Rosenstock served as Director of the National Institute for Occupational Safety and Health (NIOSH) for nearly seven years. As Director of NIOSH, Dr. Rosenstock led the only federal agency with a mandate to undertake research and prevention activities in occupational safety and health. During her tenure, she was instrumental in creating the National Occupational Research Agenda, a framework for guiding occupational safety and health research, and in expanding the agency’s responsibilities. In recognition of her efforts, Dr. Rosenstock received the Presidential Distinguished Executive Rank Award, the highest executive service award in the government and was also the James P. Keogh Award Winner for 2011 in appreciation of a lifetime of extraordinary leadership in occupational health and safety. Dr. Rosenstock received her M.D. and M.P.H. from The Johns Hopkins University. She conducted her advanced training at the University of Washington, where she was Chief Resident in Primary Care Internal Medicine and a Robert Wood Johnson Clinical Scholar.

Dr. Rosenstock is uniquely qualified as a board member for Guided Therapeutics. First, as a trained physician who also chairs the preventive services for women committee of the institute of national academy of sciences institute of medicine, she has been directly involved in setting institutional and government policy for breast and cervical cancer screening, which is directly relevant to LuViva. Secondly, she brings a wealth of international experience in developing countries, which is a focus of our product distribution effort in cancer detection. Thirdly, she has demonstrated a lifetime of extraordinary leadership and her international recognition as an expert in health policy will provide outstanding credibility to Guided Therapeutics as a leading innovator in women’s healthcare.

CORPORATE GOVERNANCE

Board Meetings and Committees

Our board of directors held four meetings during the fiscal year ended December 31, 2013. No director attended fewer than 75% of the meetings of the board of directors or the committees on which he served during the fiscal year ended December 31, 2013. We encourage our directors to attend the annual meeting of stockholders. In 2013, all seven directors attended our annual meeting. The board of directors has an audit committee, a compensation committee and a nomination committee. Although we are not subject to the listing standards of any national securities exchange or inter-dealer quotation system, based on the definition of independence in the NASDAQ listing standards, Dr. Hart, Dr. Imhoff, Mr. James, Dr. Niloff and Dr. Rosenstock are independent directors. The board works with its members and management to identify new board members, and will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Board of Directors, c/o Corporate Secretary, 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.

42

The audit committee selects and engages the independent registered public accounting firm to audit our annual financial statements and pre-approves all allowable audit services and any special assignments given to the accountants. The audit committee also determines the planned scope of the annual audit, any changes in accounting principles, the effectiveness and efficiency of our internal accounting staff and the independence of our external auditors. The audit committee currently consists of Mr. James (Chairman) and Drs. Niloff and Rosenstock. The audit committee met four times during 2013. The board of directors has determined that each member of the audit committee is independent in accordance with the NASDAQ listing standards for audit committee independence and applicable SEC regulations. None of the members of the audit committee has participated in the preparation of our financial statements at any time during the past three years. The board has also determined that Mr. James and Drs. Niloff and Rosenstock meet the criteria specified under applicable SEC regulations for an “audit committee financial expert” and that the committee members are financially sophisticated.

The compensation committee, in consultation with our Chief Executive Officer, sets the compensation for our officers, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The compensation committee currently consists of Dr. Imhoff (Chairman) and Dr. Hart, each of whom is independent under NASDAQ listing standards. The compensation committee met once during 2013.

The nomination committee, in consultation with our Chief Executive Officer, reviews and recommends individuals to be nominated as directors. The nomination committee currently consists of Dr. Hart (Chairman) and Dr. Rosenstock. The nomination committee met once during 2013. The nomination committee has not yet established formal policies relating to the consideration of candidates for nomination to our board. Our board has historically evaluated all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder, independence, and willingness, ability and availability for service. Other than the foregoing, there have been no stated minimum criteria for director nominees, although our board has considered such other factors as it has deemed to be in the best interests of us and our stockholders. The board has considered diversity as it has deemed appropriate in this context (without having a formal diversity policy), given current needs and the current needs of the board to maintain a balance of knowledge, experience and capability. When considering diversity, the board has considered diversity as one factor, of no greater or lesser importance than other factors and has considered diversity in a broad context of race, gender, age, business experience, skills, international experience, education, other board experience and other relevant factors.

The audit committee and the compensation committee have each adopted charters, which are available on our web site, at www.guidedinc.com. The nomination committee currently operates without a charter.

Board Leadership Structure and Role in Risk Oversight

Dr. Cartwright, our President and Chief Executive Officer, also serves as a director; our board is led by the Chairman, Mr. James, and Vice Chairman, Dr. Hart, two of our independent directors. Our board, as a whole, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report on their deliberations to the full board, as further described below. In addition, our management regularly communicates with the board to discuss important risks for their review and oversight, including regulatory risk and risks stemming from periodic litigation or other legal matters in which we are involved. Given the small size of the board, the board feels that this structure for risk oversight is appropriate (except for those risks that require risk oversight by independent directors only). The audit committee is specifically charged with discussing risk management (primarily financial and internal control risk), and receives regular reports from management, independent auditors, internal audit and outside legal counsel on risks related to, among others, our financial controls and reporting. The compensation committee reviews risks related to compensation and makes recommendations to the board with respect to whether our compensation policies are properly aligned to discourage inappropriate risk-taking, and is regularly advised by management and, as deemed appropriate, outside legal counsel.

Communication with Directors

Any stockholder is welcome to communicate with any director or the board of directors by writing to a director or the board as a whole, c/o Corporate Secretary, 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.

43

Director Compensation

Generally, non-employee directors receive payments of $3,000 per quarter, $1,000 per meeting attended in person or $500 if attended by telephone, and $300 per committee meeting attended. None of our directors received any compensation or reimbursement in cash for fiscal year ended December 31, 2013; however, they did receive common stock and stock options in lieu of cash for 2013 and 2012, in connection with their services as members of the board of directors and their service on board committees.

Director Compensation Table, as of December 31, 2013

Name and Principal Position	Common Stock Awards (#)	Stock Option Awards (#)	Total (#)
Ronald W. Allen, Former Chairman & Director	40,625	31,250	71,875
Ronald W. Hart, Ph.D., Vice Chairman & Director	42,188	31,250	73,438
John E. Imhoff, M.D., Director	43,750	31,250	75,000
Michael C. James, Chairman and Director	46,875	31,250	78,125
Jonathan M. Niloff, M.D., Director	40,625	31,250	71,875
Linda Rosenstock, M.D., Director	37,500	31,250	68,750

Outstanding Equity Awards to Directors at December 31, 2013

	Option Awards
Name and Principal Position	Option Awards (#)	Exercise Price ($)
Ronald W. Allen, Former Chairman and Director	636,250	0.40
Ronald W. Hart, Ph.D., Director	517,500	0.37
John E. Imhoff, M.D., Director	303,750	0.78
Michael C. James, Current Chairman and Director	107,500	0.78
Jonathan Niloff, M.D., Director	142,917	0.74
Linda Rosenstock, M.D., Director	125,000	0.80

44

Executive Compensation

Summary Compensation Table

The following table lists specified compensation we paid during each of the fiscal years ended December 31, 2013 and 2012 to the chief executive officer and our two other most highly compensated executive officers, collectively referred to as the named executive officers, in 2013:

2013 and 2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Total ($)
Mark Faupel, Ph.D.	2013	243,000	—	—	243,000
President, CEO, Acting CFO and Director (2)	2012	243,000	—	214,500	457,000
Richard Fowler,	2013	197,000	—	—
Senior Vice President of Engineering	2012	195,000	—	6,250	195,000
Shabbir Bambot, Ph.D. (3)	2013	80,222	—	—	80,222
Vice President of Research and Development	2012	193,000	—	6,000	193,000
(1)	See Note 3 to the annual consolidated financial statements that accompany this prospectus.
(2)	Dr. Faupel currently serves as the Company’s Chief Scientific Officer, but is no longer an executive officer.
(3)	Dr. Bambot resigned from the Company on May 10, 2013.

Dr. Faupel’s 2013 and 2012 compensation consisted of a base salary of $243,000, and usual and customary company benefits. As of December 31, 2013, Dr. Faupel’s remaining deferred salary was approximately $225,861. On July 2, 2012, Dr. Faupel was issued 153,846 shares of common stock at $0.65, in partial repayment of debt.

Mr. Fowler’s 2013 and 2012 compensation consisted of a base salary of $197,000 and $195,000, respectively, and usual and customary company benefits. He received no bonus and no stock options in 2013 and received 6,250 stock options in 2012. As of December 31, 2013, Mr. Fowler’s total deferred salary was approximately $98,858.

Dr. Bambot’s 2013 and 2012 compensation consisted of a base salary of $193,000, and $193,000, respectively, and usual and customary company benefits.

Outstanding Equity Awards to Officers at December 31, 2013

	Option Awards
Name and Principal Position	Number of Securities Underlying Options Exercisable (#)(1)	Number of Securities Underlying Options Un-exercisable (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Un-exercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date
Mark Faupel, Ph.D. President, CEO & Acting CFO (3)	1,878,244	—	400,105	0.63	12/16/2021
Richard Fowler Senior Vice President of Engineering	405,062	—	90,938	0.48	12/16/2021
(1)	Represents fully vested options.
(2)	Based on all outstanding options.
(3)	Dr. Faupel currently serves as the Company’s Chief Scientific Officer, but is no longer an executive officer.
45

Share Ownership of Directors, Officers and Certain Beneficial Owners

The following table lists information regarding the beneficial ownership of our common stock as of September 82014 by (i) each person whom we know to beneficially own more than 5% of the outstanding shares of our common stock (a “5% stockholder”), (ii) each director, (iii) each officer named in the summary compensation table elsewhere in this prospectus, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 5835 Peachtree Corners East, Suite D. Norcross, Georgia 30092.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

John E. Imhoff (3)	14,744,288	12.2%
The Whittemore Collection, Ltd. / George Landegger (4)	7,126,127	6.0%
4 International Drive, Rye Brook, NY 10573
Michael C. James / Kuekenhof Equity Fund, LLP (5)	685,092	*
Ronald Hart (6)	2,213,561	1.9%
Gene S. Cartwright (7)	2,101,458	1.8%
Mark L. Faupel (8)	2,581,616	2.2%
Richard L. Fowler (9)	657,563	*
Linda Rosenstock (10)	412,174	*
Jonathan Niloff (11)	482,383	*

All directors and executive officers as a group (7 persons) (12)	21,296,520	15.4%

(*)	Less than 1%.
(1)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
(2)	Percentage ownership is based on 78,179,958 shares of common stock outstanding as of September 8, 2014. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors that include voting and investment power with respect to shares. Shares of common stock subject to currently exercisable options, warrants, convertible preferred stock or convertible notes, or any such securities exercisable within 60 days after September 8, 2014, are deemed outstanding for purposes of computing the percentage ownership of the person holding those options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(3)	Consists of 9,482,931 shares of common stock, 1,627,604 shares of Series B preferred stock convertible into 1,689,189 shares of common stock, 3,268,418 warrants to purchase common stock at an average price of $0.63 per share and 303,750 shares subject to stock options. Dr. Imhoff has pledged 11,172,120_ shares of common stock to secure certain loans to him. Dr. Imhoff is on the board of directors.
(4)	Consists of 6,480,543 shares of common stock and 645,584 warrants to purchase common stock at an average price of $0.74 per share.
(5)	Consists of 471,881 shares of common stock and 107,500 shares subject to stock options held by Michael James; and 105,711 warrants to purchase common stock at an average price of $0.80 per share held by Kuekenhof Equity Fund, LP, Michael James, managing partners. Mr. James is on the board of directors.
(6)	Consists of 1,392,581 shares of common stock and common equivalent, 99,881 warrants to purchase common stock at an average price of $0.5556 per share and 655,000 shares subject to stock options held by Ronald Hart; and 63,020 warrants to purchase common stock at an average price of $0.2960 per share held by Hart Management, LLC. Dr. Hart is on the board of directors.
(7)	Consists of 2,000,000 market condition restricted common stock, as part of employment contract and 100,000 shares of common stock purchased on open market and 1,458 shares subject to stock options
(8)	Consists of 267,476 shares of common stock and 2,314,140 shares subject to stock options. Dr. Faupel no longer serves as an executive officer or director of the Company.
(9)	Consists of 98,115 shares of common stock and 559,448 shares subject to stock options.
(10)	Consists of 287,174 shares of common stock and 125,000 shares subject to stock options held by Linda Rosenstock. Dr. Rosenstock is on the board of directors.
(11)	Consists of 339,466 shares of common stock and 142,917 shares subject to stock options held by Jonathan M. Niloff. Dr. Niloff is on the board of directors.
(12)	Consists of 15,864,417 shares of common stock and common equivalent, 3,537,030 warrants to purchase common stock at an average price of $0.5556 per share and 1,895,073 shares subject to stock options.

46

Certain Relationships and Related Transactions
and Director Independence

Our board of directors recognizes that related person transactions present a heightened risk of conflicts of interest. The audit committee of the board has the authority to review and approve all related party transactions involving directors or executive officers of the Company.

Under the policy, when management becomes aware of a related person transaction, management reports the transaction to the audit committee and requests approval or ratification of the transaction. Generally, the audit committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person. The audit committee will report to the full board all related person transactions presented to it.

Based on the definition of independence of the NASDAQ Stock Market, the board has determined that Messrs. Allen and James, and Drs. Hart, Niloff, Rosenstock and Imhoff are independent directors.

On August 26, 2014, our Senior Vice President of Engineering, Richard Fowler, advanced us $75,000 in cash for a 6% simple interest note, on August 4, 2014, our President and CEO, Gene Cartwright, advanced us $200,000 in cash for a 6% simple interest note, and on May 21, 2014, Mr. Cartwright advanced us $100,000 in cash for a 5% simple interest note. We intend to repay the advances with proceeds from the offering.

On February 20, 2014, Messrs. Cartwright and James, and Drs. Rosenstock and Imhoff, advanced us $50,000, $50,000, $50,000, and $25,000 in cash, respectively, for 10% simple interest notes. We intend to offer each of them the opportunity to participate in the offering at least up to the extent of the outstanding principal and interest on these cash advances, by extinguishing all or a portion of the debt on a dollar-for-dollar basis.

Dr. Imhoff invested a total of $586,568 to exercise warrants for 1,466,420 shares of our common stock at $0.40 per share in November 2013. He also invested $500,000 in our 2013 Series B preferred stock offering.

Legal Matters

Jones Day, Atlanta, Georgia, passed upon the validity of the shares of common stock offered by this prospectus.

Experts

Our consolidated financial statements as of December 31, 2013 and 2012, and for the years then ended have been audited by UHY LLP, an independent registered public accounting firm, as set forth in its report, included in this prospectus. Our financial statements and the related independent registered public accounting firm report thereon have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Get More Information

We have filed with the SEC under the Securities Act a registration statement on Form S-1 of which this prospectus forms a part. This prospectus does not contain all of the information contained in the registration statement and its exhibits. We strongly encourage you to read carefully the registration statement and its exhibits.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

We file annual, quarterly and current reports; proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

47

INDEX TO FINANCIAL STATEMENTS

Annual Consolidated Financial Statements

F-1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA FOR
THE FISCAL YEAR ENDED DECEMBER 31, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Guided Therapeutics, Inc.

We have audited the accompanying consolidated balance sheets of Guided Therapeutics, Inc. and Subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guided Therapeutics, Inc. and Subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s recurring losses from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP

UHY LLP
Sterling Heights, Michigan
March 26, 2014

F-2

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2013 AND 2012
(In Thousands)

ASSETS	2013	2012
CURRENT ASSETS:
Cash and cash equivalents	$613	$1,044
Accounts receivable, net of allowance for doubtful accounts of $18 and $12 at December 31, 2013 and 2012, respectively	133	107
Inventory, net of reserves of $184 and $52 at December 31, 2013 and 2012, respectively	1,193	524
Other current assets	101	198
Total current assets	2,040	1,873

Property and equipment, net	920	1,274
Other assets	356	331
Total noncurrent assets	1,276	1,605

TOTAL ASSETS	$3,316	$3,478

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Short-term notes payable	$35	$79
Current portion of long term debt	109	4
Notes payable – past due	—	419
Accounts payable	891	765
Accrued liabilities	723	1,038
Deferred revenue	14	40
Total current liabilities	1,772	2,345

Warrants, at fair value	1,548	—
Long-term debt, net	103	—
Total long-term liabilities	1,651	—

TOTAL LIABILITIES	3,423	2,345

COMMITMENTS & CONTINGENCIES (Note 5)

STOCKHOLDERS’ (DEFICIT) EQUITY:
Series B convertible preferred stock, $.001 par value; 3 shares authorized, 2 and zero shares issued and outstanding as of December 31, 2013 and 2012, respectively (liquidation preference of $2.1 million and $0 at December 31, 2013 and 2012, respectively)	1,139	—
Common stock, $.001 par value; 145,000 shares authorized, 70,479 and 62,282 shares issued and outstanding as of December 31, 2013 and 2012, respectively	71	62
Additional paid-in capital	101,840	93,273
Treasury stock, at cost	(132)	(104)
Accumulated deficit	(103,025)	(92,098)
TOTAL GUIDED THERAPEUTICS STOCKHOLDERS’ (DEFICIT) EQUITY	(107)	1,133

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(107)	1,133

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$3,316	$3,478

The accompanying notes are an integral part of these consolidated statements.

F-3

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In Thousands Except Per Share Data)

	2013	2012
REVENUE:
Contract and grant revenue	$820	$3,338

Sales – devices and disposables	359	72
Cost of goods sold	611	117
Gross loss	(252)	(45)

OPERATING EXPENSES:

Research and development	2,742	3,227
Sales and marketing	901	424
General and administrative	3,533	3,923
Total operating expenses	7,174	7,574

Operating loss	(6,606)	(4,281)

OTHER INCOME (EXPENSES):
Other income	110	—
Interest expense	(45)	(72)
Change in fair value of warrants	(674)	—
Total other income	(609)	(72)

LOSS FROM OPERATIONS	(7,215)	(4,353)

PROVISION FOR INCOME TAXES	—	—

NET LOSS	(7,215)	(4,353)

PREFERRED STOCK DIVIDENDS	(3,175)	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(10,390)	$(4,353)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(0.16)	$(0.08)

WEIGHTED AVERAGE SHARES OUTSTANDING	65,884	57,429

The accompanying notes are an integral part of these consolidated statements.

F-4

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(In Thousands)

	Preferred Stock Series B		Common Stock		Additional Paid-In	Treasury	Accumulated	Non- Controlling
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Interest	TOTAL
BALANCE, January 1, 2012	—	$—	52,211	$52	$86,614	$(104)	$(85,089)	$104	$1,577
Issuance of stock	—	—	195	—	162	—	—	—	162
Exercise of warrants/options	—	—	9,876	10	3,092	—	—	—	3,102
Stock-based compensation expense	—	—	—	—	645	—	—	—	645
Deemed dividends	—	—	—	—	2,656	—	(2,656)	—	—
Acquisition of minority interest					104	—	—	(104)	—
Net Loss	—	—	—	—	—	—	(4,353)	—	(4,353)
BALANCE, December 31, 2012		$—	62,282	$62	$93,273	$(104)	$(92,098)	$—	$1,133

Issuance of Series B preferred stock	3	1,341	—	—	—	—	—	—	1,341
Deemed dividends on beneficial conversion feature of preferred stock	—	—	—	—	3,148	—	(3,148)	—	—
Preferred dividends	—	—	—	—	—	—	(27)	—	(27)
Conversion of preferred stock	(1)	(202)	878	1	201		—	—	—
Issuance of common stock	—	—	670	1	462	—	—	—	463
Issuance of stock options	—	—	—	—	126	—	—	—	126
Exercise of warrants and options	—	—	6,649	7	3,269	—	—		3,276
Stock-based compensation expense	—	—	—	—	824	—	—	—	824
Deemed dividends on replacement of warrants	—	—	—	—	537	—	(537)	—	—
Acquisition of treasury stock	—	—	—	—	—	(28)	—	—	(28)
Net Loss	—	—	—	—	—	—	(7,215)	—	(7,215)
BALANCE, December 31, 2013	2	$1,139	70,479	$71	$101,840	$(132)	$(103,025)	$—	$(107)

The accompanying notes are an integral part of these consolidated statements.

F-5

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(In Thousands)
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,215)	$(4,353)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt (recovery) expense	7	(3)
Depreciation	461	361
Stock-based compensation	824	645
Change in fair value of warrants	674	—
Changes in operating assets and liabilities:
Accounts receivable	(33)	13
Inventory	(669)	(4)
Other current assets	97	(144)
Other assets	(25)	55
Accounts payable	126	(337)
Deferred revenue	(26)	(413)
Accrued liabilities	223	513
Total adjustments	1,659	299

Net cash used in operating activities	(5,556)	(3,666)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(107)	(552)

Net cash used in investing activities	(107)	(552)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of preferred stock and warrants	2,214	—
Proceeds from debt financing	115	86
Payments made on notes payable	(374)	(125)
Proceeds from options and warrants exercised	3,276	3,102

Net cash provided by financing activities	5,231	3,063

NET CHANGE IN CASH AND CASH EQUIVALENTS	(432)	(1,155)

CASH AND CASH EQUIVALENTS, beginning of year	1,045	2,200

CASH AND CASH EQUIVALENTS, end of year	$613	$1,045

SUPPLEMENTAL SCHEDULE OF:
Cash paid for:
Interest	$31	$48
NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of minority interest	$—	$104
Conversion of accrued expenses into common stock / options	$126	$162
Purchase of fixed assets by issuing notes payable	$—	$50
Issuance of common stock as board compensation	$463	$—
Deemed dividends in the form of warrants to purchase common stock.	$537	$2,656
Deemed dividends on preferred stock	$3,148	$—

The accompanying notes are an integral part of these consolidated statements.

F-6

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

1. Organization, Background, and Basis of Presentation

Guided Therapeutics, Inc. (formerly SpectRx, Inc.), together with its wholly owned subsidiary, InterScan, Inc. (formerly Guided Therapeutics, Inc.), collectively referred to herein as the “Company”, is a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. The Company’s primary focus is the development of its LuViva™ non-invasive cervical cancer detection device and extension of its cancer detection technology into other cancers, including esophageal. The Company’s technology, including products in research and development, primarily relates to biophotonics technology for the non-invasive detection of cancers.

Basis of Presentation

All information and footnote disclosures included in the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The Company’s prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. The Company has experienced net losses since its inception and, as of December 31, 2013, it had an accumulated deficit of approximately $103.0 million. Through December 31, 2013, the Company has devoted substantial resources to research and development efforts. The Company first generated revenue from product sales in 1998, but does not have significant experience in manufacturing, marketing or selling its products. The Company’s development efforts may not result in commercially viable products and it may not be successful in introducing its products. Moreover, required regulatory clearances or approvals may not be obtained. The Company’s products may not ever gain market acceptance and the Company may not ever achieve levels of revenue to sustain further development costs and support ongoing operations or achieve profitability. The development and commercialization of the Company’s products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects operating losses to continue through the foreseeable future as it continues to expend substantial resources to complete development of its products, obtain regulatory clearances or approvals and conduct further research and development.

Going Concern

The Company’s consolidated financial statements have been prepared and presented on a basis assuming it will continue as a going concern.  The factors below raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty. Notwithstanding the foregoing, the Company believes it has made progress in recent years in stabilizing its financial situation by execution of multiyear contracts from Konica Minolta Opto, Inc., a subsidiary of Konica Minolta, Inc., a Japanese corporation based in Tokyo (“Konica Minolta”) and grants from the National Cancer Institute (“NCI”), while at the same time simplifying its capital structure and significantly reducing debt. However, the Company has replaced its prior agreements with Konica Minolta with a new licensing agreement, and therefore will no longer receive direct payments from Konica Minolta, and will have to pay a royalty to Konica Minolta should the Company sell any products licensed from Konica Minolta.

At December 31, 2013, the Company had working capital of approximately $268,000, accumulated deficit of $103.0 million, and incurred a net loss of $7.2 million for the year then ended. Stockholders’ deficit totaled approximately $107,000 at December 31, 2013, primarily due to recurring net losses from operations, deemed dividends on warrants and preferred stock, offset by proceeds from the exercise of options and warrants and proceeds from sales of stock.

The Company’s capital-raising efforts are ongoing. If sufficient capital cannot be raised by the end of the second quarter of 2014, the Company has plans to curtail operations by reducing discretionary spending and staffing levels, and attempting to operate by only pursuing activities for which it has external financial support and additional NCI, NHI or other grant funding. However, there can be no assurance that such external financial support will be sufficient to maintain even limited operations or that the Company will be able to raise additional funds on acceptable terms, or at all. In such a case, the Company might be required to enter into unfavorable agreements or, if that is not possible, be unable to continue operations, and to the extent practicable, liquidate and/or file for bankruptcy protection.

F-7

The Company had warrants exercisable for approximately 11.3 million shares of its common stock outstanding at December 31, 2013, with exercise prices of $0.40, $0.80 and $1.08 per share. Exercises of these warrants would generate a total of approximately $7.6 million in cash, assuming full exercise, although the Company cannot be assured that holders will exercise any warrants. Management may obtain additional funds through the private sale of preferred stock or debt securities, public and private sales of common stock, and grants, if available.

Assuming the Company receives FDA approval for its LuViva cervical cancer detection device in 2014, the Company currently anticipates an early 2015 product launch in the United States. Product launch outside the United States began in the second half of 2013.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas where estimates are used include the allowance for doubtful accounts, inventory valuation and input variables for Black-Scholes calculations.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Guided Therapeutics, Inc. and its wholly owned subsidiary. As disclosed in Note 4, the Company purchased the remaining 49% interest in its subsidiary during December 2012.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be a cash equivalent.

Concentrations of Credit Risk

The Company, from time to time during the years covered by these consolidated financial statements, may have bank balances in excess of its insured limits. Management has deemed this a normal business risk.

Inventory Valuation

All inventories are stated at lower of cost or market, with cost determined substantially on a “first-in, first-out” basis.  Selling, general, and administrative expenses are not inventoried, but are charged to expense when purchased. At December 31, 2013 and December 31, 2012, our inventories were as follows (in thousands):

	December 31, 2013	December 31, 2012
Raw materials	$1,013	$518
Work in process	268	21
Finished goods	96	37
Inventory reserve	(184)	(52)
Total	$1,193	$524

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are depreciated at the shorter of the useful life of the asset or the remaining lease term. Depreciation expense is included in general and administrative expense on the statement of operations. Expenditures for repairs and maintenance are expensed as incurred. Property and equipment are summarized as follows at December 31, 2013 and 2012 (in thousands):

F-8

	Year Ended December 31,
	2013	2012
Equipment	$1,277	$1,196
Software	737	730
Furniture and fixtures	124	124
Leasehold Improvement	189	170
	2,327	2,220
Less accumulated depreciation	(1,407)	(946)
Total	$920	$1,274

Patent Costs (Principally Legal Fees)

Costs incurred in filing, prosecuting, and maintaining patents are recurring, and expensed as incurred. Maintaining patents are expensed as incurred as the Company has not yet received FDA approval and recovery of these costs is uncertain. Such costs aggregated approximately $75,000 and $46,000 in 2013 and 2012, respectively.

Accounts Receivable

The Company performs periodic credit evaluations of its customers’ financial conditions and generally does not require collateral. The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable. The Company does not accrue interest receivable on past due accounts receivable.

Capitalized Costs of Internally Developed Software

Costs of producing product masters incurred subsequent to establishing technological feasibility are capitalized. Those costs include coding and testing performed subsequent to establishing technological feasibility.

Software production costs for computer software that is to be used as an integral part of a product or process are not capitalized until technological feasibility has been established for the software and all research and development activities for the other components of the product have been completed.

Capitalization of computer software costs ceases when the product is available for general release to customers. Costs of maintenance and customer support are charged to expense when related revenue is recognized or when those costs are incurred, whichever occurs first.

Costs of internally developed software are capitalized during the development stage of the software. The cost will be transferred to property and equipment and will be depreciated over the expected life of the software, which is estimated to be three years once the software becomes functional.

Other Assets

Other assets primarily consist of long-term deposits for various tooling projects that are being constructed for the Company. At December 31, 2013 and 2012, such balances were approximately $326,000 and $283,000, respectively.

Accrued Liabilities

Accrued liabilities are summarized as follows at December 31, 2013 and 2012 (in thousands):

	As of December 31,
	2013	2012
Accrued compensation	$426	$706
Accrued professional fees	116	191
Deferred rent	68	77
Other accrued expenses	113	64
Total	$723	$1,038

F-9

Revenue Recognition

Revenue from the sale of the Company’s products is recognized upon shipment of such products to its customers. The Company recognizes revenue from contracts on a straight line basis, over the terms of the contracts. The Company recognizes revenue from grants based on the grant agreements, at the time the expenses are incurred.

Significant Customers

In 2013 and 2012, the majority of the Company’s revenues were from three and two customers, respectively. Revenue from these customers totaled approximately $653,000 or 65% and approximately $2.9 million or 85% of total revenue for the year ended December 31, 2013 and 2012, respectively. Accounts receivable due from the customers represents 27% and 48% as of December 31, 2013 and 2012, respectively.

Deferred Revenue

The Company defers payments received as revenue until earned based on the related contracts on a straight line basis, over the terms of the contract.

Research and Development

Research and development expenses consist of expenditures for research conducted by the Company and payments made under contracts with consultants or other outside parties and costs associated with internal and contracted clinical trials. All research and development costs are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management provides valuation allowances against the deferred tax assets for amounts that are not considered more likely than not to be realized.

Uncertain Tax Positions

Effective January 1, 2007 the Company adopted ASC guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all income tax positions.  Each income tax position is assessed using a two-step process.  A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities.  If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.  At December 31, 2013 and 2012, there were no uncertain tax positions.

The Company is current with its federal and applicable state tax returns filings. Although we have been experiencing recurring losses, we are obligated to file tax returns for compliance with Internal Revenue Service (“IRS”) regulations and that of applicable state jurisdictions. As of December 31, 2013, the Company has approximately $59.8 million of net operating loss eligible to be carried forward for tax purposes at federal and applicable states level.

None of the Company’s federal or state income tax returns are currently under examination by the IRS or state authorities.  However, fiscal years 2010 and later remain subject to examination by the IRS and applicable states.

Warrants

The Company has issued warrants, which allow the warrant holder to purchase one share of stock at a specified price for a specified period of time. The Company records equity instruments including warrants issued to non-employees based on the fair value at the date of issue. The fair value of warrants classified as equity instruments at the date of issuance is estimated using the Black-Scholes Model. The fair value of warrants classified as liabilities at the date of issuance is estimated using the Monte Carlo Simulation model.

F-10

Stock Based Compensation

The Company records compensation expense related to options granted to non-employees based on the fair value of the award.

Compensation cost is recorded as earned for all unvested stock options outstanding at the beginning of the first year based upon the grant date fair value estimates, and for compensation cost for all share-based payments granted or modified subsequently based on fair value estimates.

For the years ended December 31, 2013 and 2012, share-based compensation for options attributable to employees and officers were approximately $824,000 and $645,000, respectively. These amounts have been included in the Company’s statements of operations. Compensation costs for stock options which vest over time are recognized over the vesting period. As of December 31, 2013, the Company had approximately $865,000 of unrecognized compensation costs related to granted stock options to be recognized over the remaining vesting period of approximately three years.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

The guidance for fair value measurements, ASC820, Fair Value Measurements and Disclosures, establishes the authoritative definition of fair value, sets out a framework for measuring fair value, and outlines the required disclosures regarding fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs as follow:

•	Level 1 – Quoted market prices in active markets for identical assets and liabilities;
•	Level 2 – Inputs, other than level 1 inputs, either directly or indirectly observable; and
•	Level 3 – Unobservable inputs developed using internal estimates and assumptions (there is little or no market date) which reflect those that market participants would use.

The Company records its derivative activities at fair value, which consisted of warrants as of December 31, 2013. The fair value of the warrants was estimated using the Monte Carlo Simulation model. Gains and losses from derivative contracts are included in net gain (loss) from derivative contracts in the statement of operations. The fair value of the Company’s derivative warrants is classified as a Level 3 measurement, since unobservable inputs are used in the valuation.

The following table presents the fair value for those liabilities measured on a recurring basis as of December 31, 2013:

FAIR VALUE MEASUREMENTS ( In Thousands)

Description	Level 1	Level 2	Level 3	Total	Asset/(Liability) Total

Warrants	$—	$—	$(1,548)	$(1,548)	$(1,548)

There were neither derivatives liabilities nor valuations of financial liabilities at December 31, 2012.

4. Stockholders’ Equity

Common Stock

The Company has authorized 145 million shares of common stock with $0.001 par value, of which 70.5 million were issued and outstanding as of December 31, 2013. For the year ended December 31, 2012, there were 145 million authorized shares of common stock, of which 62.3 million were issued and outstanding.

In December 2012, the Company entered into an agreement to purchase the remaining 49% interest in InterScan, Inc. In exchange, the Company agreed to issue to the seller warrants equal to 49% of the fair value of InterScan, Inc., as determined by a third party. The agreement established a minimum value purchase price of $147,000, or approximately 198,000 warrants, based upon the closing stock price at the date of the agreement, and a maximum purchase price of 2,500,000 warrants. The agreement required the seller to exercise one quarter of his outstanding warrants, subject to a minimum of $450,000 in warrant exercise payments, prior to March 1, 2013. The seller exercised all required warrants in accordance with the agreement. The Company issued 439,883 warrants to purchase the Company’s common stock at $0.68 per share to the seller, which will expire on March 31, 2016.

F-11

Preferred Stock; Series B Convertible Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock with a $.001 par value. The board of directors has the authority to issue these shares and to set dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions. The board of directors designated 525,000 shares of preferred stock as redeemable convertible preferred stock, none of which remain outstanding, and 3,000 shares of preferred stock as Series B Preferred Stock, of which 2,147 shares were issued and outstanding as of December 31, 2013.

Pursuant to the terms of the Series B Preferred Stock set forth in the Certificate of Designations, Preferences and Rights designating the Preferred Stock (the “Preferred Stock Designation”), shares of Series B Preferred Stock are convertible into common stock by their holder at any time, and will be mandatorily convertible upon the achievement of certain conditions, including the receipt of certain approvals from the U.S. Food and Drug Administration and the achievement by the Company of specified average trading prices and volumes for the common stock. The original conversion price was $0.68 per share, such that each share of Preferred Stock would convert into 1,471 shares of common stock, subject to customary adjustments, including any accrued but unpaid dividends and pursuant to certain anti-dilution provisions, as set forth in the Preferred Stock Designation. As a result of anti-dilution provisions, the current conversion price is set at $0.40 per share, such that each share of Preferred Stock would convert into 2,500 shares of common stock.

Holders of the Series B Preferred Stock are entitled to quarterly dividends at an annual rate of 5.0%, for the quarter ended December 31, 2013, and at an annual rate of 10% thereafter, in each case, payable in cash or, subject to certain conditions, common stock, at the Company’s option. Accrued dividends totaled approximately $27,000 at December 31, 2013. Each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the Series B Preferred Stock is convertible. As long as shares of the Series B Preferred Stock are outstanding, and until the receipt of certain approvals from the U.S. Food and Drug Administration and the achievement by the Company of specified average trading prices and volumes for the common stock, the Company may not incur indebtedness for borrowed money secured by the Company’s intellectual property or in excess of $2.0 million without the prior consent of the holders of two-thirds of the outstanding shares of Series B Preferred Stock. The Company may redeem the Series B Preferred Stock after the second anniversary of issuance, subject to certain conditions. Upon the Company’s liquidation or sale to or merger with another corporation, each share of Series B Preferred Stock will be entitled to a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends.

The Series B Preferred Stock was issued with Tranche A warrants to purchase 1,858,089 shares of common stock and Tranche B warrants purchasing 1,858,088 shares of common stock, both at an exercise price of $1.08 per share. Pursuant to the terms of the Tranche B warrants, their exercise price will be reduced, and the number of shares of common stock into which those warrants are exercisable will be increased, if the Company issues shares at a price below the then-current exercise price. The exercise price of Tranche B warrants is currently $0.40 per share, convertible into 5,016,840 shares of common stock. As a result of these provisions, the Company is required to account for the warrants as a liability recorded at fair value each period. The Company values the warrants using a Monte Carlo Simulation model. Of the $2.6 million in proceeds from issuance of the Series B Preferred Stock, the Company originally allocated $873,000 to the fair value of the warrants. At December 31, 2013, the fair value of these warrants was approximately $1.5 million.

Stock Options

Under the Company’s 1995 Stock Plan (the “Plan”), a total of 6,724,027 shares remained available at December 31, 2013 and 6,531,192 shares were subject to stock options outstanding as of that date, bringing the total number of shares subject to stock options outstanding and those remaining available for issue to 13,255,219 shares of common stock as of December 31, 2013. The Plan allows the issuance of incentive stock options, nonqualified stock options, and stock purchase rights. The exercise price of options is determined by the Company’s board of directors, but incentive stock options must be granted at an exercise price equal to the fair market value of the Company’s common stock as of the grant date. Options historically granted have generally become exercisable over four years and expire ten years from the date of grant.

The fair value of stock options granted in 2013 and 2012 were estimated using the Black-Scholes option pricing model. A summary of the assumptions used in determining the fair value of options follows:

	2013	2012
Expected volatility	174%	141%
Expected option life in years	10.0	10.0
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	1.87%	1.84%
Weighted average fair value per option at grant date	$0.69	$0.76

F-12

 Application of the Black-Scholes option pricing model involves assumptions that are judgmental and affect compensation expense. Historical information is the primary basis for the selection of expected volatility, expected option life and expected dividend yield. Expected volatility is based on the most recent historical period equal to the expected life of the option. The risk-free interest rate is based on yields of U.S. Treasury zero-coupon issues with a term equal to the expected life of the option on the date the stock options were granted.

Stock option activity for each of the two years ended December 31 is as follows:

	2013		2012
		Weighted Average Exercise		Weighted Average Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	6,463,206	$0.67	6,862,167	$0.70
Options granted	977,276	$0.50	96,500	$0.79
Options exercised	(580,540)	$0.31	(326,461)	$0.28
Options expired/forfeited	(328,750)	$1.15	(169,000)	$2.60
Outstanding at end of year	6,531,192	$0.66	6,463,206	$0.67
Options vested and exercisable at year-end	5,463,963	$0.58	4,373,807	$0.50
Options available for grant at year-end	6,724,027		6,792,013
Aggregate intrinsic value – options exercised	$236,059		$93,088
Aggregate intrinsic value – options outstanding	$625,412		$1,332,965
Aggregate intrinsic value – options vested and exercisable	$612,946		$1,208,831
Options unvested, balance at beginning of year (1)	1,819,087	$1.18	—	—
Options granted (1)	977,276	$0.50	—	—
Vested (1)	(1,582,034)	$0.80	—	—
Cancelled/Forfeited	(147,100	$1.22	—	—
Balance, end of period (1)	1,067,229	$1.12	—	—

(1)	Includes awards not captured in valuation fragments

The Company estimates the fair value of stock options using a Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the expected term, expected volatility of the Company’s common stock, the risk free interest rate, option forfeiture rates, and dividends, if any. The expected term of the options is based upon the historical term until exercise or expiration of all granted options. The expected volatility is derived from the historical volatility of the Company’s stock on the OTCBB market for a period that matches the expected term of the option. The risk-free interest rate is the constant maturity rate published by the U.S. Federal Reserve Board that corresponds to the expected term of the option.

Warrants

In July 2012, the Company completed a warrant exchange program, pursuant to which it exchanged warrants exercisable for a total of 15,941,640 shares of common stock, or 56.29% of the warrants eligible to participate, for three classes of new warrants. These exchanges resulted in a deemed dividend of approximately $2.66 million, reflected as a non-cash disclosure in this financial statement of cash flows. The first class of new warrants expired on September 17, 2012 and carried an exercise price of $0.40, $0.45 or $0.50, depending on the date exercised. The second class of new warrants carries a one-year extension from the original expiration date and is exercisable at $0.65. The third class of new warrants carries a two-year extension from the original expiration date and is exercisable at $0.80.

In November 2013, the Company completed a warrant exchange program, pursuant to which it exchanged warrants exercisable for a total of 3,560,869 shares of common stock, or 99% of the warrants eligible to participate. These exchanges resulted in a deemed dividend of approximately $537,000, reflected as a non-cash disclosure in this financial statement of cash flows.

F-13

The following table summarizes transactions involving the Company’s outstanding warrants to purchase common stock for the year ended December 31, 2013:

Warrants (Underlying Shares)
Outstanding, January 1, 2013	20,801,512
Issuances	6,874,929
Canceled / Expired	(10,349,659)
Exercised	(6,067,843)
Outstanding, December 31, 2013	11,258,939

The Company had the following shares reserved for the warrants as of December 31, 2013:

Warrants (Underlying Shares)		Exercise Price	Expiration Date
29,656	(1)	$0.65 per share	March 1, 2014
471,856	(1)	$0.80 per share	July 26, 2014
3,590,522	(1)	$0.80 per share	March 1, 2015
6,790	(2)	$1.01 per share	September 10, 2015
439,883	(3)	$0.68 per share	March 31, 2016
285,186	(4)	$1.05 per share	November 20, 2016
1,858,089	(5)	$1.08 per share	May 23, 2018
5,016,840	(6)	$0.40 per share	May 23, 2018

__________

(1)     Consists of outstanding warrants issued in connection with a warrant exchange program in June 2012.

(2)	Consists of outstanding warrants issued in conjunction with a private placement on September 10, 2010.
(3)	Consists of outstanding warrants issued in conjunction with a buy back of our minority interest in December 2012, which were issued in February 2014.
(4)	Consists of outstanding warrants issued in conjunction with a private placement on November 21, 2011.
(5)	Consists of outstanding warrants issued in conjunction with a private placement on May 24, 2013.
(6)	Consists of outstanding warrants issued in conjunction with a private placement on May 24, 2013. Underlying shares increased from 1,858,089 to 5,016,840, and exercise price decreased from $1.08 per share to $0.40 per share, pursuant to the terms of the warrants, as a result of the 2013 warrant exchange program.

5. Income Taxes

The Company has incurred net operating losses (“NOLs”) since inception. As of December 31, 2013, the Company had NOL carryforwards available through 2033 of approximately $59.8 million to offset its future income tax liability. The NOL carryforwards began to expire in 2008. The Company has recorded a valuation allowance for all deferred tax assets related to the NOLs. Utilization of existing NOL carry forwards may be limited in future years based on significant ownership changes. The Company is in the process of analyzing its NOLs and has not determined if it is subject to any restrictions in the Internal Revenue Code that could limit the future use of NOL.

Components of deferred taxes are as follows at December 31 (in thousands):

	2013	2012
Deferred tax assets:	$287	$277
Net operating loss carry forwards	22,737	23,474
Deferred tax liabilities:
Intangible assets and other	—	—
	23,025	23,751
Valuation allowance	(23,025)	(23,751)
	$0	$0

F-14

The following is a summary of the items that caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the years ended December 31:

	2013	2012
Statutory federal tax rate	34%	34%
State taxes, net of federal benefit	4	4
Nondeductible expenses	—	—
Valuation allowance	(38)	(38)
	0%	0%

6. Commitments and Contingencies

Operating Leases

In December 2009, the Company moved its offices, which comprise its administrative, research and development, marketing and production facilities to 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092. The Company leases approximately 23,000 square feet under a lease that expires in June 2017. The fixed monthly lease expense is approximately $15,000 plus common charges. The Company also leases office and automotive equipment under operating lease agreements with monthly payments ranging from $275 to $1,960.  These leases expire at various dates through April 2016.  Future minimum rental payments at December 31, 2013 under non-cancellable operating leases for office space and equipment are as follows (in thousands):

Year	Amount (,000)
2014	$207
2015	211
2016	201
2017	98
Total	$717

Rental expense was approximately $170,000 in 2013 and 2012.

Litigation and Claims

For the years ended December 31, 2013 and 2012, there was no accrual needed for any potential losses related to pending litigation.

Contracts

Under the Company’s prior collaboration agreements with Konica Minolta related to the development of lung and esophageal cancer detection products, the Company received approximately $400,000 and $1.3 million, respectively, in 2012. In February 2013, the Company replaced its existing agreements with Konica Minolta with a new agreement, pursuant to which, subject to the payment of a nominal license fee due upon FDA approval, Konica Minolta has granted the Company a five-year, world-wide, non-transferable and non-exclusive right and license to manufacture and to develop a non-invasive esophageal cancer detection product from Konica Minolta and based on the Company’s biophotonic technology platform. The license permits the Company to use certain related intellectual property of Konica Minolta. In return for the license, the Company has agreed to pay Konica Minolta a royalty for each licensed product the Company sells.

7. License and Technology Agreements

As part of the Company’s efforts to conduct research and development activities and to commercialize potential products, the Company, from time to time, enters into agreements with certain organizations and individuals that further those efforts but also obligate the Company to make future minimum payments or to remit royalties ranging from 1% to 3% of revenue from the sale of commercial products developed from the research. The Company generally is required to make minimum royalty payments for the exclusive license to develop certain technology.

8. Notes Payable

Short Term Notes Payable

At December 31, 2012, the Company maintained a note payable to IQMS, an enterprise resources planning software provider, of approximately $34,000, as well as a note to Premium Assignment Corporation, an insurance premium financing company, of approximately $33,000. These notes were 8 and 12 month, straight-line amortizing loans dated June 29, 2012 and July 4, 2012, respectively, with monthly principal and interest payments of approximately $4,300 and $11,000 per month, respectively. The notes carried annual interest rates ranging between 5-6%. The Premium Assignment Corporate note was paid in full during the quarter ended March 31, 2013. The IQMS note was paid in full during the quarter ended September 30, 2013.

F-15

At December 31, 2013, the Company maintained an additional note payable to Premium Assignment Corporation of approximately $35,000. This note is an 8 month, straight-line amortizing loan dated July 4, 2013 with monthly principal and interest payments of approximately $12,000 per month. The note carries an annual interest rate of 5.34%.

Notes Payable

At December 31, 2012, the Company was past due on two short-term notes totaling approximately $419,000 of principal and accrued interest. Interest charged on these notes prior to amendment ranged between 15-18%. On February 27, 2013, the Company renegotiated one of the two past due notes. The new note accrued interest at 6% and was paid in full during the quarter ended June 30, 2013. On April 16, 2013, the Company renegotiated the other note. The renegotiated note accrues interest at 9.0%, requires monthly payments of $10,000, including interest, and matures November 2015. The balance due on this note was approximately $208,000 at December 31, 2013, of which $103,000 is payable during the year ending December 31, 2014 and $105,000 is payable during the year ending December 31, 2015.

9. Related Party Transactions

None

10. Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

The Company has the following allowances for doubtful accounts (in thousands):

	Year Ended December 31,
	2013	2012
Beginning balance	$12	$20
Additions / (Adjustments)	6	(8)
Balance	$18	$12

Inventory Reserves

The Company has the following reserves for inventory balance (in thousands):

	Year Ended December 31,
	2013	2012
Beginning balance	$52	$64
Additions / (Adjustments)	132	(12)
Balance	$184	$52

11. Loss Per Common Share

Basic net loss per share attributable to common stockholders amounts are computed by dividing the net loss plus preferred stock dividends and deemed dividends on preferred stock by the weighted average number of shares outstanding during the period.

On December 17, 2012, the Company entered into a buy-back agreement with the holder of a 51 percent interest in the Company’s subsidiary, InterScan, Inc., pursuant to which the original agreement, dated February 28, 2011, was canceled and ownership of InterScan reverted back to the Company. InterScan is a non-active subsidiary of the Company.

F-16

12. Subsequent Events

On January 7, 2014 the Company announced the appointment of Gene Cartwright, 59, as Chief Executive Officer, effective January 6, 2014. Dr. Cartwright replaced Mark L. Faupel, who has transitioned to the role of Chief Scientific Officer. In accordance with Dr. Faupel’s employment agreement, all outstanding unvested stock options became fully vested on January 6, 2014, resulting in compensation expense of approximately $111,000. The Company also owes Dr. Faupel additional compensation payable of $40,000, as a result of the Company’s employment agreement with Dr. Cartwright.

Effective January 31, 2014, Ronald W. Allen resigned from the Board of Directors of the Company.

Between February 1 and March 25, 2014, the Company received cash advances from certain affiliates totaling about $175,000.

F-17

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in Thousands Except Share Data)

	AS OF
ASSETS	June 30, 2014	December 31, 2013
CURRENT ASSETS:
Cash and cash equivalents	$485	$613
Accounts receivable, net of allowance for doubtful accounts of $25 and $18 at June 30, 2014 and December 31, 2013, respectively	233	133
Inventory, net of reserves of $ 119 and $184, at June 30, 2014 and December 31, 2013, respectively	1,119	1,193
Other current assets	13	101
Total current assets	1,850	2,040

Property and equipment, net	804	920
Other assets	343	356
Debt issuance cost, net	825	—
Total noncurrent assets	1,972	1,276

TOTAL ASSETS	$3,822	$3,316

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Short-term notes payable, related parties	$282	$35
Current portion of long-term debt	160	109
Accounts payable	1,063	891
Accrued liabilities	980	723
Deferred revenue	28	14
Total current liabilities	2,513	1,772

LONG-TERM LIABILITIES:
Warrants, at fair value	1,052	1,548
Long-term debt, net	4	103
Convertible Debt, net of discount	2,747	—
Total long-term	3,803	1,651

TOTAL LIABILITIES	6,316	3,423

COMMITMENTS & CONTINGENCIES
STOCKHOLDERS’ DEFICIT:
Series B convertible preferred stock, $.001 par value; 3,000 shares authorized, 1,532 and 1,737 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively (liquidation preference of $1.5 million and $2.1 million as of June 30, 2014 and December 31, 2013, respectively)	813	1,139
Common stock, $.001 Par value; 145,000,000 shares authorized, 75,495,469 and 70,478,961 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	75	71
Additional paid-in capital	103,577	101,840
Treasury stock, at cost	(132)	(132)
Accumulated deficit	(106,827)	(103,025)

TOTAL STOCKHOLDERS’ DEFICIT	(2,494)	(107)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,822	$3,316
The accompanying notes are an integral part of these condensed consolidated financial statements.

F-18

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in Thousands Except Share and Per Share Data)

	FOR THE THREE MONTHS		FOR THE SIX MONTHS
	ENDED JUNE 30,		ENDED JUNE 30,
	2014	2013	2014	2013
REVENUE:
Contract and grant revenue	$11	$222	$30	$389

Sales – devices and disposables	201	116	323	248
Cost of goods sold	271	119	463	277
Gross loss	(70)	(3)	(140)	(29)
COSTS AND EXPENSES:
Research and development	624	834	1,231	1,647
Sales and marketing	345	195	628	359
General and administrative	999	931	2,137	1,970
Total	1,968	1,960	3,996	3,976

Operating loss	(2,027)	(1,741)	(4,106)	(3,616)

OTHER INCOME	3	—	5	75

CHANGES IN FAIR VALUE OF WARRANTS	(81)	—	461	—

INTEREST EXPENSE	(47)	(9)	(74)	(24)

LOSS BEFORE INCOME TAXES	(2,152)	(1,750)	(3,714)	(3,565)

PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	(2,152)	(1,750)	(3,714)	(3,565)

PREFERRED STOCK DIVIDENDS	(41)	(1,171)	(89)	(1,171)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLERS	$(2,193)	$(2,921)	$(3,803)	$(4,736)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
	$(0.03)	$(0.04)	$(0.05)	$(0.07)
WEIGHTED AVERAGE SHARES OUTSTANDING	72,986	65,675	72,223	64,678

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-19

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in Thousands)

	FOR THE SIX MONTHS ENDED JUNE 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,714)	$(3,565)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	22	7
Depreciation and amortization	300	227
Stock based compensation	546	569
Changes in fair value of warrants stock based compensation	(496)	—
Changes in operating assets and liabilities:
Inventory	74	(94)
Accounts receivable	(100)	(76)
Other current assets	88	83
Accounts payable	172	221
Deferred revenue	14	(36)
Accrued liabilities	257	(59)
Other assets	13	(50)
Total adjustments	890	792

Net cash used in operating activities	(2,824)	(2,773)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(119)	(101)
Net cash used in investing activities	(119)	(101)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceed from debt financing, net of issuance costs	3,194	—
Net proceeds from issuance of preferred stock and warrants	—	2,214
Proceeds from options and warrants exercised	67	1,833
Payments on notes and loan payables	(446)	(237)
Net cash provided by financing activities	2,815	3,810

NET CHANGE IN CASH AND CASH EQUIVALENTS	(128)	936
CASH AND CASH EQUIVALENTS, beginning of year	613	1,044
CASH AND CASH EQUIVALENTS, end of period	$485	$1,980

SUPPLEMENTAL SCHEDULE OF:
Cash paid for:
Interest	$20	$9
NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of accrued expenses into common stock / options	$66	$—
Deemed dividends on preferred stock	$89	$1,171
Issuance of common stock as board compensation	$—	$463
-	205 Preferred shares were converted into 535,149 shares during the quarter ended June 30, 2014.
-	The Company issued 321,820 shares of common stock in connection with debt financing during the quarter ended June 30, 2014.
-	The Company issued 761,798 warrants to placement Agent in connection with debt financing during the quarter ended June 30, 2014.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-20

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements included herein have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for interim financial reporting and with the instructions to Form 10-Q and Article 10 of Regulation S-X by Guided Therapeutics, Inc. (formerly SpectRx, Inc.), together with its wholly owned subsidiary InterScan, Inc., (“InterScan”) (formerly Guided Therapeutics, Inc.), collectively referred to herein as the “Company”. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. These statements reflect adjustments, all of which are of a normal, recurring nature, and which are, in the opinion of management, necessary to present fairly the Company’s financial position as of June 30, 2014, results of operations for the three and six months ended June 30, 2014 and 2013, and cash flows for the six months ended June 30, 2014 and 2013. The results of operations for the three and six months ended June 30, 2014 are not necessarily indicative of the results for a full fiscal year. Preparing financial statements requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2013.

The Company's prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. The Company has experienced net losses since its inception and, as of June 30, 2014, it had an accumulated deficit of approximately $106.8 million. Through June 30, 2014, the Company has devoted substantial resources to research and development efforts. The Company does not have significant experience in manufacturing, marketing or selling its products. The Company's development efforts may not result in commercially viable products and it may not be successful in introducing its products. Moreover, required regulatory clearances or approvals may not be obtained. The Company's products may not ever gain market acceptance and the Company may not ever achieve levels of revenue to sustain further development costs and support ongoing operations or achieve profitability. The development and commercialization of the Company's products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects operating losses to continue through the foreseeable future as it continues to expend substantial resources to complete development of its products, obtain regulatory clearances or approvals and conduct further research and development.

Going Concern

The Company’s consolidated financial statements have been prepared and presented on a basis assuming it will continue as a going concern.  The factors below raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty. Notwithstanding the foregoing, the Company believes it has made progress in recent years in stabilizing its financial situation by execution of multiyear contracts from Konica Minolta Opto, Inc., a subsidiary of Konica Minolta, Inc., a Japanese corporation based in Tokyo (“Konica Minolta”) and grants from the National Cancer Institute (“NCI”), while at the same time simplifying its capital structure and significantly reducing debt. However, the Company has replaced its prior agreements with Konica Minolta with a new licensing agreement, and therefore will no longer receive direct payments from Konica Minolta, and will have to pay a royalty to Konica Minolta should the Company sell any products licensed from Konica Minolta.

At June 30, 2014, the Company had negative working capital of approximately $618,000 and the stockholders’ deficit was approximately $2.5 million, primarily due to recurring net losses from operations, deemed dividends on warrants and preferred stock, offset by proceeds from the exercise of options and warrants.

The Company’s capital-raising efforts are ongoing. If sufficient capital cannot be raised by the third quarter of 2014, the Company has plans to curtail operations by reducing discretionary spending and staffing levels, and attempting to operate by only pursuing activities for which it has external financial support and additional NCI, NHI or other grant funding. However, there can be no assurance that such external financial support will be sufficient to maintain even limited operations or that the Company will be able to raise additional funds on acceptable terms, or at all. In such a case, the Company might be required to enter into unfavorable agreements or, if that is not possible, be unable to continue operations, and to the extent practicable, liquidate and/or file for bankruptcy protection.

The Company had warrants exercisable for approximately 13.0 million shares of its common stock outstanding at June 30, 2014, with exercise prices of $0.3596 to $1.08 per share. Exercises of these warrants would generate a total of approximately $8.2 million in cash, assuming full exercise, although the Company cannot be assured that holders will exercise any warrants.

F-21

Management may obtain additional funds through the public or private sale of debt or equity and through grants, if available.

Assuming the Company receives U.S. Food and Drug Administration (the “FDA”) approval for its LuViva cervical cancer detection device in 2014, the Company currently anticipates an early 2015 product launch in the United States. However, the Company cannot be assured it will be able to launch on this timetable, or at all. Product launch outside the United States began in the second half of 2013.

2.   SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies were set forth in the audited financial statements and notes thereto for the year ended December 31, 2013 included in its annual report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas where estimates are used include the allowance for doubtful accounts, inventory valuation and input variables for Black-Scholes, Monte Carlo simulations and Lattice Model calculations.

Principles of Consolidation

The accompanying consolidated financial statements, as of and for the quarters ended June 30, 2014 and 2013, includes the accounts of Guided Therapeutics, Inc. and its wholly owned subsidiary.

Accounting Standards Updates

Newly effective accounting standards updates and those not effective until after June 30, 2014, are not expected to have a significant effect on the Company’s financial position or results of operations.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be a cash equivalent.

Concentration of Credit Risk

The Company, from time to time during the periods covered by these consolidated financial statements, may have bank balances in excess of its insured limits. Management has deemed this a normal business risk.

Inventory Valuation

All inventories are stated at lower of cost or market, with cost determined substantially on a “first-in, first-out” basis.  Selling, general, and administrative expenses are not inventoried, but are charged to expense when purchased. At June 30, 2014 and December 31, 2013 our inventories were as follows (in thousands):

	June 30, 2014	December 31, 2013
Raw materials	$971	$1,013
Work in process	233	268
Finished goods	34	96
Inventory reserve	(119)	(184)
Total	$1,119	$1,193

F-22

Debt Issuance Costs

Debt issuance costs incurred in securing the Company’s financing arrangements are capitalized and amortized over the term of the debt. Deferred financing costs are included in other long term assets.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are depreciated at the shorter of the useful life of the asset or the remaining lease term. Depreciation expense is included in general and administrative expense on the statement of operations. Expenditures for repairs and maintenance are expensed as incurred.

Revenues

The majority of the Company’s revenues were from product sales of approximately $323,000, grants with NIH totaling approximately $30,000, as well as other income from royalties of approximately $5,000, for the three months ended June 30, 2014. Revenue for the same period in 2013, was from product sales of approximately $248,000, grants with NIH and NCI totaling approximately $389,000, as well as other income from royalty and miscellaneous receipts of approximately $75,000 for the three months ended June 30, 2013.

Accounts Receivable

The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable. The Company does not accrue interest receivable on past due accounts.

Revenue Recognition

Revenue from the sale of the Company’s products is recognized upon shipment of such products to its customers. The Company recognizes revenue from contracts on a straight line basis, over the terms of the contract. The Company recognizes revenue from grants based on the grant agreement, at the time the expenses are incurred.

Deferred Revenue

The Company defers payments received as revenue until earned based on the related contracts on a straight line basis, over the terms of the contract.

Income Taxes

The Company accounts for income taxes in accordance with the liability method. Under the liability method, the Company recognizes deferred assets and liabilities based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be utilized against future taxable income. As of December 31, 2013, the Company had approximately $59.8 million of net operating loss (“NOL”) carry forward. There was no provision for income taxes at June 30, 2014. A full valuation allowance has been recorded related to any deferred tax assets created from the NOL.

Stock Option Plan

The Company measures the cost of employees services received in exchange for equity awards, including stock options, based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards.

Warrants

The Company has issued warrants, which allow the warrant holder to purchase one share of stock at a specified price for a specified period of time. The Company records equity instruments including warrants issued to non-employees based on the fair value at the date of issue. The fair value of warrants classified as equity instruments at date of issuance is estimated using the Black-Scholes Model. The fair value of warrants classified as liabilities at the date of issuance is estimated using the Monte Carlo Simulation model.

F-23

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

The guidance for fair value measurements, ASC820, Fair Value Measurements and Disclosures, establishes the authoritative definition of fair value, sets out a framework for measuring fair value, and outlines the required disclosures regarding fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs as follow:

•	Level 1 – Quoted market prices in active markets for identical assets and liabilities;
•	Level 2 – Inputs, other than level 1 inputs, either directly or indirectly observable; and
•	Level 3 – Unobservable inputs developed using internal estimates and assumptions (there is little or no market date) which reflect those that market participants would use.

The Company records its derivative activities at fair value, which consisted of warrants as of June 30, 2014. The fair value of the warrants was estimated using the Monte Carlo Simulation model. Gains and losses from derivative contracts are included in net gain (loss) from derivative contracts in the statement of operations. The fair value of the Company’s derivative warrants is classified as a Level 3 measurement, since unobservable inputs are used in the valuation.

The following table presents the fair value for those liabilities measured on a recurring basis as of June 30, 2014 and December 31, 2013:

FAIR VALUE MEASUREMENTS ( In Thousands)

Description	Level 1	Level 2	Level 3	Total	Asset/(Liability) Total	Date
Warrants	$—	$—	$(1,548)	$(1,548)	$(1,548)	December 31, 2013
Warrants	$—	$—	$(1,052)	$(1,052)	$(1,052)	June 30, 2014

4.    STOCK OPTIONS

The Company records compensation expense related to options granted to non-employees based on the fair value of the award.

Compensation cost is recorded as earned for all unvested stock options outstanding at the beginning of the first year based upon the grant date fair value estimates, and for compensation cost for all share-based payments granted or modified subsequently, based on fair value estimates.

For the three and six months ended June 30, 2014 , stock-based compensation for options attributable to employees, officers and directors was approximately $167,000 and $514,000, respectively.  Compensation costs for stock options, which vest over time, are recognized over the vesting period. As of June 30, 2014, the Company had approximately $578,000 of unrecognized compensation cost related to granted stock options, to be recognized over the remaining vesting period of approximately three years.

The Company has a 1995 stock option plan (the “Plan”) approved by its stockholders for officers, directors and key employees of the Company and consultants to the Company.  Participants are eligible to receive incentive and/or nonqualified stock options.  The aggregate number of shares that may be granted under the Plan is 13,255,219 shares.  The Plan is administered by the compensation committee of the board of directors.  The selection of participants, grant of options, determination of price and other conditions relating to the exercise of options are determined by the compensation committee of the board of directors and administered in accordance with the Plan.

Both incentive stock options and non-qualified options granted to employees, officers and directors under the Plan are exercisable for a period of up to 10 years from the date of grant, at an exercise price that is not less than the fair market value of the common stock on the date of the grant.  The options typically vest in installments of 1/48 of the options outstanding every month. Options granted to management vest based upon certain market and performance conditions.

A summary of the Company’s activity under the Plan as of June 30, 2014 and changes during the three months then ended is as follows:

F-24

	Shares	Weighted average exercise price	Weighted average remaining contractual (years)	Aggregate intrinsic value (thousands)
Outstanding, January 1, 2014	6,531,192	$0.66	6.97	$625,412
Granted	491,761	0.50
Exercised / Expired	(242,439)	0.27
Outstanding, June 30, 2014	6,780,514	$0.66	6.85	$629,402

Vested and exercisable, June 30, 2014	5,823,112	$0.62	5.62	$629,402

The Company estimates the fair value of stock options using a Black-Scholes and Lattice valuation models. Key input assumptions used to estimate the fair value of stock options include the expected term, expected volatility of the Company’s stock, the risk free interest rate, option forfeiture rates, and dividends, if any. The expected term of the options is based upon the historical term until exercise or expiration of all granted options. The expected volatility is derived from the historical volatility of the Company’s stock on the OTCBB market for a period that matches the expected term of the option. The risk-free interest rate is the constant maturity rate published by the U.S. Federal Reserve Board that corresponds to the expected term of the option.

5.     LITIGATION AND CLAIMS

From time to time, the Company may be involved in various legal proceedings and claims arising in the ordinary course of business. Management believes that the dispositions of these matters, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial condition. However, depending on the amount and timing of such disposition, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular period.

As of June 30, 2014 and December 31, 2013, there was no accrual recorded for any potential losses related to pending litigation.

6.     CONVERTIBLE DEBT

On April 23, 2014, the Company entered into a securities purchase agreement (the “Purchase Agreement”), with Magna Equities II, LLC (formerly Hanover Holdings I, LLC), an affiliate of Magna Group (“Magna”). Pursuant to the Purchase Agreement, the Company sold Magna a 6% senior convertible note with an initial principal amount of $1.5 million and an 18-month term (the “Initial Convertible Note”), for a purchase price of $1.0 million (an approximately 33.3% original issue discount). Additionally, pursuant to the Purchase Agreement, on May 23, 2014 Magna purchased an additional senior convertible note with an initial principal amount of $2.0 million and an 18-month term (the “Additional Convertible Note” and, with the Initial Convertible Note, the “Convertible Notes”), for a fixed purchase price of $2.0.

Pursuant to the terms of the Initial Convertible Note, $500,000 of the outstanding principal amount (together with any accrued and unpaid interest with respect to such portion) was automatically extinguished (without any cash payment by the Company) upon satisfaction of certain conditions.

Subject to certain limitations, the Convertible Notes are convertible at any time, in whole or in part, at Magna’s option, into shares of the Company’s common stock, at a conversion price equal to the lesser of $0.55 per share and a discount from the lowest daily volume-weighted average price of the Company’s common stock in the five trading days prior to conversion. The discount is 20% if the conversion takes place prior to December 19, 2014, and 25% if after that date. At no time will Magna be entitled to convert any portion of the Convertible Notes to the extent that after such conversion, Magna (together with its affiliates) would beneficially own more than 9.99% of the outstanding shares of the Company’s common stock as of such date. As long as Magna or its affiliates beneficially own any of the shares issued upon conversion, they may not engage in any “short sale” transactions in the Company’s common stock and may not sell more than the greater of $15,000 or 15% of the trading volume of the common stock in any single trading day.

The Convertible Notes include customary event of default provisions and a default interest rate of 16%. Upon the occurrence of an event of default, Magna may require the Company to pay in cash the “Event of Default Redemption Price,” which is defined in the Convertible Notes to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 135% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 135% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company makes the entire payment required to be made under this provision.

F-25

The Company paid to Magna a commitment fee for entering into the Purchase Agreement in the form of 321,820 shares of common stock. The Company also paid $50,000 of reasonable attorneys’ fees and expenses incurred by Magna in connection with the transaction. Total debt issuance costs incurred during the quarter ended June 30, 2014 was $889,000.

As at June 30, 2014, the Company had issued a total of 751,430 shares of common stock, in conjunction with conversions of the Convertible Notes.

7.     STOCKHOLDERS' DEFICIT

Common Stock

The Company has authorized 145 million shares of common stock with $0.001 par value, 75,495,469 of which were outstanding as of June 30, 2014. During the six months ended June 30, 2014, the Company issued 242,440 shares in connection with the exercise of outstanding options.

For the six months ended June 30, 2014, the Company issued 1,560,142 shares of common stock in connection with conversions of outstanding shares of Series B preferred stock, as well as 140,676 shares of common stock as payment of accrued dividends on the Series B preferred stock.

 Preferred Stock; Series B Convertible Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock with a $.001 par value. The board of directors has the authority to issue these shares and to set dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions. The board of directors designated 525,000 shares of preferred stock as redeemable convertible preferred stock, none of which remain outstanding, and 3,000 shares of preferred stock as Series B Preferred Stock, of which 1,532 and 2,147 shares were issued and outstanding as of June 30, 2014 and December 31, 2013, respectively.

Pursuant to the terms of the Series B Preferred Stock set forth in the Certificate of Designations, Preferences and Rights designating the Preferred Stock (the “Preferred Stock Designation”), shares of Series B Preferred Stock are convertible into common stock by their holder at any time, and will be mandatorily convertible upon the achievement of certain conditions, including the receipt of certain approvals from the U.S. Food and Drug Administration and the achievement by the Company of specified average trading prices and volumes for the common stock. The original conversion price was $0.68 per share, such that each share of Preferred Stock would convert into 1,471 shares of common stock, subject to customary adjustments, including any accrued but unpaid dividends and pursuant to certain anti-dilution provisions, as set forth in the Preferred Stock Designation. As a result of anti-dilution provisions, the conversion price as of June 30, 2014 was $0.3596 per share, such that each share of Preferred Stock would convert into 2,781 shares of common stock.

Holders of the Series B Preferred Stock are entitled to quarterly dividends at an annual rate of 10.0%, payable in cash or, subject to certain conditions, common stock, at the Company’s option. Accrued dividends, for the three months ended totaled approximately $41,000 at June 30, 2014. Each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the Series B Preferred Stock is convertible. As long as shares of the Series B Preferred Stock are outstanding, and until the receipt of certain approvals from the U.S. Food and Drug Administration and the achievement by the Company of specified average trading prices and volumes for the common stock, the Company may not incur indebtedness for borrowed money secured by the Company’s intellectual property or in excess of $2.0 million without the prior consent of the holders of two-thirds of the outstanding shares of Series B Preferred Stock. The Company may redeem the Series B Preferred Stock after the second anniversary of issuance, subject to certain conditions. Upon the Company’s liquidation or sale to or merger with another corporation, each share of Series B Preferred Stock will be entitled to a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends.

The Series B Preferred Stock was issued with Tranche A warrants to purchase 1,858,089 shares of common stock and Tranche B warrants purchasing 1,858,088 shares of common stock, both at an exercise price of $1.08 per share. Pursuant to the terms of the Tranche B warrants, their exercise price will be reduced, and the number of shares of common stock into which those warrants are exercisable will be increased, if the Company issues shares at a price below the then-current exercise price. The exercise price of Tranche B warrants at June 30, 2014 was $0.3596, and on that date, the Tranche B warrants were convertible into 5,580,469 shares of common stock. As a result of these provisions, the Company is required to account for the warrants as a liability recorded at fair value each period. The Company values the warrants using a Monte Carlo Simulation model. Of the $2.6 million in proceeds from issuance of the Series B Preferred Stock, the Company originally allocated $873,000 to the fair value of the warrants. At June 30, 2014 and December 31, 2013, the fair value of these warrants was approximately $1.1 million and $1.5 million, respectively.

F-26

Warrants

We have issued warrants to purchase our common stock from time to time in connection with certain financing arrangements.

The Company had the following shares reserved for the warrants as of June 30, 2014:

Warrants (Underlying Shares)		Exercise Price	Expiration Date
471,856	(1)	$0.80 per share	July 26, 2014
3,590,522	(1)	$0.80 per share	March 1, 2015
6,790	(2)	$1.01 per share	September 10, 2015
439,883	(3)	$0.68 per share	March 31, 2016
285,186	(4)	$1.05 per share	November 20, 2016
1,858,089	(5)	$1.08 per share	May 23, 2018
5,580,467	(6)	$0.359 per share	May 23, 2018
200,000	(7)	$0.50 per share	April 23, 2019
561,798	(7)	$0.45 per share	May 22, 2019

__________

(1)     Consists of outstanding warrants issued in connection with a warrant exchange program in June 2012.

(2)	Consists of outstanding warrants issued in conjunction with a private placement on September 10, 2010.
(3)	Consists of outstanding warrants issued in conjunction with a buy back of our minority interest in our subsidiary in December 2012, which were issued in February 2014.
(4)	Consists of outstanding warrants issued in conjunction with a private placement on November 21, 2011.
(5)	Consists of outstanding warrants issued in conjunction with a private placement on May 24, 2013.
(6)	Consists of outstanding warrants issued in conjunction with a private placement on May 24, 2013. Underlying shares increased from 1,858,089 to 5,580,467, and exercise price decreased from $1.08 per share to $0.3596 per share, pursuant to the terms of the warrants, as a result of certain conversions of Convertible Notes.
(7)	Consists of outstanding warrants issued to a placement agent in conjunction with an April 23, 2014 sale of Convertible Notes.

8.     LOSS PER COMMON SHARE

Basic net loss per share attributable to common stockholders amounts are computed by dividing the net loss plus preferred stock dividends and deemed dividends on preferred stock by the weighted average number of common shares outstanding during the period.

9.     NOTES PAYABLE

Short Term Notes Payable

At June 30, 2014, the Company maintained notes payable and accrued interest to related parties totaling $282,000. These notes are short term, straight-line amortizing notes. The notes carry an annual interest rate of 10%.

Notes Payable

At December 31, 2012, the Company was past due on two short-term notes totaling approximately $419,000 of principal and accrued interest. Interest charged on these notes prior to amendment ranged between 15-18%. On February 27, 2013, the Company renegotiated one of the two past due notes. The new note accrued interest at 6% and was paid in full during the quarter ended June 30, 2013. On April 16, 2013, the Company renegotiated the other note. The renegotiated note accrues interest at 9.0%, with a 16.0% default rate, requires monthly payments of $10,000, including interest, and matures November 2015. The balance due on this note was approximately $158,000 and $208,000 at June 30, 2014 and December 31, 2013, respectively. As of June 30, 2014, the note is accruing interest at the default rate, of which $60,000 is payable during the year ending December 31, 2014 and $105,000 is payable during the year ending December 31, 2015.

F-27

10.     SUBSEQUENT EVENTS

On August 4, 2014, the Company’s President and CEO, Gene Cartwright, advanced the Company $200,000 for a 6% simple interest note.

On July 25, 2014, the Company announced that it had filed an amendment to its premarket approval (PMA) application with the FDA for the LuViva Advanced Cervical Scan. The filing followed the face-to-face meeting the Company had with the FDA in May 2014 and addressed questions raised in a September 6, 2013 not-approvable letter that the Company received from the agency. The FDA has 180 days to respond to the amendment.

On July 17, 2014, the Company announced that the U.S. Patent and Trademark Office granted a new patent with 22 claims that support the technology behind the LuViva Advanced Cervical Scan.

On July 10, 2014, the Company announced that the LuViva Advanced Cervical Scan was approved for sale in Mexico by the Federal Commission for Protection Against Health Risks.

F-28

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses and costs incurred or to be incurred by us in connection with the sale of the securities offered hereby. All the amounts shown are estimated except the SEC registration fee.

Expense	Dollar Amount
SEC filing fee	$2,029
Legal fees and expenses	250,000
Accounting fees and expenses	50,000
Blue sky and related expenses	5,800
Miscellaneous	7,171
Total	$315,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article VII of our certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law. Article VII of our bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, if the indemnified party had no reason to believe his conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

November 2011 Financing. In November 2011, we completed a private sale to two existing stockholders of (i) an aggregate of 2,056,436 shares of our common stock and (ii) warrants to purchase up to an aggregate of 285,186 shares of our common stock, for an aggregate offering price of approximately $1.73 million. For each share of common stock purchased, the subscribers received warrants exercisable for the purchase of 0.1387 of one share of common stock (in the aggregate, 285,186 shares) at an exercise price of $1.05 per share. The warrants have a five-year term.

July 2012 Warrant Exchange Program. On July 5, 2012, we completed an exchange offer for certain of our outstanding warrants to purchase up to an aggregate of 28,389,336 shares of our common stock. The warrants eligible for exchange had an exercise price of $0.65 per share and exercise periods ending on July 26, 2012 or March 1, 2013. Each eligible warrant was exchangeable for a combination of three classes of new warrants, all of which are exercisable immediately, with exercise prices ranging from $0.40 to $0.80 per share and exercise periods ending from September 15, 2012 to March 1, 2015. Warrants exercisable for a total of approximately 15,941,640 shares of common stock were tendered and accepted for exchange in connection with this exchange offer.

May 2013 Series B Financing. On May 24, 2013, we completed a private placement of our Series B convertible preferred stock and warrants to purchase shares of our common stock. We issued an aggregate of 2,527 shares of Series B convertible preferred stock at a purchase price of $1,000 per share. The initial conversion price of the Series B convertible preferred stock was $0.68 per share, such that each share would convert into 1,471 shares of our common stock, subject to customary adjustments, including for any accrued but unpaid dividends and pursuant to certain anti-dilution provisions. We also issued warrants, on a pro rata basis to the investors, exercisable to purchase an aggregate of 3,716,177 shares of our common stock. The warrants, which carry a five-year term, were split evenly into two tranches, one of which is subject to a mandatory exercise provision. The warrants are exercisable at any time and had an initial exercise price of $1.08 per share, subject to certain customary adjustments contained in the respective warrants. As a result of recent conversions of our senior convertible notes, the conversion price of the Series B convertible preferred stock has been lowered to $0.2960 per share, such that each share is now convertible into 4,888,514 shares of common stock, and one tranche of the warrants, previously exercisable for 1,858,089 shares of common stock at $1.08 per share, is now exercisable for 6,779,513 shares at $0.2960 per share.

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November 2013 Warrant Exchange Program. In November 2013, we completed another warrant exchange program pursuant to which we exchanged warrants exercisable for a total of 3,573,691 shares of common stock, or 99.5% of the warrants eligible to participate, for new warrants exercisable for the same number of shares of common stock, but with a reduced exercise price of $0.40 per share and a shortened exercise period ending on November 27, 2013. As of December 31, 2013, we had issued 3,399,965 shares of common stock and received approximately $1.4 million in cash in connection with the exercise of these new warrants.

Simple Interest Notes. On August 26, 2014, Mr. Fowler advanced us $75,000 in cash for a 6% simple interest note, on August 4, 2014, Mr. Cartwright, advanced us $200,000 in cash for a 6% simple interest note, and on May 21, 2014, Mr. Cartwright advanced us $100,000 in cash for a 5% simple interest note. On February 20, 2014, Messrs. Cartwright and James, and Drs. Rosenstock and Imhoff, advanced us $50,000, $50,000, $50,000, and $25,000 in cash, respectively, for 10% simple interest notes.

April 2014 Senior Convertible Note Financing. On April 23, 2014, we entered into a securities purchase agreement with Magna Equities II, LLC (formerly known as Hanover Holdings I, LLC), an affiliate of Magna Group, referred to as Magna. Pursuant to the purchase agreement, we sold Magna a senior convertible note with a principal amount of $1.5 million, referred to as the Initial Convertible Note, for a purchase price of $1.0 million (an approximately 33.3% original issue discount). Additionally, pursuant to the purchase agreement, Magna purchased on May 23, 2014 an additional senior convertible note with a principal amount of $2.0 million and an 18-month term, referred to as the Additional Convertible Note, for a fixed purchase price of $2.0 million. The Initial Convertible Note and the Additional Convertible Note are together referred to as the Convertible Notes.

Under the terms of the purchase agreement, $200,000 of the outstanding principal amount of the Initial Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) was automatically extinguished (without any cash payment by us) upon our filing of a registration statement with the SEC on April 30, 2014 covering the resale by Magna of shares of our common stock issued or issuable upon conversion of the Convertible Notes. Moreover, $300,000 of the outstanding principal amount of the Initial Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) was automatically extinguished (without any cash payment by us) upon effectiveness by the SEC of the resale registration statement on May 12, 2014.

The Initial Convertible Note matures on October 23, 2015 (subject to extension as provided in the Initial Convertible Note) and, in addition to the approximately 33.3% original issue discount, accrues interest at an annual rate of 6.0%. The Additional Convertible Note matures on November 23, 2015 and will accrue interest at the same rate. Subject to certain limitations, the Convertible Notes are convertible at any time, in whole or in part, at Magna’s option, into shares of our common stock, at a conversion price equal to the lesser of $0.55 per share and a discount from the lowest daily volume-weighted average price of our common stock in the five trading days prior to conversion. The discount is 20% if the conversion takes place on or prior to December 19, 2014, and 25% if after that date. At no time will Magna be entitled to convert any portion of the Convertible Notes to the extent that after such conversion, Magna (together with its affiliates) would beneficially own more than 9.99% of the outstanding shares of our common stock as of such date.

The Convertible Notes include, customary event of default provisions and provide for a default interest rate of 16%. Upon the occurrence of an event of default, Magna may require us to pay in cash the “Event of Default Redemption Price” which is defined in the Convertible Notes to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 135% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 135% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date we make the entire payment required to be made under this provision.

We have the right at any time to redeem all or a portion of the total outstanding amount then remaining under the Convertible Notes in cash at a 25% premium.

II-2

We paid Magna a commitment fee for entering into the purchase agreement in the form of 321,820 shares of common stock. We also agreed to pay $50,000 of reasonable attorneys’ fees and expenses incurred by Magna in connection with the transaction.

The purchase agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The purchase agreement also provides for indemnification of Magna and its affiliates in the event that Magna incurs losses, liabilities, claims, damages, costs and expenses related to our breach of any of our representations, warranties or covenants under the purchase agreement.

The issuance of the Commitment Shares and the Convertible Notes to Magna under the purchase agreement were exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, or Regulation D. We made this determination based on the representations of Magna in the purchase agreement that Magna is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about its investment and about us.

In connection with the execution of the purchase agreement, on the closing date of the transaction, we and Magna also entered into a registration rights agreement, pursuant to which we agreed to file an initial registration statement with the SEC to register the resale of the Commitment Shares and the common stock into which the Convertible Notes may be converted. We filed the initial registration statement with the SEC on April 30, 2014 and it was declared effective on May 12, 2014.

If at any time all of the Commitment Shares and the shares of common stock underlying the Convertible Notes are not covered by the initial registration statement, we have agreed to file with the SEC one or more additional registration statements so as to cover all of the Commitment Shares and the shares of common stock underlying the Convertible Notes not covered by such initial registration statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement.

We also agreed, among other things, to indemnify Magna from certain liabilities and fees and expenses of Magna incident to our obligations under the registration rights agreement, including certain liabilities under the Securities Act. Magna has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Magna to us for inclusion in a registration statement pursuant to the registration rights agreement, including certain liabilities under the Securities Act.

Regulation S Offering. On September 2, 2014, we accepted a subscription agreement with ITEM Medikal Teknolojileri LTD STI, a Turkish corporation, referred to as ITEM, pursuant to which we will sell 651,042 shares of our common stock and a warrant to purchase an additional 325,521 shares, for an aggregate purchase price of $200,000. The warrant will be immediately exercisable, have an exercise price per share of $0.4608, and expire five years from the date of issuance. The warrant will be subject to a mandatory exercise provision should the average trading price of our common stock over any 30 consecutive day trading period exceed $0.9216. Provided that ITEM continues to hold at least 50% of the shares purchased, if we offer more favorable terms for the purchase of our equity securities, on the whole, to other investors in any subsequent private placement (other than under certain specified circumstances), then ITEM will be eligible, subject to requirements of law, to participate in such transactions at the same terms as those offered to other investors in such private placement. In addition, should ITEM, at any time before December 31, 2015, purchase an aggregate of $2.0 million in shares of our common stock, ITEM will be entitled to designate an individual to our board of directors, and the designee will be nominated by our board at subsequent annual meetings for as long as ITEM or its affiliates continue to hold at least 50% of the shares of our common stock held at December 31, 2015. Pursuant to a registration rights agreement between ITEM and us to be entered into upon consummation of the transaction, we will grant ITEM “piggy-back” registration rights with respect to the next registration statement we file on behalf of selling stockholders. The proceeds will be used for efforts to achieve FDA approval for LuViva, to increase manufacturing and international sales of LuViva, to enhance our intellectual property portfolio, and other related corporate purposes.

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Secured Note Offering. On September 10, 2014, we entered into a note purchase agreement with Tonaquint, Inc. (“Tonaquint”), pursuant to which we sold a secured promissory note to Tonaquint with an initial principal amount of $1,275,000, for a purchase price of $700,000 (an original issue discount of $560,000) (the “Secured Note Offering”). The note does not bear interest, and will be due six months from issuance. We may prepay the note at any time, with the following discounts applied: if we prepay the note on or before the 70th day from the date of issuance, a $420,000 reduction of the outstanding principal amount of the note will be applied, and if we prepay the note after the 70th day, but on or before the 120th day from the date of issuance, a $210,000 reduction of the outstanding principal amount of the note will be applied.

The note includes customary event of default provisions and provides a default interest rate of 18%. Upon the occurrence of an event of default, Tonaquint may require us to pay in cash the “Mandatory Default Amount,” which is defined in the note to mean 115% of the outstanding balance of the note plus accrued interest, fees and charges, after taking into account any applicable prepayment discount.

The note is secured by our current and future accounts receivable and inventory, pursuant to a security agreement entered into in connection with the note purchase agreement.

The note purchase agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. We paid to Tonaquint fees totaling $15,000 to cover Tonaquint’s expenses, which amount was included in the initial principal balance of the note.

In 2012, we received approximately $2,868,618 from the cash exercise of outstanding warrants to purchase an aggregate of 7,042,689 shares of our common stock. In 2013, we received approximately $1.4 million from the cash exercise of outstanding warrants to purchase an aggregate of 3,399,965 shares of our common stock. See Note 4 to the annual consolidated financial statements accompanying the prospectus contained in this registration statement.

The sale of securities to ITEM is being made to a non-U.S. person in an offshore offering in accordance with Regulation S under the Securities Act. The issuances of securities pursuant to the July 2012 and November 2013 warrant exchange programs described above were exempt from registration under the Securities Act in reliance upon Section 3(a)(9) of the Securities Act as exchanges with existing securities holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchanges. The remaining issuances of securities described above (as well as the issuances of common stock upon exercise of warrants received in the warrant exchange programs) were pursuant to private placements to accredited investors, and therefore were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The securities described above are restricted securities for the purpose of the Securities Act. Any certificates representing the securities bear a restrictive legend providing that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom. Except as otherwise provided above, all cash proceeds from these issuances were used in product development, working capital and other general corporate purposes.

ITEM 16. EXHIBITS

(a) Exhibits

EXHIBIT NO.	DESCRIPTION
3.1	Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q for the period ended June 30, 2014, filed August 13, 2014)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed March 23, 2012).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the amended registration statement on Form S-1/A (No. 333-22429), filed April 24, 1997).
4.2	Amended and Restated Loan Agreement by and among SpectRx, Inc., the Agent, and the Noteholders, dated March 1, 2007 (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-QSB, filed August 24, 2007).
4.3	First Amendment to the Amended and Restated Loan Agreement (incorporated by reference to Exhibit 4.2 to the quarterly report on Form 10-QSB, filed August 24, 2007).
4.4	Amendment to Amended and Restated Loan Agreement (incorporated by reference to Exhibit 4.12 to the quarterly report on Form 10-Q for the period ended June 30, 2010, filed August 12, 2010).
II-4

4.5	Form of Warrant (incorporated by reference to Annex 1 to the proxy statement on Schedule 14A, filed February 3, 2010).
4.6	Form of Warrant Agreement (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed September 14, 2010).
4.7	Form of Warrant Agreement (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed September 2, 2011).
4.8	Form of Warrant Agreement (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K/A, filed November 28, 2011).
4.9	Form of New Warrant Exchangeable for Original Warrants (incorporated by reference to Exhibit 99.5 to the tender offer statement on Schedule T-O, filed on May 30, 2012).
4.10	Form of Warrant (Tranche A) (incorporated by reference to Exhibit 10.2 to amendment no. 1 to the current report on Form 8-K, filed May 23, 2013).
4.11	Form of Warrant (Tranche B) (incorporated by reference to Exhibit 10.3 to amendment no. 1 to the current report on Form 8-K, filed May 23, 2013).
4.12	Form of New Warrant (incorporated by reference to Exhibit 99.5 to the tender offer statement on Schedule T-O, filed on October 15, 2013).
4.13	Form of InterScan Warrant (incorporated by reference to Exhibit 4.13 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014).
4.14	Senior Convertible Note (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed April 24, 2014).
4.15	Form of Warrant (Regulation S) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed September 8, 2014).
4.16	Secured Promissory Note, dated September 10, 2014 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed September 10, 2014).
4.17*	Form of Warrant
5.1*	Opinion of Jones Day regarding validity.
10.1	1995 Stock Plan and form of Stock Option Agreement thereunder (incorporated by reference to Exhibit 10.2 to the registration statement on Form S-1 (No. 333-22429) filed February 27, 1997).
10.2	2005 Amendment No. 2 to the 1995 Stock Plan, as amended (incorporated by reference to Appendix 1 to the proxy statement on Schedule 14A, filed May 10, 2005).
10.3	2010 Amendment to the 1995 Stock Plan (incorporated by reference to Exhibit 10.3 to the registration statement on Form S-8 (File No. 333-178261), filed December 1, 2011.
10.4	2012 Amendment to the 1995 Stock Plan (incorporated by reference to Annex 1 to the proxy statement on Schedule 14A, filed April 30, 2012.
10.5	Registration Rights Agreement, dated August 30, 2011 (incorporated by reference to 10.2 to the current report on Form 8-K, filed September 2, 2011).
10.6	Agreement and Release, dated August 30, 2011 (incorporated by reference to 10.2 to the current report on Form 8-K, filed September 2, 2011).
10.7	Termination Agreement Re: Spectroscopic Technology Development Collaboration (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q for the period ended March 31, 2013, filed May 16, 2013).
10.8	Securities Purchase Agreement, by and among the Company and the Purchasers named therein, dated May 21, 2013 (incorporated by reference to Exhibit 10.1 to amendment no. 1 to the current report on Form 8-K, filed May 23, 2013).
10.9	Registration Rights Agreement, by and among the Company and the Purchasers named therein, dated May 21, 2013 (incorporated by reference to Exhibit 10.4 to amendment no. 1 to the current report on Form 8-K, filed May 23, 2013).
10.10	Employment Agreement between the Company and Mark Faupel dated March 24, 2013 (incorporated by reference to Exhibit 10.10 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014).
10.11	Employment Agreement between the Company and Gene Cartwright, dated January 6, 2014 (incorporated by reference to Exhibit 10.11 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014).
10.12	Employment Agreement between the Company and Rick L. Fowler, automatically renewed on May 9, 2013 (incorporated by reference to Exhibit 10.12 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014).
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10.13	Securities Purchase Agreement, dated April 23, 2014, by and between the Company and Hanover Holdings I, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed April 24, 2014).
10.14	Registration Rights Agreement, dated April 23, 2014, by and between the Company and Hanover Holdings I, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed April 24, 2014).
10.15	Subscription Agreement, accepted September 2, 2014 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed September 8, 2014).
10.16	Form of Registration Rights Agreement, dated September 8, by and between the Company and the investor party thereto (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed September 8, 2014).
10.17	Note Purchase Agreement, dated as of September 10, 2014, by and between the Company and Tonaquint, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed September 10, 2014).
10.18	Security Agreement, dated as of September 10, 2014, by the Company and Tonaquint, Inc. (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed September 10, 2014).
10.19*	Form of Securities Purchase Agreement.
10.20*	Form of Placement Agent Agreement, by and between the Company and Olympus Securities, LLC.
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the registration statement on Form S-1 (No. 333-169755) filed October 5, 2010).
23.1*	Consent of UHY LLP.
23.2*	Consent of Jones Day (included in Exhibit 5.1).
24.1	Powers of Attorney (included at signature page).
101.1*	Interactive Data File. (1)

______________________

* Filed herewith.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on September 12, 2014.

GUIDED THERAPEUTICS, INC.

By: /s/ Gene S. Cartwright
Gene S. Cartwright

President, Chief Executive Officer and Acting
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gene S. Cartwright with full power of substitution and resubstitution, as attorney-in-fact of the undersigned, for him and in his name, place and stead, to execute and file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 any and all amendments, supplements and exhibits to this Registration Statement (including pre-effective and post-effective amendments and supplements), to execute and file any and all other applications or other documents to be filed with the Commission, such attorney to have full power to act with or without the others, and to have full power and authority to do and perform, in the name and on behalf of the undersigned, every act whatsoever necessary, advisable or appropriate to be done in the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and approving the act of said attorney and any such substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

DATE	SIGNATURE	TITLE

September 12, 2014	/s/ Gene S. Cartwright Gene S. Cartwright	President, Chief Executive Officer, Acting Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)

September 12, 2014	/s/ Michael C. James	Chairman of the Board and Director
Michael C. James

September 12, 2014	/s/ Ronald W. Hart	Vice Chairman of the Board and Director
Ronald W. Hart

September 12, 2014	/s/ John E. Imhoff	Director
John E. Imhoff

September 12, 2014	/s/ Jonathan M. Niloff	Director
Jonathan M. Niloff

September 12, 2014	/s/ Linda Rosenstock	Director
Linda Rosenstock

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EXHIBIT INDEX

Exhibit Number	Description of Exhibits
4.17	Form of Warrant
5.1	Opinion of Jones Day regarding validity.
10.19	Form of Securities Purchase Agreement.
10.20	Form of Placement Agent Agreement, by and between the Company and Olympus Securities, LLC.
23.1	Consent of UHY LLP.
23.2	Consent of Jones Day (included in Exhibit 5.1)
101.1	Interactive Data File.